   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1996

                                                      REGISTRATION NO. 333-4112
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 3 TO

                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               MICROSURGE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     3841                    04-3118465
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                                 150 A STREET,
                               NEEDHAM, MA 02194
                                (617) 444-2300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               E. JAMES HUTCHENS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               MICROSURGE, INC.
                                 150 A STREET
                       NEEDHAM, MA 02194 (617) 444-2300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  Copies to:

        DAVID E. REDLICK, ESQ.                  ROBERT ROSENMAN, ESQ.
             HALE AND DORR                     CRAVATH, SWAINE & MOORE
            60 STATE STREET                        WORLDWIDE PLAZA
      BOSTON, MASSACHUSETTS 02109                 825 EIGHTH AVENUE
            (617) 526-6000                  NEW YORK, NEW YORK 10019-7475
                                                   (212) 474-1000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                MICROSURGE, INC.

              CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
             OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1

            REGISTRATION STATEMENT
               ITEM AND CAPTION                    LOCATION IN PROSPECTUS
            ----------------------                 ----------------------
  1. Forepart of Registration Statement
      and Outside Front Cover Page of
      Prospectus........................   Outside Front Cover Page
  2. Inside Front and Outside Back Cover
      Pages of Prospectus...............   Inside Front Cover Page; Outside Back
                                            Cover Page
  3. Summary Information, Risk Factors
      and Ratio of Earnings to Fixed
      Charges...........................   Prospectus Summary; Risk Factors
  4. Use of Proceeds....................   Prospectus Summary; Use of Proceeds
  5. Determination of Offering Price....   Underwriting
  6. Dilution...........................   Dilution
  7. Selling Security Holders...........   Not Applicable
  8. Plan of Distribution...............   Outside Front Cover Page; Underwriting
  9. Description of Securities to be
      Registered........................   Description of Capital Stock
 10. Interests of Named Experts and
      Counsel...........................   Legal Matters; Experts
 11. Information With Respect to the
      Registrant:
     (a) Description of Business........   Business
     (b) Description of Property........   Business--Facilities
     (c) Legal Proceedings..............   Business--Litigation
     (d) Market Price of and Dividends
         on the Registrant's Common
         Equity and Related Stockholder
         Matters........................   Outside Front Cover Page; Dividend
                                            Policy; Principal Stockholders;
                                            Description of Capital Stock; Shares
                                            Eligible for Future Sale
     (e) Financial Statements...........   Capitalization; Financial Statements
     (f) Selected Financial Data........   Selected Financial Data
     (g) Supplementary Financial
         Information....................   Not Applicable
     (h) Management's Discussion and
         Analysis of Financial Condition
         and Results of Operations......   Management's Discussion and Analysis
                                            of Financial Condition and Results
                                            of Operations
     (i) Changes in and Disagreements
         with Accountants on Accounting
         and Financial Disclosure.......   Change in Independent Accountants
     (j) Directors, Executive Officers,
         Promoters and Control Persons..   Management--Executive Officers and
                                            Directors; Certain Transactions

              REGISTRATION STATEMENT
                 ITEM AND CAPTION                     LOCATION IN PROSPECTUS
              ----------------------                  ----------------------
     (k) Executive Compensation.............  Management--Executive Compensation
     (l) Security Ownership of Certain
         Beneficial Owners and Management...  Principal Stockholders; Certain
                                               Transactions
     (m) Certain Relationships and Related
         Transactions.......................  Certain Transactions
 12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...........................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION,

PROSPECTUS                     MAY 29, 1996

3,000,000 SHARES

[MICROSURGE LOGO APPEARS HERE]

COMMON STOCK
($.001 PAR VALUE)

The 3,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), offered hereby (the "Shares") are being offered by Microsurge, Inc. ("Microsurge" or the "Company"). Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price.

The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "MSRG."

SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                                               PRICE TO UNDERWRITING PROCEEDS TO
                                               PUBLIC   DISCOUNT     COMPANY(1)
Per Share.....................................  $          $            $
Total(2)......................................  $          $            $

- --------------------------------------------------------------------------------
(1) Before deducting expenses payable by the Company estimated at $800,000.
(2) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $   , $    and $   , respectively.
    See "Underwriting."

The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale, and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares of Common Stock will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York,
or through the facilities of The Depository Trust Company on or about       ,
1996.

SALOMON BROTHERS INC
            RAYMOND JAMES & ASSOCIATES, INC.
                                           VECTOR SECURITIES INTERNATIONAL, INC.

The date of this Prospectus is       , 1996.

     [PICTURE OF DETACHATIP MULTI-USE LAPAROSCOPIC SCISSORS APPEARS HERE]



  Microsurge designs, develops, manufactures and markets instrumentation for use in minimally invasive surgery.

                                ---------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                ---------------

  "Microsurge", "Uniforce", "VariFlo" and "Director" are registered trademarks of the Company. "BipoliGator," "CloSure," "DetachaPort," "DetachaTip," "StapleLeader" and "Tip Tracker" are trademarks of the Company with respect to which the Company has applied for federal trademark registrations. "PillowPort" and "DetachaClip" are trademarks of the Company. This Prospectus also includes the names and trademarks of companies other than Microsurge.

  Microsurge's multi-use laparoscopic instrumentation is designed to provide a lower instrumentation cost per procedure than single-use disposable instrumentation and greater convenience and more consistent performance than traditional reusable instrumentation. The Company has introduced 52 laparoscopic products since it began marketing its products in July 1993 and plans to release another seven products by the end of 1996.



[ON THE LEFT SIDE OF THE PAGE UNDER THE CAPTION "1993", A PICTURE OF DETACHATIP MULTI-USE LAPAROSCOPIC INSTRUMENTS APPEARS; ON THE RIGHT SIDE OF THE PAGE UNDER THE CAPTION "1994-1995", A PICTURE OF THE DETACHATIP TRAY SYSTEM APPEARS]

[ON THE LEFT SIDE OF THE PAGE UNDER THE CAPTION "1996", A PICTURE OF A DETACHAPORT MULTI-USE TROCAR APPEARS; ON THE RIGHT SIDE OF THE PAGE UNDER THE CAPTION "UNDER DEVELOPMENT", A PICTURE OF A PROTOTYPE OF THE DETACHACLIP MULTI-USE CLIP APPLIER APPEARS]




  The DetachaClip product candidate has not received marketing clearance from the FDA. The process of obtaining marketing clearance can be lengthy and there can be no assurance that marketing clearance will be received.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors." Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and reflects (i) a 0.644-for-1 reverse stock split of the Common Stock of the Company declared in April 1996 and to be effected prior to the effective date of the Registration Statement of which this Prospectus is a part, (ii) the conversion of all outstanding shares of the Company's Redeemable Convertible Preferred Stock into an aggregate of 5,525,860 shares of Common Stock at the closing of this offering and (iii) the conversion of the outstanding principal amount of and accrued interest on the Company's Convertible Subordinated Notes due August 28, 1997 (the "1996 Notes") issued in the aggregate principal amount of $2,334,414 into an aggregate of 333,989 shares of Common Stock at the closing of this offering (assuming an initial public offering price of $12.00 per share and a closing date of July 1, 1996).

                                  THE COMPANY

  Microsurge designs, develops, manufactures and markets surgical instrumentation for use in minimally invasive surgery. The Company is currently developing families of surgical instrumentation for use in minimally invasive abdominal procedures, referred to as laparoscopy, and minimally invasive thoracic procedures, referred to as thoracoscopy. Microsurge's laparoscopic instrumentation is based on a novel "multi-use" design concept which seeks to address the shortcomings of, and provide an alternative to, currently available single-use disposable and traditional reusable laparoscopic instrumentation. The Company's thoracoscopic instrumentation is being developed to address a market need for a family of products specifically designed for thoracoscopic surgery. The Company began marketing its laparoscopic products in July 1993 and plans to release its first thoracoscopic products in the second half of 1996. The Company is also exploring the applicability of its product designs and technologies to other areas of minimally invasive surgery, such as cardiac and colorectal surgery.

  Minimally invasive surgical procedures are performed through strategically placed punctures in a patient's body without the major incisions used in traditional open surgery. Minimally invasive surgical procedures generally offer a range of clinical and healthcare cost containment benefits in comparison with traditional open surgery, including reduced patient trauma, decreased scarring, reduced risk of infection, shortened post-operative hospitalization and more rapid recovery times. These benefits have resulted in a growing preference among patients, surgeons and healthcare payors for minimally invasive procedures over traditional open surgery. From 1990 to 1995, the number of laparoscopic procedures performed annually in the United States increased from approximately 84,000 to more than an estimated 2,400,000 and the number of thoracoscopic procedures performed annually in the United States increased from fewer than 1,000 to over an estimated 92,000.

  Laparoscopy was initially performed using traditional stainless steel instrumentation designed to be sterilized and reused many times. The principal benefit of traditional reusable instrumentation is that its reusable nature reduces the instrumentation cost per procedure. However, this instrumentation is often difficult to clean and needs to be repaired periodically in order to continue to be used effectively. In addition, after a number of repairs, the precision of traditional reusable instrumentation permanently degrades. In response to these shortcomings, surgical instrumentation manufacturers introduced single-use disposable laparoscopic instrumentation in 1989. These manufacturers facilitated the market acceptance of single-use disposable products by offering surgeons training programs focusing on the use of this new instrumentation. Although disposable laparoscopic instrumentation has less precision than traditional reusable instrumentation it was widely accepted because it did not need to be cleaned or repaired. However, the managed care cost containment pressures of the 1990s have caused healthcare providers to reevaluate the use of single-use disposable laparoscopic instrumentation because of its high cost per surgical procedure.

  To address the shortcomings of single-use disposable and traditional reusable laparoscopic instrumentation, Microsurge is developing a family of "multi-use" laparoscopic surgical instrumentation. Multi-use laparoscopic instrumentation is designed to provide a lower instrumentation cost per procedure than single-use disposable instrumentation and greater convenience and more consistent performance than traditional reusable instrumentation. The Company's multi-use laparoscopic instrumentation is designed to be easily cleaned and used multiple times. Most of this instrumentation is comprised of two components. One component, generally a handle, is designed to be used many, often hundreds of, times. The other component, generally a tip configuration, is designed to be used one or more times. When the performance of any component deteriorates, it is discarded and replaced by a new component, eliminating the need for repairs.

  Microsurge's principal laparoscopic products include its line of DetachaTip multi-use hand-held scissors, graspers and dissectors and DetachaPort multi-use trocars. The Company is also developing a DetachaClip multi-use laparoscopic clip applier for use in ligating vessels and ducts. The Company began marketing its laparoscopic products in July 1993 and has since introduced 52 products to the laparoscopic instrumentation market. The Company plans to release seven additional laparoscopic products by the end of 1996. The Company believes that its multi-use laparoscopic instrumentation addresses the requirements of today's managed care environment due to the cost benefits of this instrumentation and its precision, quality and feel.

  In contrast with laparoscopy, thoracoscopy is a relatively new surgical approach. Surgical instrumentation manufacturers are not yet offering broad lines of instrumentation specifically designed for use in thoracoscopy. To address this need, the Company is developing a family of surgical instrumentation for use in thoracoscopic surgery, including DetachaTip multi-use scissors, a line of dilators and trocars to gain access to the chest cavity, a novel plication device and an array of accessories. The Company has 16 thoracoscopic products under development and expects to release eight of these products in the second half of 1996. The Company believes that the availability of surgical instrumentation and training programs specifically designed for thoracoscopic surgery may significantly increase the use of thoracoscopy.

  The Company's objective is to achieve a significant presence in the minimally invasive surgical instrumentation market by developing and marketing families of innovative surgical instrumentation. The Company believes that the development of targeted, cost-effective instrumentation will play an important role in the growth of minimally-invasive surgical procedures. In pursuit of the Company's obejective Microsurge has recruited a direct sales force to market the Company's products in the United States. As the Company expands its product offerings, it plans to significantly increase its domestic direct sales force. Through March 31, 1996, the Company had sold its laparoscopic products to over 650 customers in the United States. The Company also markets its products in 18 foreign countries through 14 international distributors and is in the process of expanding its international distributor network.

  The Company was organized as a Delaware corporation in 1991. The Company's principal office is located at 150 A Street, Needham, MA 02194 and its telephone number is (617) 444-2300.

                                  THE OFFERING

Common Stock offered by the Company.... 3,000,000 shares
Common Stock to be outstanding after
 the offering.......................... 9,265,323 shares(1)
Use of proceeds........................ To fund sales and marketing activities and research and product development,
                                        to pay a license fee, to repay bank
                                        debt and for general corporate
                                        purposes.
Proposed Nasdaq National Market sym-
 bol................................... MSRG

- --------

(1) Reflects (i) the conversion of all outstanding shares of Redeemable Convertible Preferred Stock into an aggregate of 5,525,860 shares of Common Stock at the closing of this offering and (ii) the conversion of the outstanding principal amount of and accrued interest on the 1996 Notes into an aggregate of 333,989 shares of Common Stock at the closing of this offering (assuming an initial public offering price of $12.00 per share and a closing date of July 1, 1996). Does not include 892,450 shares reserved for issuance upon the exercise of outstanding options and warrants (excluding the warrants to purchase shares of Common Stock issued in connection with the sale and issuance of the 1996 Notes (the "1996 Warrants") as of March 31, 1996 at a weighted average exercise price of $1.44 per share, 274,694 shares reserved for issuance upon the exercise of outstanding options granted in May 1996 at an exercise price equal to the initial public offering price (the "May 1996 Options") and 105,035 shares reserved for issuance upon the exercise of the outstanding 1996 Warrants at an exercise price equal to the public offering price (assuming an initial public offering price of $12.00 per share). See "Dilution," "Capitalization," "Certain Transactions" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA


                                                                           THREE
                                                                        MONTHS ENDED
                                YEARS ENDED DECEMBER 31,                  MARCH 31,
                         -------------------------------------------  ----------------
                         1991(1)   1992     1993     1994     1995     1995     1996
                         -------  -------  -------  -------  -------  -------  -------
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
 Product sales.......... $   --   $    --  $   101  $ 1,548  $ 3,797  $   687  $ 1,173
 Cost of goods sold.....     --        --       53    1,042    2,370      428      724
 Operating expenses
  Research and
   development..........    466     1,313    1,939    2,010    1,913      399      496
  Selling, general and
   administrative.......    473     1,372    1,759    3,312    5,912    1,187    1,437
                         ------   -------  -------  -------  -------  -------  -------
    Total operating
     expenses...........    939     2,685    3,698    5,322    7,825    1,586    1,933
                         ------   -------  -------  -------  -------  -------  -------
 Interest and other
  (income) expense......    (12)      (15)    (194)    (139)     (67)     (19)      12
                         ------   -------  -------  -------  -------  -------  -------
 Net loss............... $ (927)  $(2,670) $(3,456) $(4,677) $(6,331) $(1,308) $(1,496)
                         ======   =======  =======  =======  =======  =======  =======
 Pro forma net loss per
  share(2)..............                                     $ (1.02)          $ (0.24)
                                                             =======           =======
 Pro forma weighted
  average common and
  common equivalent
  shares
  outstanding(2)........                                       6,194             6,213
                                                             =======           =======

                                                        MARCH 31, 1996
                                                -------------------------------
                                                                     PRO FORMA
                                                             PRO        AS
                                                  ACTUAL   FORMA(3) ADJUSTED(4)
                                                ---------- -------- -----------
                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash, cash equivalents and marketable securi-
  ties.........................................  $  2,403   $2,403    $35,083
 Working capital...............................     2,672    2,672     35,352
 Total assets..................................     5,520    5,520     38,200
 Long-term debt, net of current portion........     2,412      136        136
 Redeemable convertible preferred stock........    25,875       --         --
 Total stockholders' equity (deficit)..........   (24,262)   3,889     36,569

- --------
(1) For the period February 27, 1991 (date of inception) to December 31, 1991.
(2) See Note 2 to Financial Statements for information concerning the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.
(3) Presented on a pro forma basis to give effect to (a) the conversion of all outstanding shares of Redeemable Convertible Preferred Stock into an aggregate of 5,525,860 shares of Common Stock at the closing of this offering and (b) the conversion of the outstanding principal amount of and accrued interest on the 1996 Notes into an aggregate of 333,989 shares of Common Stock at the closing of this offering (assuming an initial public offering price of $12.00 per share and a closing date of July 1, 1996).
(4) Adjusted to give effect to the sale of the 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and the application of net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information contained in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES AND POSSIBLE FUTURE LOSSES; FLUCTUATIONS IN OPERATING RESULTS


  The Company has a limited operating history upon which an evaluation of its prospects can be made. Microsurge was founded in 1991 and has had limited sales to date. Since 1991, the Company has engaged primarily in researching, developing, testing, obtaining regulatory clearances and developing manufacturing capabilities for its products. The Company first began marketing and selling its products in the second half of 1993. The Company's prospects should be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the evolving, heavily-regulated medical instrumentation industry.

  The Company has experienced net losses since its inception, including net losses for the fiscal years ended December 31, 1994 and December 31, 1995 and the first quarter of 1996 of $4,676,891, $6,330,841 and $1,496,385, respectively. At March 31, 1996, the Company had an accumulated deficit of $24,262,790. The Company expects to incur substantial and increasing sales and marketing, research and product development, manufacturing and other expenses in the future, particularly as it expands its product offerings for use in laparoscopic surgery and introduces its thoracoscopic surgery products. There can be no assurance that the Company will ever generate substantial revenues or achieve profitability. Results of operations may fluctuate significantly from quarter to quarter and will depend upon numerous factors, including the availability of third party reimbursement, the timing of regulatory actions, progress of product development, the extent to which the Company's products gain market acceptance, varying pricing promotions and volume discounts to customers, marketing and manufacturing costs and competition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Collaboration and License Agreements."

RAPID TECHNOLOGICAL CHANGE, OBSOLESCENCE AND COMPETITION

  The medical instrumentation market is characterized by intensive development efforts and rapidly advancing technology. The future success of the Company will depend, in large part, upon its ability to anticipate and keep pace with advancing technology and competitive innovations. However, there can be no assurance that the Company will be successful in identifying, developing and marketing new products or enhancing its existing products. In addition, there can be no assurance that new products or alternative medical procedures will not be developed that will render the Company's current or planned products obsolete or inferior. Rapid technological development by competitors may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products.

  Competition in the market for minimally invasive surgical instrumentation is intense. The Company competes with numerous medical device companies, including United States Surgical Corporation ("U.S. Surgical") and Ethicon EndoSurgery, Inc. ("Ethicon EndoSurgery"), a subsidiary of Johnson & Johnson. U.S. Surgical and Ethicon EndoSurgery offer lines of single-use disposable instrumentation for laparoscopic surgery and other types of minimally invasive procedures that have achieved significant market penetration. In addition, many competitors of the Company offer traditional reusable surgical instrumentation that is used by surgeons to perform many of the minimally invasive surgical procedures for which the Company either is offering or is developing products. Many of the Company's competitors and potential competitors have substantially greater capital resources, name recognition, research and development experience and regulatory, manufacturing and marketing capabilities. Many of these competitors offer well established, broad product lines and ancillary services not offered by the Company. Moreover, earlier entrants in the market often obtain and maintain significant market share relative to later entrants such as the Company. Some of the Company's competitors have long-term or preferential supply arrangements with hospitals that may act as a barrier to market entry. Other large healthcare companies may enter the minimally invasive surgical product market in the future. Competing companies may succeed in developing products that are more efficacious or less costly than any that may be developed by Microsurge, and such companies also may be more successful than Microsurge in producing and marketing such products or their existing products. Competing companies may also introduce competitive pricing pressures that may adversely affect the Company's sales levels and margins. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. Additionally, the medical conditions that can be treated by procedures using the Company's medical instruments also may be treated using a variety of other procedures, alternative therapies or other medical instruments. See "Business-- Competition."

UNCERTAINTY OF MARKET ACCEPTANCE

  Market acceptance of the Company's products will be determined in large part by the Company's ability to demonstrate the surgical advantages, safety and efficacy, cost effectiveness and performance features of such products. The Company believes that use and acceptance by influential physicians will be essential for market acceptance of certain of its products, and there can be no assurance that its products will be used or accepted. In addition, broad use of certain of the Company's products, including its thoracoscopic surgical products, is expected to require the training of surgeons and other operating room staff, which may be expensive and result in delays in market acceptance. Failure to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY RELATING TO THIRD PARTY REIMBURSEMENT

  The Company's ability to successfully market its products is likely to depend in part on the extent to which reimbursement for the cost of such products and the procedures in which such products are used will be available from government third party payors (including the Medicare and Medicaid programs), government health administration authorities, private health insurers and other organizations. These third party payors may deny coverage if they determine that a procedure was not reasonable or necessary as determined by the payor, was experimental or was used for an unapproved indication. In addition, certain healthcare providers are moving towards a managed care system in which such providers contract to provide comprehensive healthcare for a fixed cost per person, irrespective of the amount of care actually provided. Such providers, in an effort to control healthcare costs are increasingly challenging the prices charged for medical products and services, and in some instances, have pressured medical suppliers to lower their prices. The Company is unable to predict what changes will be made in the reimbursement methods utilized by third party healthcare payors. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private healthcare payors, particularly to the extent any such changes affect reimbursement for procedures in which the Company's products are used. The Company is currently developing a product that may be used in lung volume reduction procedures. As of January 1, 1996, the Health Care Financing Administration of the United States Department of Health and Human Services ("HCFA") announced that these procedures will not be covered by Medicare or Medicaid because HCFA has determined that there is insufficient medical evidence available at this time on which to base a determination that this procedure is safe and effective. If coverage and adequate reimbursement levels are not provided by government or third party payors for uses of the Company's technologies or products, the Company's business, financial position and ability to market its technologies or products will be adversely affected.

  Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored healthcare and private insurance. To the extent that any of the Company's products are not entitled to reimbursement in an international market, market acceptance of such products in such international market would be adversely affected. See "Business--Third Party Reimbursement."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  The Company's future capital requirements will depend on many factors, including sales of its existing products, continued progress in, and the magnitude of, its research and product development programs, time and costs involved in obtaining regulatory approvals, costs involved in filing, prosecuting, enforcing and defending patent claims, competing technological and market developments and the costs and success of commercialization activities and arrangements.

  Based upon its current operating plan, the Company believes that its existing capital resources and lines of credit, the proceeds of this offering and interest earned thereon and internally generated funds, will be adequate to satisfy its capital requirements through the end of 1997. The Company anticipates that it may be required to raise substantial additional funds, through means including public or private financings. No assurance can be given that additional financing will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to the then existing stockholders will result. Additionally, the terms of the financing may adversely affect the holdings or the rights of the then existing stockholders. If adequate funds are not available on acceptable terms, the Company may be required to significantly curtail its sales and marketing activities or one or more of its research or product development programs, or obtain funds through arrangements with others that may require the Company to relinquish rights to certain of its technologies, product candidates or products which the Company would otherwise pursue on its own. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

GOVERNMENT REGULATION

  The Company's products, product development activities and manufacturing processes are subject to extensive and rigorous regulation by the U.S. Food and Drug Administration ("FDA") and comparable agencies in foreign countries. In the United States, the FDA regulates the commercial introduction of medical devices as well as the manufacturing, labeling and recordkeeping procedures for such products. In order for the Company to market its products for clinical use in the United States, the Company must typically obtain from the FDA concurrence with a 510(k) pre-market notification or approval of a more extensive submission known as pre-market approval ("PMA"). However, recent changes in the FDA regulations regarding medical devices permit the marketing of certain specified medical devices under an exemption from 510(k) pre-market notification and PMA requirements. The process of obtaining marketing clearance for new medical devices from the FDA can be costly and time consuming, and there can be no assurance that such clearance will be granted for the Company's future products on a timely basis, if at all, or that FDA review will not involve delays that will adversely affect the Company's ability to commercialize additional products or expand permitted uses of existing products.

  Even if regulatory clearance to market a device is obtained from the FDA, this clearance may entail limitations on the indicated uses of the device. Marketing clearance can also be withdrawn by the FDA due to the failure to comply with regulatory standards or the occurrence of unforeseen problems following initial clearance. The Company may be required to make further filings with the FDA under certain circumstances such as the addition of product claims. The FDA could also limit or prevent the manufacture or distribution of the Company's products and has the power to require the recall of such products. The Company has made modifications to its cleared devices which the

Company believes do not require submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations and would not require the Company to submit new 510(k) notices for any of the changes made to the devices.

  All of the products currently marketed by the Company have received marketing clearance from the FDA pursuant to 510(k) pre-market notifications filed by the Company or are exempt from 510(k) pre-market notification requirements. A 510(k) pre-market notification requires the manufacturer of a medical device to establish that the device is "substantially equivalent" to medical devices legally marketed in the United States. In order for a medical device to be exempt from 510(k) pre-market notification requirements, the manufacturer of such medical device must establish much of the same facts as it would need to establish to obtain marketing clearance pursuant to 510(k) pre-market notification, but does not need formal FDA concurrence prior to the marketing of such device. In all other respects, medical devices that are exempt from pre-market notification requirements are regulated identically to devices that are subject to such requirements. For future products, there can be no assurance that the FDA will concur in the Company's 510(k) request for clearance or with the Company's determination that a product is exempt from 510(k) pre-market notification, or that the FDA will not require the Company to file PMA applications. The process of obtaining a PMA can be expensive, uncertain and lengthy, frequently requiring anywhere from two to several years from the date of submission, if approval is obtained at all. Significant delay or cost in obtaining, or failure to obtain FDA clearance to market products, or any FDA limitations on the use of the Company's products, could have a material adverse effect on the business, financial condition and results of operations of the Company.

  In addition, all of the products manufactured by the Company and its contract manufacturers must be manufactured in compliance with the FDA's Good Manufacturing Practices ("GMP"). Ongoing compliance with GMP and other applicable regulatory requirements is monitored through periodic inspection by state and federal agencies, including the FDA. The FDA may inspect the Company and its facilities from time to time to determine whether the Company is in compliance with regulations relating to medical device manufacturing companies, including regulations concerning manufacturing, testing, quality control and product labeling practices.

  FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company. In addition, changes in the existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of the Company's products.

  Failure to comply with applicable regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of approvals and criminal prosecution.

  A portion of the Company's revenue is dependent upon sales of its products outside the United States. Foreign regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. After June 1998, medical devices may not be sold in EU countries unless they display the CE mark. There can be no assurance that the Company will be able to obtain CE mark certification for its products. The inability or failure of the Company or its international distributors to comply with varying foreign regulations or the imposition of new regulations could restrict or, in certain countries, result in the prohibition of the sale of the Company's products internationally and thereby adversely affect the Company's business, financial condition and results of operations.

  In addition, the ability of the Company to market its products may be adversely affected by the extent and difficulty of compliance by end users with federal and state environmental regulations governing the disposal of the Company's products. See "Business--Government Regulation."

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS; LICENSE OBLIGATIONS

  The Company's success will depend in part on its ability to develop patentable products, enforce its patents and obtain patent protection for its products both in the United States and in other countries. However, the patent positions of medical device companies, including Microsurge, are generally uncertain and involve complex legal and factual questions. No assurance can be given that patents will issue from any patent applications owned by or licensed to Microsurge or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company also relies on unpatented trade secrets to protect its proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent techniques or otherwise gain access to the Company's proprietary technology or disclose such technology or that the Company can ultimately protect meaningful rights to such unpatented proprietary technology.

  The commercial success of the Company will also depend in part on its neither infringing patents issued to others nor breaching the licenses upon which the Company's products might be based. In order to rapidly bring new products to market and to respond to the requirements of the minimally invasive surgical community, the Company has licensed significant technology and patents from third parties, including patents and technology relating to its thoracoscopic surgery product candidates licensed from Dr. David Sugarbaker and Brigham & Women's Hospital ("BWH") and technology and patents relating to its DetachaPort multi-use trocar products licensed from Endoscopic Concepts, Inc. ("ECI"). The Company's licenses of patents and patent applications impose various commercialization, sublicensing, insurance, royalty and other obligations on the Company. Failure of the Company to comply with these requirements could result in conversion of the licenses from being exclusive to nonexclusive in nature or termination of the licenses.

  The Company is aware of patents belonging to its competitors and assumes that these competitors have patent applications pending which are not yet public. These patents and patent applications may require the Company to alter its products or processes, pay licensing fees or cease certain activities. There can be no assurance that the Company will be able successfully to obtain a license to any technology that it may require or that, if obtainable, such technology can be licensed at a reasonable cost or on an exclusive basis. Failure by the Company to obtain a license to any technology that it may require to commercialize its products could have a material adverse effect on the Company. See "Business--Collaboration and License Agreements" and "-- Patents, Trade Secrets and Proprietary Rights".

  The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would likely result in substantial cost to the Company, may be necessary to enforce any patents issued or licensed to the Company and/or to determine the scope and validity of others' proprietary rights. In particular, competitors of the Company and other third parties hold issued patents and are assumed by the Company to hold pending patent applications which may result in claims of infringement against the Company or other patent litigation. The Company also may have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to the Company, to determine the priority of inventions. Furthermore, the Company may have to participate at substantial cost in International Trade Commission proceedings to abate importation of products which would compete unfairly with products of the Company.

  The Company relies on confidentiality agreements with its collaborators, employees, advisors, vendors and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company. See "Business--Collaboration and License Agreements" and "--Patents, Trade Secrets and Proprietary Rights."

  The licenses of patents and patent applications to which the Company is currently a party and the licenses into which the Company may enter in the future do and may impose royalty obligations on the Company. Because such royalty obligations are typically based on net sales of a product and not the margins earned on product sales, in order to maintain satisfactory margins the Company may be required to price the product at a competitively disadvantageous price or to cease manufacturing and selling the product altogether. In addition, under certain of its license arrangements, the Company is required to prepay royalties to the licensor, which royalties, depending on sales levels achieved, may never be earned.

LIMITED SALES AND MARKETING CAPABILITY; DEPENDENCE ON INTERNATIONAL
DISTRIBUTORS

  The Company currently markets its products in the United States through its own direct sales force and through the efforts of independent sales organizations. The Company plans to expand its domestic direct sales force and reduce its reliance on independent sales organizations. Significant additional expenditures, management resources and time will be required for the Company to expand its domestic direct sales force. There can be no assurance that the Company will be able to expand its domestic direct sales force or that its marketing efforts will be successful in gaining market acceptance of its products. See "Business--Sales and Marketing."

  The Company currently markets its products internationally through independent distributors. The majority of these distributors are not parties to written distribution agreements with the Company and thus have no obligation to continue distributing the Company's products. The Company's distributors may also distribute competing products under certain circumstances. The loss of a significant international distributor could have a material adverse effect on the Company's business if a new distributor, sales representative or other suitable sales organization cannot be found on a timely basis in the relevant geographic market. To the extent that it relies on sales in certain territories through distributors, any revenues the Company receives in those territories will depend upon the efforts of its distributors. There can be no assurance that a distributor will market the Company's products successfully or that the terms of its distribution arrangements will be favorable to the Company.

LIMITED MANUFACTURING EXPERIENCE; SCALE-UP RISK; DEPENDENCE ON THIRD PARTY MANUFACTURERS

  For the Company to commercialize its products successfully, it must manufacture or assemble, either by itself or through third parties, the products it developed in accordance with FDA, GMP and, by 1998, ISO 9001/EN 46001 requirements, in commercial quantities, at high quality levels and at commercially reasonable costs. The Company has limited experience in manufacturing and assembling to date. The Company has only recently produced certain of its products in commercial quantities at commercially reasonable costs, and there can be no assurance that it will be able to do so consistently for the Company's existing or future products. In addition, to the extent the Company cannot manufacture certain of its products and is unable to obtain contract manufacturing or sterilizing services on commercially reasonable terms, it may not be able to commercialize its products as planned. Where third party arrangements are established, the Company will depend upon such third parties to perform their obligations on a timely basis.

  The Company currently manufactures its DetachaTip multi-use instruments at its facilities in Needham, Massachusetts. This manufacturing activity consists principally of the assembly, inspection, testing and packaging of products from components supplied by third parties. The Company contracts with third parties for the manufacture of all its other products. To date, the Company has typically arranged for third party manufacturing services on a purchase order basis, and there can be no assurance that such third party manufacturers will continue to provide manufacturing services to the Company. If sales of the Company's products increase significantly, the Company or third party manufacturers may encounter difficulties in scaling up production of the Company's products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. Difficulties in manufacturing scale-up could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON KEY SUPPLIERS

  Certain components required for the Company's products currently are obtained from a single source. Moreover, substitute components may not be immediately available in quantities needed by the Company. Delays associated with any future component shortages, particularly as the Company scales up its manufacturing activities in support of commercial sales, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's inability to obtain alternative suppliers or a sufficient quantity of single source components on favorable terms could materially adversely affect the Company's business, financial condition and results of operations. See "Business--Manufacturing."

PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE

  The manufacture and sale of medical instrumentation entail significant risk of product liability claims in the event that the use of such instrumentation is alleged to have resulted in adverse effects on a patient. There can be no assurance that the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the sale of its products. In addition, the Company may require, or desire to obtain, increased product liability coverage in the future. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, it is possible that adverse product liability actions could negatively affect the Company's ability to obtain and maintain regulatory approval for its products. See "Business--Product Liability and Insurance."

UNCERTAINTY OF HEALTHCARE REFORM MEASURES

  Federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of reforms to the healthcare systems in the United States and abroad. The Company cannot predict what healthcare reform legislation, if any, will be enacted in the United States or elsewhere. Significant changes in the healthcare system in the United States or elsewhere are likely to have a substantial impact over time on the manner in which the Company conducts its business. Such changes could have a material adverse effect on the Company. The existence of pending healthcare reform proposals could also have a material adverse effect on the Company's ability to raise capital. See "Business--Government Regulation."

ATTRACTION AND RETENTION OF AND DEPENDENCE ON KEY MANAGEMENT PERSONNEL AND CONSULTANTS

  The Company is highly dependent on its principal management, marketing and technical personnel, the loss of whose services could have a material adverse effect on the Company. Recruiting and retaining such personnel in the future will be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain qualified personnel on acceptable terms given the competition for such qualified personnel.

  In addition, the Company depends on third party consultants, collaborators and contractors in connection with its product development, testing and manufacturing activities. In particular, the Company is collaborating with Dr. David Sugarbaker in the development of thoracoscopic procedures and instrumentation. The discontinuation of the Company's collaborative relationship with

Dr. Sugarbaker or other consultants, collaborators or contractors, or the Company's failure to establish future relationships with highly qualified consultants, collaborators or contractors, could have a material adverse effect on the Company.

NO PUBLIC MARKET; POSSIBLE VOLATILITY OF SHARE PRICE; DILUTION

  Prior to this offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined by negotiations among the Company and the representatives of the Underwriters based upon several factors and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Company's Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's operating results, announcements of technological innovations or new commercial products by the Company or its competitors, governmental regulation, developments in patent or other proprietary rights and public concern regarding the safety, effectiveness or other implications of the products being developed by the Company. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many medical instrument companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

  Purchasers of shares of Common Stock in this offering will experience an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. Additional dilution is likely to occur upon the exercise of outstanding warrants and stock options. See "Dilution."

CONTROL BY DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

  Upon completion of this offering, the Company's directors, executive officers and principal stockholders, and their affiliates, will beneficially own approximately 58.2% of the Company's outstanding Common Stock (approximately 55.6% if the Underwriters exercise their over-allotment option in full). As a result, these stockholders, if acting together, will have the ability to influence the outcome of corporate actions requiring stockholder approval, including actions to control the election of directors and the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of the Company's assets, irrespective of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE OF
SHARES

  Sales of substantial amounts of Common Stock in the public market following the offering could have a material adverse effect on the market price of the Common Stock. The 3,000,000 shares of Common Stock offered by the Company (and any shares sold pursuant to the exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction. An additional 13,041 shares of Common Stock, which are not subject to lock-up agreements with the Underwriters or the Company, will be eligible for sale in the public market upon the date of this Prospectus in reliance on Rule 144(k) under the Securities Act of 1933. Beginning approximately 90 days after the date of this Prospectus approximately 126,015 additional shares of Common Stock (including approximately 55,025 shares covered by options exercisable within the 90-day period following the date of this Prospectus) will become eligible for immediate resale in the public market, subject to compliance as to certain of such shares with applicable provisions of Rules 144 and 701. Beginning 180 days after the date of this Prospectus, 5,623,793 additional shares of Common Stock (including 383,517 shares of Common Stock issuable upon exercise of vested stock options) will become eligible for sale upon expiration of lock-up agreements between certain stockholders and the Underwriters or the Company subject to compliance with Rule 144. Additionally, stockholders of the Company owning an aggregate of approximately 6,476,909 shares of Common Stock (assuming an initial public offering price of $12.00 per share), including shares of Common Stock that may be acquired upon the exercise of outstanding warrants, all of which are subject to the 180-day lock-up agreements, have the right to demand registration under the Securities Act of their shares of Common Stock and have the right to have their shares of Common Stock included in future registered public offerings of securities by the Company. No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Sales of significant amounts of the Common Stock of the Company in the public market could adversely affect the market price of the Company's Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Description of Capital Stock--Common Stock," "Shares Eligible for Future Sale" and "Underwriting."

ANTITAKEOVER PROVISIONS

  The Company's Restated Certificate of Incorporation as in effect upon the closing of this offering will require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and will require reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the President of the Company or by the Board of Directors. The Restated Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. In addition, the Board of Directors will have the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. These provisions, other provisions of the Restated Certificate of Incorporation and provisions in certain of the Company's stock options which provide for acceleration of exercisability upon a change in control of the Company, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock--Preferred Stock" and "--Delaware Law and Certain Charter and By-Law Provisions."

ABSENCE OF DIVIDENDS

  The Company has not paid any dividends on the Common Stock since its inception and does not anticipate paying any dividends in the future. Declaration of dividends on the Common Stock will depend upon, among other things, future earnings, if any, the operating and financial condition of the Company, its capital requirements and general business conditions. The Company is currently prohibited from paying dividends under its credit facility with a commercial bank (the "Bank Credit Facility"). See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby are estimated to be $32,680,000 ($37,702,000 if the Underwriters' exercise their over-allotment option in full), assuming an initial public offering price of $12.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company.

  The Company estimates that approximately $14,000,000 of the net proceeds of this offering will be used to fund sales and marketing activities, including the expansion of the Company's domestic direct sales force and sponsorship of surgeon and operating room staff training programs for the Company's thoracoscopic instrumentation; approximately $8,000,000 will be used to fund increased research and product development activities; $750,000 will be used to make a payment due under the Company's DetachaPort multi-use trocar license with ECI; and approximately $150,000 will be used to repay bank debt. The Company will use the balance of the net proceeds for working capital and general corporate purposes. Pending application of the proceeds of this offering as described above, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

  The amount and timing of expenditures may vary significantly depending upon numerous factors, including the success of the Company's currently marketed products, the progress of the Company's research and product development programs, market acceptance of the Company's current and future products, the timing and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, enforcing and defending patent claims, manufacturing and marketing costs and the status of competitive products.

  Based upon its current operating plan, the Company believes that its existing capital resources and lines of credit, the proceeds of this offering and interest earned thereon and internally generated funds, will be adequate to satisfy its capital requirements as described above through the end of 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings for use in its business and therefore does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. The Company is currently prohibited from paying dividends under the Bank Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth as of March 31, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company as described in Note (1) below and (iii) the pro forma capitalization of the Company as adjusted to reflect the issuance and sale of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 share and the application of the net proceeds therefrom, after deducting the underwriting discount and estimated offering expenses. This table should be read in conjunction with the Company's Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                     MARCH 31, 1996
                                           -----------------------------------
                                                                    PRO FORMA
                                            ACTUAL   PRO FORMA (1) AS ADJUSTED
                                           --------  ------------- -----------
                                           (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term debt, net of current portion.... $  2,412    $    136     $    136
Redeemable convertible preferred stock,
 $.001 par value; 12,000,000 shares
 authorized; 8,580,587 shares issued and
 outstanding; no shares authorized or
 outstanding, pro forma and pro forma as
 adjusted(1)..............................   25,875         --           --
Stockholders' equity:
  Preferred Stock, $.001 par value;
   5,000,000 shares authorized and
   unissued...............................      --          --           --
  Common Stock, $.001 par value;
   50,000,000 shares authorized; 405,474
   shares issued and outstanding;
   6,265,323 shares issued and
   outstanding, pro forma; 9,265,323
   shares issued and outstanding, pro
   forma as adjusted(1)(2)................      --            6            9
Additional paid-in capital................      --       28,213       60,890
Accumulated deficit.......................  (24,262)    (24,330)     (24,330)
                                           --------    --------     --------
    Total stockholders' equity (deficit)..  (24,262)      3,889       36,569
                                           --------    --------     --------
Total capitalization...................... $  4,025    $  4,025     $ 36,705
                                           ========    ========     ========

- --------
(1) Presented on a pro forma basis to give effect to (a) the conversion of all outstanding shares of Redeemable Convertible Preferred Stock into an aggregate of 5,525,860 shares of Common Stock at the closing of this offering and (b) the conversion of the outstanding principal amount of and accrued interest on the Company's 1996 Notes into an aggregate of 333,989 shares of Common Stock at the closing of this offering (assuming an initial public offering price of $12.00 per share and a closing date of July 1, 1996).

(2) Does not include 892,450 shares of Common Stock reserved for issuance upon exercise of outstanding options and warrants other than the 1996 Warrants as of March 31, 1996, 274,694 shares reserved for issuance upon exercise of the May 1996 Options and 105,035 shares of Common Stock reserved for issuance upon exercise of the 1996 Warrants (assuming an initial public offering price of $12.00 per share). See Notes 8 and 11 to Financial Statements.

                                   DILUTION

  The Company's net tangible book value as of March 31, 1996, on a pro forma basis to reflect (a) the conversion of all outstanding shares of the Company's Redeemable Convertible Preferred Stock into an aggregate of 5,525,860 shares of Common Stock at the closing of this offering and (b) the conversion of the outstanding principal amount of and accrued interest on the Company's 1996 Notes into an aggregate of 333,989 shares of Common Stock at the closing of this offering (assuming an initial public offering price of $12.00 per share and a closing date of July 1, 1996), was $3,622,718 or $0.58 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's pro forma total tangible assets, reduced by the amount of the Company's pro forma total liabilities, divided by the pro forma number of shares of Common Stock outstanding. After giving effect to the Company's receipt of the estimated net proceeds from the sale by the Company of 3,000,000 shares of Common Stock in this offering at an assumed initial public offering price of $12.00 per share and after deducting the underwriting discount and estimated offering expenses, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $36,302,718 or $3.92 per share. This represents an immediate increase in the net tangible book value of $3.34 per share to the holders of Common Stock and an immediate dilution in the pro forma net tangible book value of $8.08 per share to new investors purchasing Common Stock in this offering. The following table illustrates such per share dilution to new investors:

Assumed initial public offering price per share....................      $12.00
  Pro forma net tangible book value per share as of March 31,
   1996............................................................ 0.58
  Increase per share attributable to new investors................. 3.34
                                                                    ----
Pro forma net tangible book value per share after this offering....        3.92
                                                                         ------
Dilution per share to new investors................................      $ 8.08
                                                                         ======

  The following table summarizes, on the pro forma basis described above, as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price paid per share by the existing stockholders and by investors purchasing shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share):

                             SHARES PURCHASED  TOTAL CONSIDERATION
                             ----------------- -------------------
                                                                   AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                             --------- ------- ----------- ------- -------------
Existing stockholders....... 6,265,323  67.6%  $23,481,784  39.5%     $ 3.75
New investors............... 3,000,000  32.4    36,000,000  60.5       12.00
                             --------- ------  ----------- ------
  Total..................... 9,265,323 100.0%  $59,481,784 100.0%
                             ========= ======  =========== ======

  The above computation assumes no exercise of outstanding options and warrants since March 31, 1996. As of March 31, 1996, there were options and warrants outstanding to purchase an aggregate of 892,450 shares of Common Stock at a weighted average exercise price of $1.44 per share. The exercise of such options and warrants would result in further dilution to new investors. In addition, effective upon the closing of this offering, there will be 2,850,000 shares of Common Stock reserved for future issuance under the Company's stock plans. See "Capitalization," "Management--Compensation of Directors," "--Employee Benefit Plans," and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

  The selected financial data presented below as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, are derived from the Company's Financial Statements, included elsewhere in this Prospectus, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected financial data presented below as of December 31, 1993 are derived from the Company's Financial Statements, not included in this Prospectus, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected financial data presented below as of December 31, 1991 and 1992 and March 31, 1996, and for the period ended December 31, 1991, the year ended December 31, 1992 and for the three months ended March 31, 1995 and 1996, are derived from the Company's unaudited Financial Statements. In the opinion of management of the Company, the unaudited Financial Statements have been prepared on the same basis as the audited Financial Statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related Notes included elsewhere in this Prospectus.


                                                                            THREE
                                                                         MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,                  MARCH 31,
                         --------------------------------------------  ----------------
                         1991(1)   1992     1993      1994     1995     1995     1996
                         -------  -------  -------  --------  -------  -------  -------
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
 Product sales.......... $  --    $   --   $   101  $  1,548  $ 3,797  $   687  $ 1,173
 Cost of goods sold.....    --        --        53     1,042    2,370      428      724
 Operating expenses
   Research and
    development.........    466     1,313    1,939     2,010    1,913      399      496
   Selling, general and
    administrative......    473     1,372    1,759     3,312    5,912    1,187    1,437
                         ------   -------  -------  --------  -------  -------  -------
    Total operating
     expenses...........    939     2,685    3,698     5,322    7,825    1,586    1,933
                         ------   -------  -------  --------  -------  -------  -------
 Interest and other
  (income) expense......    (12)      (15)    (194)     (139)     (67)     (19)      12
                         ------   -------  -------  --------  -------  -------  -------
 Net loss............... $ (927)  $(2,670) $(3,456) $ (4,677) $(6,331) $(1,308) $(1,496)
                         ======   =======  =======  ========  =======  =======  =======
 Pro forma net loss per
  share (2).............                                      $ (1.02)          $ (0.24)
                                                              =======           =======
 Pro forma weighted
  average common and
  common equivalent
  shares (2)............                                        6,194             6,213
                                                              =======           =======
                                       DECEMBER 31,
                         --------------------------------------------     MARCH 31,
                          1991     1992     1993      1994     1995         1996
                         -------  -------  -------  --------  -------     ---------
                                          (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash, cash equivalents
  and marketable
  securities............ $  653   $ 6,965  $ 3,361  $  4,056  $ 1,806     $  2,403
 Working capital........    540     6,702    2,977     4,438    1,866        2,672
 Total assets...........    848     7,146    4,268     6,398    4,908        5,520
 Long-term debt, net of
  current portion.......    --        --       239       244      197        2,412
 Redeemable convertible
  preferred stock.......  1,650    10,712   11,809    19,230   25,301       25,875
 Total stockholders' eq-
  uity (deficit)........   (927)   (3,831)  (8,374)  (14,033) (22,270)     (24,262)

- -------
(1) For the period February 27, 1991 (date of inception) to December 31, 1991.
(2) See Note 2 to Financial Statements for information concerning the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company designs, develops, manufactures and markets surgical instrumentation for use in minimally invasive surgery. Since its inception in 1991, Microsurge has engaged primarily in researching, developing, testing, obtaining regulatory clearances and developing manufacturing capabilities for its products. The Company first began marketing and selling its products in the second half of 1993 and has introduced 52 products for use in laparoscopy since that time. In the second half of 1996, the Company expects to release its first thoracoscopic products.

  Although the Company has received revenues from the sales of its products since 1993, the Company has experienced net losses since its inception. The Company expects to incur substantial and increasing sales and marketing, research and product development, manufacturing and other expenses in the future, particularly as it expands its product offerings for use in laparoscopic surgery and introduces its thoracoscopic surgery products. The Company expects to incur net losses for so long as such expenses exceed revenues generated from the sales of its products, which will depend upon numerous factors, including the availability of third party reimbursement, the timing of regulatory actions, progress of product development, the extent to which the Company's products gain market acceptance, varying pricing promotions and volume discounts to customers, marketing and manufacturing costs and competition. The Company has incurred cumulative net losses since inception through March 31, 1996 of approximately $19,557,000 (exclusive of accretion of dividends with respect to Redeemable Convertible Preferred Stock). See "Risk Factors."

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1995 and 1996.

  The Company had product sales of $687,000 in the three months ended March 31, 1995 and $1,173,000 in the three months ended March 31, 1996, consisting primarily of sales of the Company's DetachaTip multi-use laparoscopic instruments. The increase in product sales in the three months ended March 31, 1996 resulted primarily from increased unit sales and increased average selling prices of the Company's DetachaTip multi-use laparoscopic instruments. Product sales also increased in the three months ended March 31, 1996 as a result of the introduction of the Company's DetachaPort multi-use trocars and several other products for laparoscopic surgery. Export sales through international distributors represented 24% and 22% of product sales in the three months ended March 31, 1995 and 1996, respectively.

  The Company's cost of goods sold was $428,000 in the three months ended March 31, 1995 and $724,000 in the three months ended March 31, 1996. These amounts represented 62% of product sales in both periods.

  The Company's research and development expenses were $399,000 in the three months ended March 31, 1995 and $496,000 in the three months ended March 31, 1996 and consisted in both periods of expenses relating to the development of laparoscopic and thoracoscopic surgical instrumentation. The increase in research and development expenses in the three months ended March 31, 1996 reflected a higher level of product development activity with respect to these products.

  The Company's selling, general and administrative expenses increased from $1,187,000 in the three months ended March 31, 1995 to $1,437,000 in the three months ended March 31, 1996. This increase was attributable primarily to increased sales and marketing expenses associated with the expansion of the Company's domestic direct sales force and customer base, as well as sales and marketing expenses relating to the introduction of several new products in the three months ended March 31, 1996, including the Company's DetachaPort multi-use trocars.

  The Company had no provision for income taxes for the three-month periods ended March 31, 1995 or 1996 because it incurred net losses in each of such periods.

 Years Ended December 31, 1993, 1994 and 1995

  The Company had product sales of $101,000 in 1993, $1,548,000 in 1994 and $3,797,000 in 1995, consisting primarily of sales of the Company's DetachaTip multi-use laparoscopic instruments. The increases in product sales in 1994 and 1995 reflected volume increases resulting primarily from the expansion of the customer base as the Company developed and expanded its domestic direct sales force and domestic independent sales organization network and entered into international distribution arrangements. Product sales also increased as a result of the increase in the DetachaTip multi-use laparoscopic instrument product offerings. Export sales through international distributors represented 24%, 33% and 31% of product sales in 1993, 1994 and 1995, respectively.

  The Company's cost of goods sold was $53,000 in 1993, $1,042,000 in 1994 and $2,370,000 in 1995. These amounts represented 52% of product sales in 1993, 67% of product sales in 1994 and 62% of product sales in 1995. The percentage of product sales decrease in 1995 from 1994 was attributable primarily to the lower unit manufacturing costs achieved through improved efficiencies and lower manufacturing overhead cost per unit due to higher production volumes. The percentage of product sales increase in 1994 from 1993 reflected the scale-up costs, including increased facilities, equipment and personnel costs, associated with the Company's first full year of commercial production.

  The Company's research and development expenses were $1,939,000 in 1993, $2,010,000 in 1994 and $1,913,000 in 1995. Research and development expenses have primarily related to the DetachaTip multi-use line of instruments for laparoscopic surgery which the Company first introduced in the fourth quarter of 1993 and expanded in 1994 and 1995. In 1995, the Company's research and development expenses also included expenses relating to the development of instrumentation for use in thoracoscopic surgery. The decrease in research and development expenses in 1995 from 1994 reflected a shift in the allocation of the Company's resources with respect to its DetachaTip multi-use laparoscopic instruments from research and product development expenditures to sales and marketing expenditures as the development of a number of such products was completed and the products were introduced into the market. The Company expects research and development expenses to increase significantly in the future as it develops additional products for use in laparoscopic surgery and new products for use in thoracoscopic surgery.

  The Company's selling, general and administrative expenses increased from $1,759,000 in 1993, to $3,312,000 in 1994 and $5,912,000 in 1995. The
increases in 1994 and 1995 were attributable primarily to increased sales and marketing expenses associated with the expansion of the Company's domestic direct sales force and customer base and the increased sales commissions as a result of higher sales volumes. The increases in 1994 and 1995 were also attributable to the development of the Company's administrative infrastructure. The Company expects that its selling, general and administrative expenses will continue to increase in connection with the Company's planned expansion of its sales and marketing network.

  Interest income was $196,000 in 1993, $173,000 in 1994 and $131,000 in 1995.
The changes in interest income from year to year reflect fluctuations in interest rates in each of these years as well as the average funds available for investment during each year.

  The Company had no provision for income taxes for 1993, 1994 and 1995 because it incurred net losses in each of such years. At December 31, 1995, the Company had net operating loss carryforwards of approximately $16,155,000 as well as approximately $174,000 of federal tax credit carryforwards available for income tax purposes. These carryforwards generally expire in the years 2006 through 2010 and are subject to annual limitations as a result of changes in the Company's ownership and as a result of certain other factors. There can be no assurance that changes in ownership in future periods, which may be triggered by events such as this offering, or continuing losses will not significantly limit the Company's use of net operating loss and tax credit carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed operations primarily from the sale of Redeemable Convertible Preferred Stock and product sales. As of March 31, 1996, the Company had raised approximately $20,597,000 (net of stock issuance costs) from sales of Redeemable Convertible Preferred Stock, with net proceeds of $4,149,000 received in 1995 and $5,970,000 received in 1994. There were no preferred stock offerings in 1993. From inception through March 31, 1996, the Company has had product sales of $6,619,000. The Company has also financed operations with borrowings under the Bank Credit Facility. The outstanding principal of $150,000 and accrued interest under the Bank Credit Facility will be repaid by the Company from the proceeds of this offering. The Company has also financed the purchase of certain property and equipment through $928,000 of capital lease obligations. Of the $928,000 of capital lease obligations, $397,000 remained outstanding at March 31, 1996 and bears interest at rates ranging from 9% to 10% per annum.

  In February and March of 1996, the Company raised an additional $2,334,000 from the issuance of the 1996 Notes. The 1996 Notes mature in 1997 and bear interest at 9.25% per annum. The 1996 Notes will be converted into shares of Common Stock upon the closing of this offering. The Company also issued the 1996 Warrants in connection with the 1996 Notes. See "Certain Transactions."

  The Company has used its cash resources to fund operating losses of approximately $19,557,000 (exclusive of accretion of dividends with respect to Redeemable Convertible Preferred Stock), capital expenditures of $1,671,000, the purchase of technology rights to a product for $290,000, and increases in accounts receivable and inventory which resulted from the growth of the business. As of March 31, 1996, the Company had cash, cash equivalents and marketable securities of $2,403,000.

  The Company expects its capital expenditures to increase in 1996 from the 1995 level of $226,000 as a result of the planned expansion of the Company's business. As of March 31, 1996, the Company had no material commitments for capital expenditures.

  In April 1996, the Company paid $250,000 and agreed to pay an additional $750,000 upon the closing of this offering under the Company's DetachaPort multi-use trocar license with ECI. See "Business--Collaboration and License Agreements."

  The Bank Credit Facility is comprised of a $1,000,000 maximum amount line of credit, which expires in May 1997 (the "Revolving Line"), and a $500,000 maximum amount equipment line of credit which is available to be used in conjunction with the acquisition of equipment until October 1996 (the "Equipment Line"). The Equipment Line converts into a term loan in October 1996, the principal of which is payable in equal installments over three years. Borrowings under the Revolving Line are limited based on an eligible accounts receivable formula. As of March 31, 1996, $150,000 was outstanding under the Revolving Line (which amount will be repaid from the proceeds of this offering) and an additional $54,000 was available to be borrowed. Borrowings under the Bank Credit Facility bear interest at the bank's prime rate plus 2%. Following the closing of this offering, borrowings under the Bank Credit Facility will bear interest at the bank's prime rate. The Bank Credit Facility contains a number of covenants, including requirements that the Company maintain certain levels of financial performance and capital structure and prohibitions on the payment of dividends and the incurrence of additional indebtedness. The Bank Credit Facility is collateralized by a first security interest in substantially all of the Company's assets.

  Based on its current operating plan, the Company anticipates that its existing capital resources and lines of credit, together with the proceeds of this offering and the interest earned thereon and internally generated funds, will be adequate to satisfy its cash requirements through the end of 1997. However, there may be circumstances, particularly lower than anticipated product sales, that would accelerate the Company's use of proceeds from this offering. The Company may require substantial additional funds from external sources when the proceeds of this offering have been expended. Accordingly, the Company may, from time to time, incur additional indebtedness or issue, in public or private transactions, equity or debt securities. No assurances can be made that suitable debt or equity financings will be available to the Company on acceptable terms.

OTHER MATTERS

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which is effective for fiscal year 1996. The Company has determined that it will elect the disclosure-only alternative. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair value based method beginning in fiscal year 1996 with comparable disclosures for fiscal 1995. The Company has not determined the impact of these pro forma adjustments.

                                   BUSINESS

GENERAL

  Microsurge designs, develops, manufactures and markets surgical instrumentation for use in minimally invasive surgery. The Company is currently developing families of surgical instrumentation for use in minimally invasive abdominal procedures, referred to as laparoscopy, and minimally invasive thoracic procedures, referred to as thoracoscopy. Microsurge's laparoscopic instrumentation is based on a novel "multi-use" design concept which seeks to address the shortcomings of, and provide an alternative to, currently available single-use disposable and traditional reusable laparoscopic instrumentation. The Company's thoracoscopic instrumentation is being developed to address a market need for a family of products specifically designed for thoracoscopic surgery. The Company began marketing its laparoscopic products in July 1993 and plans to release its first thoracoscopic products in the second half of 1996. The Company is also exploring the applicability of its product designs and technologies to other areas of minimally invasive surgery, such as cardiac and colorectal surgery.

INDUSTRY BACKGROUND

 MINIMALLY INVASIVE SURGERY

  Minimally invasive surgical procedures are performed through strategically placed punctures in a patient's body without the major incisions used in traditional open surgery. Minimally invasive surgical procedures generally offer a range of clinical and healthcare cost containment benefits in comparison with traditional open surgery, including reduced patient trauma, decreased scarring, reduced risk of infection, shortened post-operative hospitalization and more rapid recovery times. These benefits have resulted in a growing preference among patients, surgeons and healthcare payors for minimally invasive procedures over traditional open surgery.

 LAPAROSCOPIC SURGERY

  Laparoscopic surgical techniques were initially developed by gynecologists over 20 years ago. The widespread use of laparoscopy by general surgeons began in 1989 with the introduction of lightweight, easy to use, disposable instrumentation. Laparoscopic training programs conducted by the principal manufacturers of these products facilitated the adoption of laparoscopic techniques by general surgeons. According to Medical Data International, an independent research organization ("MDI"), the number of laparoscopic surgical procedures performed annually in the United States increased from approximately 84,000 in 1990 to more than an estimated 2,400,000 in 1995. MDI projects that by 2000 there will be an additional 700,000 laparoscopic procedures performed each year in the United States.

  The laparoscopic surgical instrumentation market currently consists of a wide range of traditional reusable and single-use disposable products that have been specially designed for use in laparoscopic procedures. These procedures include cholecystectomies (gall bladder removal), hernia repairs, anti-reflux procedures for the correction of heartburn and a wide variety of gynecological surgeries, including tubal ligations and laparoscopic assisted vaginal hysterectomies.

  Laparoscopic procedures are typically initiated with the insufflation of the abdomen with carbon dioxide to create a larger operating space. Three or more rigid tubes ("trocars") are then inserted through the skin and into the abdomen. Once a trocar enters the abdomen, the sharp, cutting mechanism ("obturator") is removed, leaving a hollow tube ("cannula") through which instrumentation can be inserted. A laparoscope attached to a camera, which is used to view the operating site on a video monitor, is usually inserted through the initial cannula. The other cannulae serve as conduits for specialized surgical instrumentation used by the surgeon to perform the surgery. After the procedure is completed, the trocars are withdrawn and the puncture sites are closed. The following drawing illustrates the use of laparoscopic instrumentation in a surgical procedure:



[A PICTURE ILLUSTRATING THE USE OF LAPAROSCOPIC INSTRUMENTATION (INCLUDING TROCARS, INSTRUMENTS, A LAPAROSCOPE AND CAMERA) IN A LAPAROSCOPIC PROCEDURE VIEWED FROM OUTSIDE THE BODY APPEARS HERE]

 THORACOSCOPIC SURGERY

  The clinical and healthcare cost containment benefits of minimally invasive surgery are resulting in the extension of minimally invasive techniques to additional types of procedures, particularly thoracic surgery (thoracoscopy). Traditional open thoracic surgery (thoracotomy) requires a six to eight inch incision and spreading the ribcage or removing ribs. This type of open surgery results in a high degree of post-surgical pain and a lengthy post-operative recovery time, including, in many cases, two to four days in the intensive care unit. In contrast, thoracoscopy is performed through small puncture openings between the ribs with the aid of a thoracoscope attached to a camera and video monitor. As a result, thoracoscopy generally results in substantially less post-surgical pain, shortened post-operative hospitalization and more rapid recovery times. According to MDI, the number of thoracoscopic procedures performed annually in the United States increased from fewer than 1,000 in 1990 to over an estimated 92,000 in 1995. MDI projects that by 2000 there will be approximately 173,000 thoracoscopic procedures performed each year in the United States. The following drawing illustrates a thoracoscopic procedure, as compared with a thoracotomy, and is not drawn to scale:



[A PICTURE UNDER THE CAPTION "THORACOTOMY" ILLUSTRATING OPEN THORACIC SURGERY (THORACOTOMY) AND A PICTURE UNDER THE CAPTION "THORACOSCOPY" ILLUSTRATES THE USE OF THORACOSCOPIC INSTRUMENTATION (INCLUDING TROCARS, INSTRUMENTS, A THORACOSCOPE AND CAMERA) IN MINIMALLY INVASIVE THORACIC SURGERY (THORACOSCOPY) VIEWED FROM OUTSIDE THE BODY APPEAR HERE]















  Thoracoscopic procedures are frequently employed to diagnose lung conditions, resect portions of the lung and pleura, remove lung fluid, reduce the volume of the lung and examine and resect the lymph nodes. In contrast with laparoscopy, surgical instrumentation manufacturers are not currently offering broad lines of instrumentation specially designed for use in thoracoscopy. The Company believes that most of the thoracoscopy instrumentation currently on the market consists of conventional open or laparoscopic surgical instrumentation that has been modified or repackaged for thoracoscopic use. The Company believes that thoracoscopy has developed more slowly than laparoscopy due to (i) the restricted access to the thoracic cavity through the ribs, (ii) the criticality of the organs in the thoracic cavity, particularly the heart and lungs, (iii) the absence of instrumentation specifically designed to address the requirements of thoracic surgeons and
(iv) the lack of training of surgeons in thoracoscopic surgical techniques.

 OTHER MINIMALLY INVASIVE SURGERIES

  Surgeons are currently exploring the use of minimally invasive surgical techniques for many other procedures, such as cardiac and colorectal surgeries. The Company believes that the benefits of minimally invasive surgery will, over time, result in an increasing number of traditional open surgeries being replaced by minimally invasive surgical procedures. Moreover, the Company believes that the development of targeted, cost-effective instrumentation will play an important role in the extension of minimally invasive surgical procedures to other areas.

 IMPACT OF MANAGED CARE

  Under the fee-for-service policies of the 1970s and 1980s, healthcare providers did not have a strong incentive to control costs. Beginning in the mid 1980s, and at an increasing pace in the 1990s, third party payors for healthcare services began to impose "managed care" cost containment programs. Under managed care, providers are increasingly at risk if their costs for a procedure exceed the amount that will be reimbursed. According to MDI, at the end of 1995, the number of persons in the United States insured by third party payors using managed care policies was between approximately 23% and 27% of the 213,000,000 individuals then insured in the United States. As a result of managed care, the advent of integrated healthcare delivery networks and the introduction of state and federal government cost reduction initiatives, healthcare providers are actively seeking ways to reduce the costs of surgical procedures, both by decreasing patient hospitalization and recovery times and by reducing the costs of instrumentation and supplies.

LIMITATIONS OF CONVENTIONAL LAPAROSCOPIC SURGICAL INSTRUMENTATION

  Traditional Reusable Laparoscopic Instrumentation. Historically, surgical instrumentation, including laparoscopic instrumentation, has been cleaned, sterilized and reused many times on a routine basis. Laparoscopy was initially performed using traditional reusable stainless steel instrumentation. The principal benefit of traditional reusable laparoscopic instrumentation is that using the same instrumentation in many procedures reduces the instrumentation cost per procedure. However, this instrumentation is often difficult to clean, relatively expensive to acquire and can become worn and damaged after multiple uses. Repairing surgical instrumentation can be costly and inconvenient. Moreover, after a number of repairs, the precision of the instrumentation permanently degrades. Certain manufacturers offer reusable laparoscopic instrumentation that can be disassembled into three to five parts in an attempt to make cleaning the instrumentation easier for hospital staff. However, the Company believes that this "take apart" instrumentation is often too complex for hospital staff to disassemble and reassemble in an efficient manner and is frequently damaged or lost during the disassembly and reassembly process.

  Single-Use Disposable Laparoscopic Instrumentation. In response to the shortcomings of traditional reusable laparoscopic instrumentation, surgical instrumentation manufacturers introduced single-use disposable laparoscopic instrumentation in 1989. The manufacturers facilitated the market acceptance of these products by offering surgeons laparoscopic training programs focusing on the use of the new single-use disposable instrumentation. Single-use disposable instrumentation generally has less precision than traditional reusable instrumentation because it is mass produced and is not fabricated with reusable-quality components. However, single-use disposable laparoscopic instrumentation was quickly accepted because of the convenience of not having to clean or repair the instrumentation. The high instrumentation cost per procedure of a single-use disposable product was not a significant barrier to market acceptance because the cost containment pressures of managed care were only beginning to have an impact at the time that disposable laparoscopic instrumentation was introduced.

  In the cost-conscious healthcare environment of the 1990s, the high cost per procedure of single-use disposable instrumentation is causing healthcare providers to reevaluate the use of these products. However, many surgeons are reluctant to use traditional reusable laparoscopic instrumentation due to concerns about the cost and inconvenience of repairs and the degradation in performance that occurs after reusable instrumentation has been repaired many times.

MICROSURGE'S LAPAROSCOPIC MULTI-USE SOLUTION

  To address the shortcomings of disposable and reusable laparoscopic instrumentation, Microsurge is developing a family of "multi-use" laparoscopic surgical instrumentation. Multi-use laparoscopic instrumentation is designed to provide a lower instrumentation cost per procedure than single-use disposable instrumentation and greater convenience and more consistent performance than traditional reusable instrumentation. The Company's multi-use laparoscopic instrumentation is designed to be easily cleaned and used multiple times. Most of this instrumentation is comprised of two components. One component, generally a handle, is designed to be used many, often hundreds of, times. The other component, generally a tip configuration, is designed to be used one or more times. When the performance of any component deteriorates, it is discarded and replaced by a new component, eliminating the need for repairs. The Company believes that its multi-use laparoscopic instrumentation addresses the requirements of today's managed care environment due to the cost benefits of this instrumentation and its precision, quality and feel.

  The following drawings illustrate two of Microsurge's laparoscopic multi-use products:

[A PICTURE UNDER THE CAPTION "DETACHATIP MULTI-USE INSTRUMENT" OF THE TWO COMPONENTS OF A DETACHATIP MULTI-USE INSTRUMENT, THE MULTI-USE SHAFT AND THE HANDLE AND A PICTURE UNDER THE CAPTION "DETACHAPORT MULTI-USE TROCAR" OF AN ASSEMBLED DETACHAPORT MULTI-USE TROCAR AND THE THREE COMPONENTS OF A DETACHAPORT MULTI-USE TROCAR, THE DISPOSABLE SEAL, THE DISPOSABLE OBTURATOR AND THE CANNULA APPEAR HERE]

 ADVANTAGES OF MULTI-USE OVER SINGLE-USE DISPOSABLE LAPAROSCOPIC
INSTRUMENTATION

  Cost Effectiveness. Microsurge's multi-use laparoscopic instrumentation is designed with multi-use components and, for some products, single-use disposable components. The multi-use components are designed to be cleaned, sterilized and reused multiple times. As a result, Microsurge believes that its multi-use laparoscopic instrumentation has a significantly lower cost per procedure than most single-use disposable laparoscopic instrumentation, which is designed to be used only once before being discarded in its entirety.

  High Quality. Microsurge's multi-use laparoscopic instrumentation is manufactured to tight tolerances using high quality materials and precision crafting techniques. As a result, the Company believes that the precision, quality and feel of its multi-use laparoscopic instrumentation are superior to those offered by single-use disposable laparoscopic instrumentation.

  Reduced Medical Waste. The use of the Company's multi-use laparoscopic instrumentation results in less medical waste (including attendant packaging and wrapping) than single-use disposable instrumentation, which must be discarded after every procedure.

 ADVANTAGES OF MULTI-USE OVER TRADITIONAL REUSABLE LAPAROSCOPIC
INSTRUMENTATION

  No Need to Repair. The Company's multi-use laparoscopic instrumentation is designed with components that are intended to be discarded after their performance deteriorates, avoiding the inconvenience and expense of the repeated repairs necessary with traditional reusable laparoscopic instrumentation.

  Easier to Clean. In contrast with traditional reusable instrumentation, Microsurge is engineering its multi-use laparoscopic instrumentation with features, such as special cleaning channels and a minimum of separate parts, that make it easy to clean, reassemble and reuse.

  Consistent Performance. In order to provide consistent, high quality performance, the components of the Company's multi-use laparoscopic instrumentation are designed to be replaced by new, sterile components when their performance deteriorates. In contrast, surgeons frequently find that traditional reusable instrumentation permanently degrades after being repaired a number of times.

  Ergonomic Design. Microsurge, in close consultation with surgeons, has applied ergonomic design principles to its multi-use laparoscopic instrumentation to improve surgeon comfort and control. The Company believes that most traditional reusable instrumentation does not afford the same levels of comfort and control as Microsurge's ergonomically designed laparoscopic instrumentation.

MICROSURGE'S THORACOSCOPIC MARKET SOLUTION

  Microsurge is developing and expects to begin to market in the second half of 1996 a family of products intended to address the need for surgical instrumentation specifically tailored to thoracoscopy. The Company is developing an innovative line of new thoracoscopic products, including DetachaTip multi-use scissors, a family of dilators and trocars to gain access to the chest cavity, a novel plication (or folding) device and an array of accessories. The Company believes that the availability of surgical instrumentation and training programs specifically designed for thoracoscopic surgery may significantly increase the use of thoracoscopy.

  To enter the thoracoscopic instrumentation market quickly with a family of innovative products, Microsurge is designing most of its initial products to be either reusable or single-use disposable, as opposed to multi-use. Reusable products permit rapid development at a relatively low cost because there are no molds and only minimal custom tooling is required. Disposable products are used for cases in which thoracoscopic instrumentation is difficult to clean, inexpensive to produce or used in applications in which "first use" precision is required on each occasion. The Company plans to develop multi-use instrumentation, where appropriate, as second generation products.

BUSINESS STRATEGY

  The Company's objective is to achieve a significant presence in the minimally invasive surgical instrumentation market by developing and marketing families of innovative surgical instrumentation. To achieve this objective, the Company is pursuing the strategies described below. There can be no assurance that the Company will be successful in achieving this objective.

  Establishing Multi-Use Concept. To address the need for more cost-effective, high-precision surgical instrumentation in the rapidly growing minimally invasive surgery market, the Company is developing and has begun to market a family of multi-use instrumentation, initially for laparoscopy. The Company is focusing much of its marketing and sales efforts on familiarizing surgeons, operating room staff and other surgical instrumentation purchasing decision makers with the benefits of Microsurge's laparoscopic multi-use instrumentation over both single-use disposable and traditional reusable laparoscopic instrumentation.

  Expanding Laparoscopic Product Line. The Company is directing a substantial portion of its product development efforts at expanding its family of instrumentation for minimally invasive laparoscopic surgery. The Company believes that by offering a complete instrumentation line in today's healthcare environment, its products will become an attractive alternative to the full lines of single-use disposable and traditional reusable laparoscopic instrumentation that manufacturers currently offer. Since the second half of 1993, Microsurge has introduced 52 products to the laparoscopic instrumentation market and plans to release seven additional laparoscopic products by the end of 1996.

  Leveraging Expertise into Thoracoscopy and Other Surgical Areas. The Company plans to build on the product development and marketing expertise that it has obtained in the laparoscopic instrumentation field by developing and marketing innovative instrumentation and procedures in other areas of minimally invasive surgery, initially thoracoscopy. The Company has 16 thoracoscopic products under development and expects to release eight of these products by the end of 1996. To accelerate market acceptance, the Company plans to institute training programs in the use of its new thoracoscopic instrumentation for surgeons and operating room staff. In addition, the Company is exploring the applicability of its product designs and technologies to other areas of minimally invasive surgery, such as cardiac and colorectal surgery.

  Rapidly Developing New Products. To meet the demands of the expanding minimally invasive surgical market, the Company has implemented a streamlined product development approach that draws upon: (i) an experienced internal development team, (ii) outside collaborators with specific technical expertise, and (iii) a network of leading surgeons and operating room staff from whom the Company seeks advice and feedback. In addition, the Company's current practice is to develop only products that qualify for FDA clearance under the 510(k) pre-market notification process, thereby avoiding the delays and expense associated with the more time-consuming PMA process.

  Expanding Global Sales Network. In the United States, the Company has assembled a direct sales force of 15 individuals to market the Company's products to the wide range of persons involved in the purchasing process, including surgeons, operating room staff, hospital administrators and integrated healthcare delivery networks. The Company trains its sales force to promote both the economic benefits of the multi-use concept and the technical merits of Microsurge's products. As the Company expands its product offerings, it plans to significantly increase its domestic direct sales force. The Company also markets its products in 18 foreign countries through 14 international distributors and is in the process of expanding its international distributor network.

PRODUCTS AND PRODUCT DEVELOPMENT

  The following tables list the principal products currently marketed or under development by the Company. These tables are qualified in their entirety by reference to the more detailed descriptions elsewhere in this Prospectus.

                             LAPAROSCOPIC SURGERY


             PRODUCT                     DESCRIPTION                  STATUS
  ------------------------------  -------------------------- -------------------------
  HAND-HELD SURGICAL INSTRUMENTS
  DetachaTip Multi-Use            Line of 19 instruments,    Released beginning in
   Instruments                    including scissors,        July 1993
                                  graspers and dissectors
  Uniforce Multi-Use Graspers     Atraumatic graspers        Released September 1995
                                  principally for use in
                                  gynecology
  BipoliGator Multi-Use Bipolar   Bipolar irrigating         Released March 1996
   Irrigating Graspers            graspers for coagulating
                                  vascular tissue
  ACCESS PRODUCTS
  DetachaPort Multi-Use Trocars   Line of trocars for        Released February 1996
                                  gaining access into the
                                  abdominal cavity
  Multi-Use Pneumo-Needle         Needle for insufflating    Released February 1996
                                  the abdominal cavity
  LIGATION AND CLOSURE PRODUCTS
  DetachaClip Multi-Use Clip      Clip applier for ligating  Under development
   Applier                        vessels and ducts
  CloSure                         Puncture closure device    Released February 1996
                                  for fully closing trocar
                                  sites

                             THORACOSCOPIC SURGERY


         PRODUCT                 DESCRIPTION                  STATUS
  ----------------------  -------------------------- -------------------------
  HAND-HELD SURGICAL
   INSTRUMENTS
  DetachaTip Multi-Use    Line of curved-shaft       510(k) concurrence
   Scissors               scissors with in-line      received; release
                          handles                    anticipated in second
                                                     half of 1996
  Director Clamps         Line of curved-shaft       510(k) concurrence
                          clamps with in-line        received; release
                          handles                    anticipated in second
                                                     half of 1996
  Exhale Plication Clamp  Plication clamp for use in Exempt from 510(k) pre-
                          rolling or folding         market notification
                          portions of the lung       requirements
  Nodulectomy Clamp       Expandable clamp for use   Exempt from 510(k) pre-
                          in isolating and clamping  market notification
                          lung nodules               requirements
  ACCESS PRODUCTS
  Dilators                Line of dilating devices   510(k) concurrence
                          for providing atraumatic,  received
                          clean access to the
                          thoracic cavity
  Locking Pivotal Trocar  Locking pivotal trocar for 510(k) concurrence
                          locking scopes in place    received
  Pillow Ports            Line of cushioned trocars  Under development
                          for gaining access into
                          the thoracic cavity
  ACCESSORIES
  StapleLeader            Catheter for               510(k) concurrence
                          atraumatically guiding     received; release
                          surgical staplers          anticipated in second
                                                     half of 1996
  Sclerosing Brush        Brush for abrading the     Under development
                          chest wall to enhance
                          adherence of the lung


 LAPAROSCOPIC SURGERY PRODUCTS

  The Company is developing a full line of multi-use surgical instrumentation for use in laparoscopic surgery, including precision hand-held surgical instruments, devices to gain access to a surgical site and ligation and closure products.

  Hand-Held Surgical Instruments

    DetachaTip Multi-Use Instruments. The Company offers a full line of 19 DetachaTip multi-use hand-held laparoscopic instruments, including scissors, graspers and dissectors for use in all types of laparoscopic procedures. Each DetachaTip multi-use laparoscopic instrument is comprised of a handle and a detachable shaft which may be reused, cleaned and sterilized until the surgeon determines that its performance has deteriorated. All shafts are shipped in sterile packages so that they may be used immediately without the need for sterilization. To improve the efficiency of hospital staff, each shaft is designed with an innovative cleaning port that facilitates cleaning and resterilization.

  Microsurge has designed the handles of these instruments using ergonomic principles and offers these instruments in a variety of sizes and configurations to give the surgeon improved comfort and control. Each instrument includes an easily accessible rotator knob that allows the user to orient the shaft during surgery with the same hand that is operating the instrument, freeing the other hand to perform additional surgical tasks. All DetachaTip multi-use handles are compatible with all DetachaTip multi-use shafts, providing flexibility and modularity across the DetachaTip product line.

  The Company offers as an option on several of its shafts a usage indicator called "Tip Tracker." Tip Tracker is a polymer and dye system that changes color with sequential steam sterilizations, indicating the approximate number of times the instrument has been steam sterilized.

    Uniforce Multi-Use Graspers. The Company offers one-piece, multi-use atraumatic graspers for use in sensitive laparoscopic procedures, principally gynecological, that require a uniform, controlled, atraumatic level of grasping force. Typical surgical graspers apply force to the grasped tissue based on the amount of force applied by the surgeon. If too much grasping force is applied, injury can occur to an organ or other tissue. The Uniforce graspers contain self-locking mechanisms designed to apply a uniform level of grasping force to the tissue, irrespective of the force applied by the surgeon.

    BipoliGator Multi-Use Bipolar Irrigating Graspers. The Company offers one-piece, multi-use irrigating graspers for accessing vascular tissue during laparoscopic procedures and safely coagulating such tissue through the application of bipolar energy confined between the tips of the grasper. Unlike other bipolar graspers, Microsurge's instruments use irrigating fluid to clear the surgical field of blood and to dissipate heat, which reduces smoke generation, sticking and thermal damage to tissue.

  Access Products

    DetachaPort Multi-Use Trocars. The Company offers a line of DetachaPort multi-use trocars for use in creating channels through which surgical instruments or laparoscopes may be introduced into the abdominal cavity. These trocars consist of three components: (i) a hollow titanium tube called a cannula; (ii) a scalpel blade covered by a dilating tapered safety shield called an obturator; and (iii) a plastic and silicone seal.

  The obturators of most traditional trocars have pyramidal tips that puncture directly through tissue layers as the surgeon applies force to the trocar. In contrast, the DetachaPort trocar uses an extremely sharp scalpel blade in conjunction with a tapered safety shield to cut and dilate through tissue layers. The Company believes that this innovative obturator design, together with the dilating tapered safety shield, significantly decreases the force required to insert the trocar, thereby enhancing the surgeon's control, reducing the velocity of the blade as it enters the abdomen and decreasing the risk of accidental injury to organs. In addition, the scalpel blade of the DetachaPort trocar produces a smaller, cleaner incision than pyramidal trocar blades, which enhances the stability of the cannula during surgery and is easier to close following the procedure.

  Due to the difficulty of cleaning and the need to maintain a very high level of performance, the obturator and seal of the DetachaPort multi-use trocar are designed to be disposed of after use on a single patient. The cannula component of the DetachaPort multi-use trocar is easy to clean and sterilize and is intended to be reused many times.

    Multi-Use Pneumo-Needle. The Company offers a multi-use needle for insufflating the abdominal cavity prior to laparoscopic surgery. The Pneumo-Needle consists of a reusable body and a disposable needle. The needle is disposable because of the need for consistent sharpness in each procedure and its inexpensive cost.

  Ligation and Closure Products

    DetachaClip Multi-Use Clip Applier. The Company is developing a multi-use clip applier for the placement of titanium surgical clips used to ligate (close) vessels and ducts in laparoscopic procedures, particularly laparoscopic cholecystectomies. The Company is designing its clip applier to consist of a multi-use handle and shaft unit (the applicator), which will be easy to clean and sterilize, and a disposable, easily replaceable cartridge that will hold a number of titanium clips. Only the inexpensive clip cartridge will be discarded after each procedure. In contrast, most currently available clip appliers are disposable after a single use. The Company is designing this clip applier to provide the same ergonomic benefits as the Company's other multi-use laparoscopic instruments, including a comfortable handle unit and an easy to use rotator knob.

    CloSure. The Company offers an innovative laparoscopic puncture closure device for use in reliably and rapidly securing full closure of trocar sites with a simple, one-handed suturing technique. Because this relatively inexpensive needle-like device requires a consistently sharp tip and is difficult to clean, it is designed to be disposed of after use in a single procedure.

 THORACOSCOPIC SURGERY PRODUCTS

  The Company is developing a family of surgical instrumentation for use in thoracoscopic surgery, including precision, hand-held surgical instruments, devices to gain access to a surgical site and surgical accessories.

  Hand-Held Surgical Instruments

    DetachaTip Multi-Use Scissors. The Company is developing a line of multi-use scissors for use in thoracoscopic surgery modeled after the Company's DetachaTip laparoscopic scissors. However, these thoracoscopic scissors are being designed with in-line handles to provide thoracic surgeons with the feel and control of traditional open thoracic surgery instruments to which they are accustomed. These scissors are also being designed with detachable curved shafts, which the Company believes will improve the surgeon's access and maneuverability within the confined thoracic cavity. The Company has received FDA concurrence for its 510(k) pre-market notification covering these products and expects to release them in the second half of 1996.

    Director Clamps. The Company is developing a line of reusable clamps for use in thoracoscopic surgery. These clamps will be made from stainless steel and will also use in-line handles and curved shafts that are designed to be easily cleaned and sterilized. The Company has received FDA concurrence for its 510(k) pre-market notification covering this product and expects to release it in the second half of 1996.

    Exhale Plication Clamp. The Company is developing a hand-held, disposable thoracoscopic clamp for use in rolling or folding portions of the lung, which may then be stapled to form a fold or plication. This device includes two atraumatic grasping prongs that move in an arc to encompass lung tissue and a third, extendable prong used as a pivot for folding the lung and as a guide for applying staples. Due to the precise alignment of the prongs and the anticipated difficulty in cleaning, the Company is designing this product to be disposed of after use in a single procedure.

  The Company believes that this plication clamp may be useful in a range of open and thoracoscopic procedures, including the repair of air leaks in the lung and lung volume reduction surgery for the treatment of emphysema. The most significant problem in lung volume reduction surgery as currently performed is air leakage through the resected edge of the lung, which results in extended hospital stays and increased healthcare costs. The Company believes that plication may permit lung volume reduction comparable to resection, but with less incidence of air leakage. See "Risk Factors--Third Party Reimbursement." The Company has been notified by the FDA that this product is exempt from 510(k) pre-market notification.

    Nodulectomy Clamp. The Company is developing an expandable thoracoscopic clamp for use in surrounding and isolating lung nodules (tumors) to facilitate their safe removal. The Company plans to manufacture this clamp with high-quality stainless steel components to provide the structural strength needed to withstand the high level of force applied to this type of product. Due to the expense of these materials, the Company is designing this product to be reusable and easily cleaned and sterilized. The Company has been notified by the FDA that this product is exempt from 510(k) pre-market notification.

  Access Products
    Dilators. The Company is developing a dilating system to facilitate minimally invasive access to the thoracic cavity. The Company expects this system to consist of a set of dilators of increasing diameter that will be successively inserted through an opening in the chest wall in order to gradually expand the opening. This system is being designed to provide a clean pathway for trocar and instrument passage between the ribs while minimizing bleeding and nerve damage. The Company expects these dilators to be relatively inexpensive to manufacture and is designing them to be disposed of after use in a single procedure. The Company has received FDA concurrence for its 510(k) pre-market notification covering this product.

    Locking Pivotal Trocar ("LPT"). The Company is developing a cannula to lock thoracoscopes in desired positions during thoracoscopic surgery. This product is being designed to use retractable, locking flukes to anchor the cannula to the patient's ribs, which will serve as natural stabilizers. The LPT will not be used for piercing purposes. The Company believes that the LPT will permit stabilization of the camera used in thoracoscopic surgery, freeing the operating room staff to perform other tasks. Due to the strength and reliability requirements for this application and the difficulty of cleaning such a complex mechanism, this product will be designed to be disposed of after use in a single procedure. The Company has received FDA concurrence for its 510(k) pre-market notification covering this product.

    Pillow Ports. The Company is developing a line of cushioned thoracic ports for use in providing clear pathways for the insertion of instruments and scopes through the chest wall. Unlike many currently available thoracic ports, which are made from rigid materials, such as steel and hard plastics, Microsurge's Pillow Ports are being designed with flexible, atraumatic materials that are expected to reduce damage to chest tissue and nerves. The Company is designing these ports to be held in place with flexible retaining mechanisms. Due to the difficulty of cleaning and sterilizing the non-rigid materials to be used in these products, they are being designed to be disposed of after use in a single procedure.

  Accessories

    StapleLeader. The Company is developing a flexible plastic catheter for use in atraumatically guiding surgical staplers safely onto delicate vessels. The Company expects the StapleLeader to be inexpensive to manufacture and, therefore, disposed of after use in a single procedure. The Company has received FDA concurrence for its 510(k) pre-market notification covering this product and expects to release it in the second half of 1996.

    Sclerosing Brush. The Company is developing a plastic brush designed to mechanically abrade the chest wall to enhance adherence of the lung to the chest wall following thoracoscopic surgery. This product is expected to be relatively inexpensive to manufacture and, because of the difficulty inherent in cleaning and sterilizing the materials from which it will be manufactured, is being designed to be disposed of after use in a single procedure.

RESEARCH AND DEVELOPMENT

  The Company's research and development efforts are focused on identifying and analyzing the needs of surgeons in minimally invasive surgical procedures and rapidly developing products that address these needs. The Company believes that the rapid development and introduction of new products and product improvements are essential for it to remain competitive in the minimally invasive surgical instrumentation market. The Company is continuously seeking to develop new products and to enhance the quality of its existing products through innovations in efficacy, ease of use, reliability and ergonomics. The Company is currently focusing its research and development activities on the laparoscopic and thoracoscopic instrumentation markets. However, the Company is also exploring the applicability of its product designs and technologies to other areas of minimally invasive surgery, such as cardiac and colorectal surgery. The Company's research and development expenses in 1993, 1994 and 1995 were approximately $1,939,000, $2,010,000 and $1,913,000, respectively.

  The Company has assembled a team of engineers and consultants with a variety of complementary skills and experience to undertake the development of new instrumentation and the improvement of existing products. The Company's engineers are expert in the use of sophisticated computer-aided design systems and rapid prototype fabrication techniques. The Company maintains a network of leading surgeons and operating room staff personnel from whom the Company regularly seeks advice and feedback regarding its products and product candidates.

  To supplement the Company's internal research and development capabilities, the Company has contracted with third parties for the development of new products or worked collaboratively with third parties on such projects. The Company plans to continue to work with third parties in these ways, particularly in situations in which the third party has particular expertise that the Company's personnel do not have or when working with a third party will enable the Company to bring a product or product improvement to market more rapidly. In many cases, the Company enters into license or supply arrangements with these third parties with respect to any products resulting from the development contract or collaboration.

  In the field of thoracoscopy, in particular, the Company is collaborating on a comprehensive basis with Dr. David Sugarbaker, Chief of Thoracic Surgery at BWH and an Associate Professor of the Harvard Medical School, in the development of minimally invasive surgical instrumentation. This collaboration has enabled the Company to be involved in the early stages of the development of innovative new thoracoscopic procedures and to combine its product design, development, manufacturing and marketing expertise with Dr. Sugarbaker's research and surgical expertise. See "Business--Collaboration and License Agreements."

SALES AND MARKETING

  In the United States, the Company has assembled a direct sales force to market the Company's products to the wide range of persons involved in the surgical instrumentation purchasing process, including surgeons, operating room staff, hospital administrators and integrated healthcare delivery networks. The Company's domestic sales force focuses its efforts on developing business relationships with many of the largest national and regional proprietary hospital chains and integrated health delivery networks. Through March 31, 1996, the Company had sold its products to over 650 different hospitals, heathcare centers and other customers in the United States.

  The Company trains its domestic sales force to promote the economic benefits of the multi-use concept and the technical merits of Microsurge's products. As of March 31, 1996, this sales force consisted of 15 individuals, most of whom had prior sales experience with manufacturers of minimally invasive surgical instrumentation. As the Company expands its product offerings, it plans to significantly increase its domestic sales force.

  To date, the Company has supplemented its domestic sales force through arrangements with a small number of independent sales organizations in discrete geographic regions that provide experienced medical sales representatives with backgrounds in minimally invasive surgery. Because the Company believes that its United States marketing and sales initiatives can be more efficiently and effectively implemented through a direct sales force that promotes only the Company's products, the Company plans to reduce its reliance on independent sales representatives.

  In the international market, to avoid the cost of recruiting and employing its own sales force, the Company markets its products in 18 foreign countries in Europe and the Pacific Rim through 14 distributors with technical expertise who are carefully trained by the Company. International sales comprised 31% of the Company's total product sales in 1995. The Company is in the process of expanding its network of international distributors.

  A key element of the Company's laparoscopic product marketing strategy is to increase the awareness of surgeons, operating room staff personnel and other persons involved in decision making regarding the purchase of laparoscopic instrumentation of the benefits of the Company's multi-use laparoscopic instrumentation. To achieve this goal, the Company seeks to establish relationships with, and solicit the opinions of, surgeons and nurses who are leaders in their fields. In addition, the Company actively participates in trade shows and advertises in selected medical and trade journals. In the thoracoscopic market, the Company intends to complement traditional methods of promoting its products by offering specialized training programs designed to familiarize surgeons and operating room personnel with its new thoracoscopic instrumentation.

MANUFACTURING AND SUPPLIERS

  The Company manufactures its DetachaTip multi-use instruments at its Needham, Massachusetts facility and expects to take over the manufacture of DetachaPort trocars in mid-1996. These manufacturing activities consist principally of the assembly, inspection, testing and packaging of final products from components supplied by third parties to the Company's specifications. At various assembly stages in the Company's manufacturing process, each production lot undergoes thorough testing by trained personnel to ensure compliance with the Company's stringent specifications. The Company's quality assurance group independently verifies that product fabrication and inspection processes meet the Company's specifications and applicable regulatory requirements.

  The final assembly and packaging operations are conducted in an environmentally controlled production room at the Company's facilities. The Company's manufacturing facilities are subject to periodic inspection by regulatory authorities and GMP compliance inspections conducted by the FDA. The Company believes that its facilities are in substantial compliance with GMP. See "Business--Government Regulation".

  Currently, all of the Company's products other than its DetachaTip multi-use instruments are manufactured by third party manufacturers pursuant to the Company's specifications. These third party manufacturers typically use the Company's designs and molds to manufacture the products. The Company's plan is to expand the products that it manufactures itself over time in order to limit its dependence on third party manufacturers and to increase its margins.

COMPETITION

  Competition in the market for minimally invasive surgical instrumentation is intense and is expected to increase. The Company believes that the primary competitive factors affecting its business are the reliability, cost-effectiveness, ease of use, safety and effectiveness of its products, surgeon and purchaser familiarity with its instrumentation and third party reimbursement policies. For certain of the Company's potential products, an important factor in competition may be the timing of market introduction of its or its competitors' products. Accordingly, the relative speed with which the Company can develop products and complete approval or clearance processes and supply commercial quantities of the products to the market are also important competitive factors.

  The Company competes with a number of medical products companies, particularly U.S. Surgical and Ethicon Endosurgery. U.S. Surgical and Ethicon Endosurgery offer lines of single-use disposable instrumentation for laparoscopic surgery and other types of minimally invasive procedures that have achieved significant market penetration. Many competitors also offer traditional reusable surgical instrumentation. Many of the Company's competitors and potential competitors have substantially greater resources, including capital, name recognition, research and development experience and regulatory, manufacturing and marketing capabilities. Many of these competitors offer well established, broad product lines and ancillary services not offered by the Company. Moreover, earlier entrants in the market often obtain and maintain significant market share relative to later entrants, such as the Company. Some of the Company's competitors have long-term or preferential supply arrangements with hospitals. Such arrangements may act as a barrier to market entry.

  Other large healthcare companies may enter the minimally invasive surgical instrumentation market in the future. Competing companies may succeed in developing products that are more efficacious or less costly than any that may be developed and marketed by Microsurge and such companies also may be more successful than Microsurge in production and marketing. Competing companies may also exert competitive pricing pressures that may adversely affect the Company's sales levels and margins. Rapid technological development by others may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products.

  The Company believes that its ability to compete successfully will depend on its ability to develop proprietary products that fulfill unmet market needs or anticipate marketplace demands, attract and retain highly qualified technical personnel, obtain patent or other proprietary protection for its products and technologies, obtain required regulatory approvals and manufacture and assemble and successfully market products either alone or through other parties.

GOVERNMENT REGULATION

  The Company's products, product development activities and manufacturing processes are subject to extensive and rigorous regulation by the FDA and comparable agencies in foreign countries. In the United States, the FDA regulates the introduction of medical devices as well as manufacturing, labeling and recordkeeping procedures for such devices. For purposes of these regulations, the Company's products are generally treated as medical "devices". In order for the Company to market its products for clinical use in the United States, the Company must typically obtain from the FDA concurrence with a 510(k) pre-market notification or approval of a more extensive submission known as PMA. However, recent changes in the FDA regulations regarding medical devices permit the marketing of certain specified medical devices under an exemption from 510(k) pre-market notification and PMA requirements. The process of obtaining marketing clearance for new medical devices from the FDA can be costly and time consuming, and there can be no assurance that such clearance will be granted for the Company's products that are under development or future products on a timely basis, if at all, or that FDA review will not involve delays that will adversely affect the Company's ability to commercialize additional products or expand permitted uses of existing products.

  A manufacturer may seek FDA clearance to distribute a new medical device by filing a 510(k) pre-market notification or may market a new medical device without FDA clearance if such device is exempt from 510(k) pre-market notification. A 510(k) pre-market notification requires the manufacturer of a medical device to establish that the device is "substantially equivalent" to medical devices legally marketed in the United States. The 510(k) pre-market notification must be accompanied by appropriate information or data establishing the claim of substantial equivalence, which, depending on the type of product, may require animal or human clinical data. If this substantial equivalence is established to the satisfaction of the FDA, the manufacturer will receive FDA clearance for marketing of the medical device. In order for a medical device to be exempt from 510(k) pre-market notification requirements, the manufacturer of such medical device must establish much of the same facts as it would need to establish to obtain marketing clearance pursuant to 510(k) pre-market notification, but does not need formal FDA concurrence prior to the marketing of such device. In all other respects, medical devices that are exempt from pre-market notification requirements are regulated identically to devices that are subject to such requirements. If the manufacturer cannot establish substantial equivalence or if the FDA determines that a device requires a more rigorous review, the FDA will require that the manufacturer submit a PMA application prior to obtaining approval to market the device in the United States. The PMA process requires laboratory and animal studies, the submission to the FDA of a request for permission to clinically evaluate the medical device in humans under an Investigational Device Exemption ("IDE"), the conduct of human studies meeting the requirements of the institutional review board of the study institution, the written informed consent of all participating patients, the submission of a PMA application, the review of the human studies by an FDA-selected scientific advisory panel and final review (including manufacturing facilities review) and approval by the FDA. This process is expensive and time-consuming, generally taking more than two years and often substantially longer.

  All of the Company's currently-marketed products have received FDA marketing clearance pursuant to 510(k) pre-market notifications filed by the Company or are exempt from 510(k) pre-market notification requirements. Although the Company anticipates that, at least in the near term, its products will either be evaluated under the 510(k) pre-market notification process or be exempt from 510(k) pre-market notification, there can be no assurance that the Company's current or future products will not be subjected to the PMA process or that the Company's current or future products in development will receive FDA marketing clearance.

  Even if regulatory clearance to market a device is obtained from the FDA, this clearance may entail limitations on the indicated uses of the device. Marketing clearance can also be withdrawn by the FDA due to the failure to comply with regulatory standards or the occurrence of unforeseen problems following initial clearance. The Company may be required to make further filings with the FDA under certain circumstances such as the addition of product claims. The Company has made modifications to its cleared products which the Company believes do not require submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations and not require the Company to submit new 510(k) notices for any of the changes made to its products.

  Failure to comply with applicable regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of approvals and criminal prosecution.

  The Company is also required to register with the FDA as a medical device manufacturer. As such, the Company's manufacturing facilities are subject to inspection on a routine basis for compliance with the FDA's GMP regulations. These regulations require that the Company manufacture its products and maintain its documents in a prescribed manner with respect to manufacturing, testing and quality control activities. As a medical device manufacturer, the Company is further required to comply with FDA requirements regarding the reporting of allegations of death or serious injury associated with the use of its medical devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. Other FDA requirements govern product labeling and prohibit a manufacturer from marketing an approved device for unapproved applications. If the FDA believes that a manufacturer is not in compliance with the law, it can institute proceedings to detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the manufacturer, its officers and employees.

  The Company is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

  The Company may become subject to future legislation and regulations concerning the manufacture and marketing of medical devices. This could increase the cost and time necessary to begin marketing new products and could affect the Company in other respects not presently foreseeable. The Company cannot predict the effect of possible future legislation and regulations.

  Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls in others. As a result, the processes and time periods required to obtain foreign marketing approval may be longer or shorter than those necessary to obtain FDA approval. These differences may affect the efficiency and timeliness of international market introduction of the Company's products, and there can be no assurance that the Company will be able to obtain regulatory approvals or clearances for its products in foreign countries.

  For countries in the European Union ("EU"), in January 1995, CE mark certification procedures became available for medical devices, the successful completion of which would allow certified devices to be placed on the market in all EU countries. After June 1998, medical devices may not be sold in EU countries unless they display the CE mark. The Company or its distributors plan to seek CE Mark certification for the Company's products. In addition, international sales of medical devices manufactured in the United States but not approved by the FDA for distribution in the United States are subject to FDA export requirements. Under these requirements, the Company must obtain documentation from the medical device regulatory authority of the applicable country stating that the sale of the device is not in violation of that country's medical device laws. This documentation is then submitted to the FDA with a request for a permit to export to that country.

THIRD PARTY REIMBURSEMENT

  In the United States, healthcare providers that purchase medical devices generally rely on third party payors, such as Medicare, Medicaid, private health insurance plans and health maintenance organizations, to reimburse all or a portion of the cost of the devices. The Medicare program is funded and administered by HCFA, while the Medicaid program is jointly funded by HCFA and the states, which administer the program under general federal oversight. The Company believes its current laparoscopic products and the procedures in which such products are used are generally eligible for coverage under these third party reimbursement programs. The Company also believes that the products it is developing for thoracoscopic surgery and the procedures in which such products will be used will be eligible for third party reimbursement, although Medicare and Medicaid are not currently covering lung volume reduction procedures because HCFA has determined that there is little medical evidence available to base a determination that this procedure is safe and effective. The competitive position of certain of the Company's products will be partially dependent upon the extent of coverage and adequate reimbursement for such products and for the procedures in which such products are used.

  The federal government and certain state governments are currently considering a number of proposals to reform the Medicare and Medicaid healthcare reimbursement system. The Company is unable to evaluate what legislation may be drafted and whether or when any such legislation will be enacted and implemented. Certain of the proposals, if adopted, could have an adverse effect on the Company's business, financial condition and results of operations.

  During the past several years, the major third party payors have substantially revised their reimbursement methodologies in an attempt to contain their healthcare reimbursement costs. Medicare reimbursement for inpatient hospital services is based on a fixed amount per admission based on the patient's specific diagnosis. As a result, any illness to be treated or procedure to be performed will be reimbursed only at a prescribed rate set by the government that is known in advance to the healthcare provider. If the treatment costs less, the provider keeps the overage; if it costs more, the provider cannot bill the patient for the difference. No separate payment is made in most cases for products such as the Company's instrumentation when they are furnished or used in connection with inpatient care. Many private third party payors and some state Medicaid programs have also adopted similar prospective payment systems.

  Third party payors have recently increased their emphasis on managed care, which has led to an increased emphasis on cost-effective medical devices by healthcare providers. In addition, through their purchasing power, these payors often seek discounts, price reductions or other incentives from medical products suppliers.

  The Company intends to seek international reimbursement approvals for its products, although there can be no assurance that such approvals will be obtained in a timely manner or at all. Reimbursement and healthcare payment systems in international markets vary significantly by country and include both government sponsored healthcare and private insurance. To the extent that any of the Company's products are not entitled to reimbursement in any international market, market acceptance of such products in such international market would be adversely affected.

COLLABORATION AND LICENSE AGREEMENTS

  The Company is a party to certain collaboration, license and other arrangements under which it has obtained rights to manufacture and/or market certain of its products or product candidates. Set forth below is a summary of those arrangements that the Company believes to be material to its business.

  The Company is a party to a license agreement with Endoscopic Concepts, Inc. ("ECI"), under which the Company holds the exclusive, worldwide license under certain ECI patents and patent applications to manufacture, use and sell DetachaPort multi-use trocars. The agreement has a 10-year term, expiring in April 2006. ECI and Microsurge have agreed, during the term of the license agreement, not to develop or license products that compete with the licensed products, with limited exceptions. Pursuant to this agreement, the Company is required to pay ECI certain up-front license payments and certain monthly advances during the first three years of the agreement and running royalties based on net sales of DetachaPort trocars and other licensed products.

  The Company is a party to license agreements with Dr. David Sugarbaker and BWH under which the Company holds the exclusive, worldwide license under the patents, patent applications and other technology underlying most of the Company's thoracoscopic surgery products under development. These agreements also grant the Company a right of first negotiation to evaluate and obtain an exclusive license to additional products conceived and developed by Dr. Sugarbaker. The patent licenses are co-extensive with the duration of the licensed patents. Pursuant to the license agreements, the Company is required to pay Dr. Sugarbaker and BWH royalties based on the Company's net sales of licensed products. In connection with these licenses, the Company granted Dr. Sugarbaker and BWH options to purchase shares of the Company's Common Stock, which options vest depending on the level of the Company's net sales of licensed products. In addition, Dr. Sugarbaker is providing consulting services to the Company pursuant to a three-year consulting agreement expiring in August 1997, under which the Company has agreed to pay Dr. Sugarbaker consulting fees.

  The Company is a party to an agreement with Design Standards Corporation ("DSC"), pursuant to which DSC and Microsurge have agreed to collaborate in the development and prototyping of the DetachaClip multi-use clip applier. Microsurge will own any intellectual property resulting from the collaboration. This agreement has a five-year term, expiring in April 2001. During the term of the agreement, DSC has agreed to manufacture all of the Company's DetachaClip clip applier requirements, subject to the Company's right to manufacture the clip applier in-house or through certain third parties after the third anniversary of the finalization of the device. The Company will pay DSC a royalty on clip appliers that are not manufactured by DSC. The Company will pay DSC a fixed per-unit price for all clip appliers that are manufactured for it by DSC. During the term of the agreement, DSC has agreed not to develop, manufacture or sell products that are competitive with the Company's DetachaClip clip applier, other than certain products currently manufactured by DSC.

  The licenses and other third party product arrangements to which the Company is a party impose various commercialization, sublicensing, royalty and other payment, insurance and other obligations on the Company. Failure of the Company to comply with these requirements could result in termination of the applicable agreement, which could have a material adverse effect on the Company's business.

PATENTS, TRADE SECRETS AND PROPRIETARY RIGHTS

  Proprietary protection for the Company's products and know-how is important to Microsurge's business. Thus, the Company plans to prosecute and enforce its patents and proprietary technology. The Company's policy is to file patent applications to protect technology, inventions and improvements that are considered important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position.

  Microsurge holds six issued United States patents covering its products, and has filed five additional United States patent applications and corresponding patent applications in certain major industrial countries. The Company's patents and patent applications cover various features of its products, including aspects of its DetachaTip handle and shaft mechanisms, its BiopoliGator grasper, and its Uniforce atraumatic multi-use grasper. Microsurge has also licensed rights under patents and patent applications owned by third parties, including ECI, Dr. Sugarbaker and BWH. See "Business-- Collaboration and License Agreements."

  The patent positions of medical device companies, including Microsurge, are generally uncertain and involve complex legal and factual questions. Consequently, even though Microsurge currently is prosecuting its patent applications with the United States Patent and Trademark Office and certain foreign patent authorities, the Company does not know whether any of its remaining applications will result in the issuance of any patents or, if any patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months and there may be material patents or publications of which Microsurge is not aware, Microsurge cannot be certain that it was the first creator of inventions claimed by pending patent applications or that it was the first to file patent applications for such inventions.

  Competitors of the Company and other third parties hold issued patents, and the Company assumes that those competitors have pending patent applications, relating to aspects of the Company's technology, and the Company is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees or cease certain activities. A claim by the holder of a patent or another third party that the Company's current products or products under development allegedly infringe their patent rights could have a material adverse effect on the Company.

  The medical device industry is characterized by frequent and substantial intellectual property litigation, particularly with respect to newly developed technology. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict. Any future litigation, regardless of the outcome, is likely to result in substantial expense to the Company and significant diversion of the efforts of the Company's technical and management personnel. An adverse determination in any such proceeding could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from such parties if licenses to such rights could be obtained, and/or require the Company to cease using such technology. There can be no assurance that if such licenses were obtainable, they would be obtainable at costs reasonable to the Company. If forced to cease using such technology, there can be no assurance that the Company would be able to develop or obtain alternate technology. Additionally, if third party patents containing claims affecting the Company's technology are issued and such claims are determined to be valid, there can be no assurance that the Company would be able to obtain licenses to such patents at costs reasonable to the Company, if at all, or be able to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing, using or selling certain of its products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Microsurge's practice is to require its employees, consultants, outside collaborators and researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with Microsurge is to be kept confidential and not disclosed to third parties, subject to a right to publish certain information in the scientific literature in certain circumstances and subject to other specific exceptions. In the case of employees, the agreements provide that all inventions conceived by the individual shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

PRODUCT LIABILITY AND INSURANCE

  The business of the Company entails the risk of product liability claims. Although the Company has not experienced any material product liability claims to date, any such claims could have an adverse impact on the Company. The Company has taken and will continue to take what it believes are appropriate precautions, including maintaining general liability and commercial liability insurance policies which include coverage for product liability claims. The coverage limit under the Company's existing policies is $6,000,000. The Company evaluates its insurance requirements on an ongoing basis. There can be no assurance that product liability claims will not exceed such insurance coverage limits or that such insurance will be available on commercially reasonable terms or at all.

EMPLOYEES

  As of March 31, 1996, the Company employed 52 individuals full-time, of which 17 were engaged in operations and manufacturing, seven were engaged in research and development and engineering, 21 were engaged in sales and marketing and seven were engaged in finance, administration and management. The Company's employees are not covered by any collective bargaining agreement, and the Company considers relations with its employees to be good.

FACILITIES

  The Company leases facilities in Needham, Massachusetts covering approximately 32,000 square feet pursuant to a lease expiring in 1999. The Company's facilities contain its executive and administrative offices, research laboratories and manufacturing facility. The Company believes that its facilities are adequate for its present needs.

LITIGATION

  On January 14, 1995 American Cyanamid Company ("ACC") filed a trademark cancellation proceeding in the United States Patent and Trademark Office against the registration by the Company of the trademark DetachaTip. ACC alleges that its prior use of the trademark "D-TACH" on surgical and dental needles, and its registration of that trademark, should cause the cancellation of the Company's DetachaTip mark. The division of ACC which had an interest in this cancellation proceeding has since been sold to American Home Products, Inc. The discovery and testimony phases of this proceeding have recently been completed.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of March 31, 1996 are as follows:

        NAME                       AGE                 POSITION
        ----                       ---                 --------
Executive Officers
E. James Hutchens................   47 Director, President and Chief Executive
                                       Officer
William Barrett..................   48 Vice President of Sales
Kathleen A. Barry................   42 Vice President of Finance and
                                       Administration, Chief Financial Officer,
                                       Treasurer and Secretary
John T. Kilcoyne.................   36 Director of Marketing
Richard L. Lariviere.............   39 Vice President of Quality Assurance and
                                       Regulatory Affairs
Andy H. Levine...................   39 Vice President of Research and
                                       Development
Carmine R. Sammarco..............   43 Director of Manufacturing
Other Members of the Board of Di-
 rectors
Brian H. Dovey(1)................   54 Director
Robert F. Higgins(1).............   49 Director
Joseph F. Lovett(2)..............   47 Director
Daniel J. Mitchell(2)............   39 Director

- --------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  Each officer serves at the discretion of the Board of Directors. There are no family relationships among any executive officers or directors of the Company. A brief biography of each executive officer and director follows:

  Mr. Hutchens has served as President and Chief Executive Officer and as a director of the Company since he founded Microsurge in February 1991. In 1996, Mr. Hutchens was elected to the Board of Directors of the Faulkner Hospital. Prior to founding the Company, Mr. Hutchens served as Vice President, Sales and Marketing at Smith & Nephew Dyonics, Inc., a manufacturer and marketer of arthroscopic devices (currently Smith & Nephew Endoscopy, Inc. ("Smith & Nephew")), from 1989 to 1991, and as Vice President, Marketing and Sales for the Microvasive Division of Boston Scientific Corporation, a manufacturer and marketer of devices for minimally invasive procedures.

  Mr. Barrett was appointed Vice President of Sales of the Company in April 1996 after serving as Director of Sales of the Company since joining Microsurge in November 1991. Prior to joining the Company, Mr. Barrett served as Sales Manager at Smith & Nephew from 1990 to 1991, as Director of Marketing at Harbor Medical Devices, Inc., a medical device company, from 1987 to 1990, and in a variety of sales and marketing positions at Codman & Shurtleff, a division of Johnson & Johnson, from 1978 to 1987.

  Ms. Barry has served as Vice President of Finance and Administration of the Company and Chief Financial Officer of the Company since joining Microsurge in July 1995. Prior to joining the Company, Ms. Barry served as Vice President, Finance and Administration, Treasurer and Chief Financial Officer of Lifeline Systems Inc. ("Lifeline"), a healthcare products and services company, from 1987 to 1995 and in various other financial management positions at Lifeline from 1983 to 1987.

  Mr. Kilcoyne has served as Director of Marketing of the Company since joining Microsurge in August 1993. Prior to joining the Company, Mr. Kilcoyne served as Regional Sales Manager for Advanced Cardiovascular Systems, a subsidiary of Eli Lilly & Company, from 1989 to 1993, and in a variety of positions, including Marketing Manager and Product Manager, for the Microvasive Division of Boston Scientific Corporation from 1986 to 1989.

  Mr. Lariviere was appointed Vice President of Quality Assurance and Regulatory Affairs in April 1996 after serving as Director of Quality Assurance and Regulatory Affairs of the Company since joining Microsurge in March 1993. Prior to joining the Company, Mr. Lariviere served as Vice President, Quality Assurance, Regulatory and Clinical Affairs at Calcitek, Inc., a manufacturer of dental implants, from 1987 to 1994, and in a variety of quality and regulatory management positions at two subsidiaries of Johnson & Johnson from 1981 to 1987.

  Mr. Levine was appointed Vice President of Research and Development in April 1996 after serving as Director of Research and Development of the Company since joining Microsurge in August 1992. Prior to joining the Company, Mr. Levine served as Engineering Manager at Bard Reproductive Systems, a division of C.R. Bard, Inc., from 1988 to 1992, and as Program Manager, Medical Research and Development at Thermedics, Inc., a medical device company from 1983 to 1988.

  Mr. Sammarco has served as Director of Manufacturing of the Company since joining Microsurge in January 1994. Prior to joining the Company, Mr. Sammarco served as Manufacturing and Engineering Manager at Johnson & Johnson Orthopaedics, Inc., a subsidiary of Johnson & Johnson, from 1989 to 1994 and prior to that as Device Engineering Manager for the Microvasive Division of Boston Scientific Corporation from 1987 to 1989.

  Mr. Dovey has served as a director of the Company since 1992. Since 1988, Mr. Dovey has served as a general partner of Domain Associates, a venture capital management firm. Mr. Dovey serves as a director of Athena
Neurosciences Inc., Creative BioMolecules Inc., NABI, Connective Therapeutics, ReSound Corporation and Vivus, Inc.

  Mr. Higgins has served as a director of the Company since 1992. Since 1988, Mr. Higgins has served as the managing general partner of Highland Capital Partners, a venture capital firm. Mr. Higgins is a director of Renal Treatment Centers, Inc.

  Mr. Lovett has served as a director of the Company since 1991. Since 1988, Mr. Lovett has served as a General Partner of Medical Science Ventures, L.P., the general partner of Medical Science Partners, L.P. ("MSP"), a venture capital firm. From 1985 to 1988, Mr. Lovett served as Senior Vice President of Damon Biotech, a biotechnology company.

  Mr. Mitchell has served as a director of the Company since 1992. Since 1985, Mr. Mitchell has served as a general partner of Capital Health Management, a venture capital firm. Mr. Mitchell serves on the Board of Directors of CareCentric Solutions, Inc.

  Following this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will consist of two Class I Directors (Messrs. Higgins and Mitchell), two Class II Directors (Messrs. Dovey and Lovett) and one Class III Director (Mr. Hutchens). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The initial terms of the Class I Directors, Class II Directors and Class III Director will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1997, 1998 and 1999, respectively.

  Each of the directors has been nominated and elected to the Board of Directors pursuant to a voting agreement among certain of the Company's stockholders. This agreement will terminate upon the consummation of this offering.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers and grants stock options pursuant to the Company's stock option plans, and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants.

COMPENSATION OF DIRECTORS

  All directors of the Company are reimbursed for their expenses incurred in connection with their attendance at Board and committee meetings.

  In April 1996, the Company adopted the 1996 Director Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, options to purchase 15,000 shares of Common Stock will be granted to non-employee directors upon the date on which the initial public offering price is determined (the "Pricing Date") at the initial public offering price. Thereafter, options to purchase 15,000 shares of Common Stock will be granted to each new director upon his or her initial election to the Board of Directors. Annual options to purchase 5,000 shares of Common Stock will be granted to each non-employee director on May 1 of each year commencing in 1997. All options will vest on the first anniversary of the date of grant. However, the exercisability of these options will be accelerated upon the occurrence of a change in control of the Company (as defined in the Director Plan). A total of 350,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. With the exception of the options granted on the Pricing Date, the exercise price of all options granted under the Director Plan will equal the closing price of the Common Stock on the date of grant.

EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid to or earned by the following individuals for services rendered to the Company in all capacities during the year ended December 31, 1995: (i) the Chief Executive Officer (the "CEO") of the Company as of December 31, 1995 and (ii) each of the most highly compensated executive officers (other than the CEO) as of December 31, 1995 whose salary and bonus earned during fiscal 1995 exceeded $100,000 (the CEO and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                                                        COMPENSATION
                                ANNUAL COMPENSATION        AWARDS
                                ----------------------- ------------
                                                         SECURITIES  ALL OTHER
                                                         UNDERLYING   COMPEN-
NAME AND PRINCIPAL POSITION(1)    SALARY        BONUS     OPTIONS      SATION
- ------------------------------  ----------    --------- ------------ ----------
E. James Hutchens ..........    $  165,000    $     --        --     $18,916(2)
 President and Chief
 Executive Officer
Kathleen A. Barry ..........        47,654(3)       --     64,400        214(2)
 Vice President of Finance
 and Administration and
 Chief Financial Officer
John T. Kilcoyne ...........       100,077       12,500     9,660      8,731(2)(4)
 Director of Marketing
William Barrett ............        82,500       20,000    16,100        679(2)
 Vice President of Sales

- --------
(1) In accordance with the rules of the Securities and Exchange Commission, this table and the stock option grant table and the stock option value table which follow present information concerning the Named Executive Officers for fiscal 1995.
(2) Includes amounts paid by the Company in respect of life insurance premiums on life insurance policies, the beneficiaries of which are members of the executive officer's immediate family.
(3) Ms. Barry, who joined the Company in July 1995, currently receives an annual salary of $118,000 per year.
(4) Includes $8,400 paid to Mr. Kilcoyne for relocation expenses.

 Option Grants

  The following table sets forth certain information concerning grants of stock options made during fiscal 1995 to each of the Named Executive Officers:

                                                                          POTENTIAL
                                                                         REALIZABLE
                                                                          VALUE AT
                                                                       ASSUMED ANNUAL
                                                                       RATES OF STOCK
                                                                     PRICE APPRECIATION
                                      INDIVIDUAL GRANTS              FOR OPTIONS TERM(2)
                         ------------------------------------------- --------------------
                                      PERCENT
                                      OF TOTAL
                         NUMBER OF    OPTIONS
                         SECURITIES   GRANTED    EXERCISE
                         UNDERLYING TO EMPLOYEES  PRICE
                          OPTIONS    IN FISCAL     PER    EXPIRATION
      NAME                GRANTED       YEAR      SHARE    DATE(1)      5%        10%
      ----               ---------- ------------ -------- ---------- --------- ----------
E. James Hutchens.......      --         --         --         --          --        --
Kathleen A. Barry.......   64,400       37.9%     $0.54    7/31/05   $  22,011 $  55,781
John T. Kilcoyne........    9,660        5.7       0.54    9/21/05       3,302     8,367
William Barrett.........   16,100        9.5       0.54    9/21/05       5,503    13,945

                       OPTION GRANTS IN LAST FISCAL YEAR

- --------
(1) These options were granted to Ms. Barry on July 31, 1995 and to Messrs. Kilcoyne and Barrett on September 21, 1995. The expiration date of each option is the tenth anniversary of the date on which it was originally granted. These options are intended to qualify as incentive stock options and are exercisable in four equal annual installments commencing on the first anniversary of the date of grant. These options will become immediately exercisable in full following a change in control of the Company.
(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

  The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1995. No Named Executive Officer exercised any options during the year ended December 31, 1995.

                         FISCAL YEAR-END OPTION VALUES

                                NUMBER OF SHARES                   VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                               AT FISCAL YEAR-END                 AT FISCAL YEAR-END(1)
                         -----------------------------------   ----------------------------
      NAME               EXERCISABLE       UNEXERCISABLE(2)    EXERCISABLE UNEXERCISABLE(2)
      ----               ---------------   -----------------   ----------- ----------------
E. James Hutchens.......           155,818              81,993   $12,098        $6,366
Kathleen A. Barry.......               --               64,400       --            --
John T. Kilcoyne........            16,100              41,860       688           812
William Barrett.........            27,370              53,130     1,500         1,000

- --------
(1) The value of the unexercised, in-the-money options on December 31, 1995 is based on the difference between the fair market value of the shares as of such date ($0.54) and the per share option exercise price, multiplied by the number of shares of Common Stock underlying the options.
(2) These options will become immediately exercisable in full following a change in control of the Company.

  In May 1996, the Company granted the May 1996 Options to purchase an aggregate of 274,694 shares of Common Stock, effective upon the Pricing Date, at the initial public offering price, of which options to purchase 50,000, 20,000, 20,000 and 20,000 shares of Common Stock were granted to Mr. Hutchens, Ms. Barry, Mr. Kilcoyne and Mr. Barrett, respectively. The options granted to the Named Executive Officers are intended to qualify, at least in part, as incentive stock options, are exercisable in four equal annual installments commencing on the first anniversary of the Pricing Date and will become immediately exercisable in full following a change in control of the Company.

 Employment Agreement and Change in Control Arrangements

  The Company is a party to an employment agreement with Mr. Hutchens for the period commencing March 11, 1991 and ending March 11, 1997. Under this agreement, Mr. Hutchens is currently entitled to receive an annual base salary of $165,000, as it may be adjusted. In the event Mr. Hutchens' employment is terminated by the Company without cause, he will continue to receive his annual base salary during the one-year period commencing on the date of termination, provided that such severance payments will be reduced by the amount of any payments or compensation earned by Mr. Hutchens as a result of employment or consulting performed for a third party during such period.

  The Company's stock option agreements with the Named Executive Officers provide for the automatic acceleration of vesting of all unvested options held by them as of the date of a change in control of the Company.

EMPLOYEE BENEFIT PLANS

 1996 Stock Option Plan

  The Company's 1996 Stock Option Plan (the "1996 Option Plan") was adopted by the Company in April 1996. The 1996 Option Plan provides for the grant of stock options to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries. Under the 1996 Option Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("incentive stock options"), or options not intended to qualify as incentive stock options ("non-statutory options"). Incentive stock options may be granted only to employees of the Company. A total of 2,000,000 shares of Common Stock may be issued upon the exercise of options granted under the 1996 Option Plan. The maximum number of shares with respect to which options may be granted to any employee under the 1996 Option Plan shall not exceed 500,000 shares of Common Stock during any calendar year.

  The 1996 Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1996 Option Plan, the Compensation Committee has the authority to select the employees to whom options are granted and determine the terms of each option, including (i) the number of shares of Common Stock subject to the option, (ii) when the option becomes exercisable, (iii) the option exercise price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company's Common Stock) of the fair market value of the Common Stock as of the date of grant, and (iv) the duration of the option (which, in the case of incentive stock options, may not exceed ten years).

  Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method (including delivery of a promissory note payable on terms specified by the Compensation Committee) approved by the Compensation Committee consistent with Section 422 of the Code and Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Options are not assignable or transferable except by will or the laws of descent and distribution and, in the case of non-statutory options, pursuant to a qualified domestic relations order (as defined in the Code).

  As of March 31, 1996, the Company had approximately 52 full-time employees, all of whom were eligible to participate in the 1996 Option Plan. The number of individuals receiving stock options varies from year to year depending on various factors, such as the number of promotions and the Company's hiring needs during the year, and thus the Company cannot now determine award recipients.

  The Compensation Committee may, in its sole discretion, include additional provisions in any option or award granted or made under the 1996 Option Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Compensation Committee, so long as not inconsistent with the 1996 Option Plan or with applicable law. The Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1996 Option Plan may be exercised.

 1996 Employee Stock Purchase Plan

  The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company in April 1996 and becomes effective upon the closing of this offering. The Purchase Plan authorizes the issuance of up to a total of 500,000 shares of Common Stock to participating employees.

  All employees of the Company, including directors of the Company who are employees and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate. As of March 31, 1996, all of the Company's full-time employees would have been eligible to participate in the Purchase Plan.

  On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (a whole percentage from 1% to 10% of such employee's regular pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% (or such higher percentage as is determined by the Board of Directors) of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which is more than 15% of the employee's annualized base pay divided by 85% (or such higher percentage as is determined by the Board of Directors) of the market value of a share of Common Stock on the commencement date of the Offering Period. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each of the Offerings and choose a different Offering Period for each Offering.

  If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

 1992 Stock Option Plan

  The Company has amended the Company's 1992 Stock Option Plan (the "1992 Plan") to provide that no additional stock options would be granted under such 1992 Plan following the closing of this offering. As of March 31, 1996, options to purchase a total of 686,345 shares of Common Stock remained outstanding under the 1992 Plan and options to purchase a total of 32,022 shares of Common Stock had been exercised. In May 1996, the Company granted the May 1996 Options to purchase an aggregate of 274,694 shares of Common Stock under the 1992 Plan, effective upon the Pricing Date.

  The 1992 Plan is administered by the Compensation Committee of the Board of Directors pursuant to authority delegated to it by the Board of Directors. The Compensation Committee, based on recommendations of management, selects the optionees and determines (i) the number of shares of Common Stock covered by the option, (ii) when the option becomes exercisable, (iii) the option exercise price, which, in the case of incentive stock options, must be at least 100% of the fair market value of the Common Stock as of the date of grant and (iv) the duration of the option (which may not exceed ten years). Options granted to officers and directors are to be made in compliance with Rule 16b-3 promulgated under the Exchange Act. Payment of the option exercise price may be made in cash, shares of Common Stock, or a combination of both. Options generally are nontransferable other than by will or the laws of descent and distribution and generally are exercisable during the lifetime of the optionee only while the optionee is in the employ of, or engaged as a consultant to, Microsurge or within one to three months after termination of employment or consultancy. In the event that termination is due to death or disability, options generally are exercisable for a one-year period thereafter.

 401(k) Savings and Retirement Plan

  In 1993, the Company adopted a 401(k) Savings and Retirement Plan (the "401(k) Plan"), a tax-qualified plan covering all of its employees who are at least 21 years of age. Each employee may elect to reduce his or her current compensation by up to 15%, subject to the statutory limit (a maximum of $9,500 in 1996) and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan provides that the Company may, as determined from time to time by the Board of Directors, provide a matching cash contribution. In addition, the Company may contribute an additional amount to the 401(k) Plan, as determined by the Board of Directors, which will be allocated based on the proportion of the employee's compensation for the plan year to the aggregate compensation for the plan year for all eligible employees.

  All employee and Company contributions to the 401(k) Plan are fully vested at all times. Upon termination of employment, a participant may elect a lump sum distribution or, if his or her total amount in the 401(k) Plan is greater than $3,500, may elect to receive benefits as retirement income.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Company's Compensation Committee are Messrs. Higgins and Dovey.

                             CERTAIN TRANSACTIONS

  Since January 1, 1993, the Company has engaged in the following transactions with the following directors, officers and stockholders who beneficially own more than 5% of the outstanding Common Stock of the Company ("5%
Stockholders"), and affiliates of such directors, officers and 5% Stockholders (collectively, the "Affiliates").

  On January 20, 1994 and on February 24, 1994, MSP exercised warrants to purchase an aggregate of 51,198 shares of Common Stock for an aggregate purchase price of $258,375. These warrants were issued to MSP on June 1, 1992 in connection with the sale and issuance of certain notes of the Company. On December 16, 1993, the expiration date of these warrants was extended by the Company from January 1, 1994 to March 1, 1994. On August 1, 1994, the Company issued and sold 9,309 shares of Common Stock to MSP for an aggregate purchase price of approximately $15.00.

  In addition to the above transactions, the Company has engaged in the following transactions in which certain Affiliates of the Company participated.

  On June 29, 1994, the Company issued and sold 2,181,818 shares of its Series D Redeemable Convertible Preferred Stock for a purchase price of $2.75 per share. On September 18, 1995 and September 28, 1995, the Company issued and sold 1,511,935 shares of Series E Redeemable Convertible Preferred Stock for a purchase price of $2.75 per share.

  On February 28, 1996, the Company entered into a Credit Agreement (the "Credit Agreement") with certain of its stockholders pursuant to which such stockholders agreed to advance the Company an aggregate of $3,268,180 upon the request of the Company. On February 28, 1996 and March 29, 1996, in connection with an initial advance of $2,334,414 under the Credit Agreement, the Company issued and sold to such stockholders a series of convertible subordinated notes (the "1996 Notes") due August 28, 1997 in the aggregate principal amount of $2,334,414. The 1996 Notes bear interest at a rate of 9.25% per annum and provide that the outstanding principal amount of the 1996 Notes, together with the accrued interest thereon, may be converted, at the option of the holder, into shares of capital stock of the Company upon the consummation of a sale of shares of capital stock which results in aggregate gross proceeds to the Company of not less than $10,000,000 (an "Investor Sale"). The 1996 Notes are convertible into the type of shares of capital stock issued and sold in the Investor Sale at a conversion price equal to 60% of the price at which shares of capital stock were sold in the Investor Sale (the "Investor Sale Price"). The holders of the 1996 Notes have agreed to convert the principal amount of and the accrued interest on the 1996 Notes upon the closing of this offering (which will constitute an Investor Sale) into shares of Common Stock at a conversion price equal to 60% of the initial public offering price.

  In connection with the execution of the Credit Agreement and the issuance and sale of the 1996 Notes, the Company also issued to each holder of 1996 Notes two warrants to purchase shares of Common Stock, exercisable at any time after an Investor Sale and prior to February 28, 1999, at an exercise price equal to the Investor Sale Price. The first 1996 Warrant is exercisable to purchase the number of shares of Common Stock determined by dividing 10% of the commitment made by such holder under the Credit Agreement by the Investor Sale Price, and the second 1996 Warrant is exercisable to purchase the number of shares of Common Stock determined by dividing 40% of the aggregate original principal amount of the 1996 Notes held by such holder by the Investor Sale Price. Following this offering, the 1996 Warrants will become exercisable for the purchase of an aggregate of 105,035 shares of Common Stock (assuming an initial public offering price of $12.00).

  The purchasers of the shares of Series D Redeemable Convertible Preferred Stock, the shares of Series E Redeemable Convertible Preferred Stock, the 1996 Notes and the 1996 Warrants included, among others, the following Affiliates of the Company:

                                               ORIGINAL
                                              PRINCIPAL
                          SHARES OF SHARES OF AMOUNT OF     1996          TOTAL
          NAME            SERIES D  SERIES E  1996 NOTES WARRANTS(1) CONSIDERATION(2)
          ----            --------- --------- ---------- ----------- ----------------
Allstate Insurance Com-
 pany...................   195,512   148,469   $259,250    11,655       $1,205,198
Allstate Life Insurance
 Company................    97,756    74,234    129,500     5,826          602,473
American Healthcare Fund
 II, L.P. ..............   109,328   113,784    172,250     7,750          785,808
BancBoston Ventures,
 Inc....................    97,181    85,140    148,500     6,682          649,883
Domain Partners II,
 L.P. ..................   161,968   141,899    247,750    11,148        1,083,384
Old Court Limited.......    80,984    70,950    123,750     5,568          541,569
Edison Venture Fund II,
 L.P. ..................    76,412    66,945        --        --           394,232
Edison Venture Fund II-
 PA, L.P. ..............    14,695    12,874        --        --            75,815
Highland Capital
 Partners Limited
 Partnership............   219,951   167,027    291,500    13,116        1,355,690
Medical Science Partners
 II, L.P. ..............   283,603   128,266    438,000    19,710        1,570,640
Medical Science II Co-
 Investment L.P. .......       --     51,606        --        --           141,917
Menlo Entrepreneurs Fund
 VI, L.P. ..............    10,748     5,374      4,500       202           48,836
Menlo Ventures VI,
 L.P. ..................   716,525   358,263    307,250    13,825        3,262,917

- --------
(1) Assumes an initial public offering price of $12.00.
(2) Reflects the aggregate purchase price paid by Affiliates for shares of Series D Redeemable Convertible Preferred Stock, Series E Redeemable Convertible Preferred Stock and for the 1996 Notes and 1996 Warrants.

  Certain persons and entities, including the purchasers of the Company's securities listed above, are entitled to certain rights with respect to the registration under the Securities Act of certain shares of the Company's Common Stock, including shares of Common Stock that may be acquired pursuant to the conversion of Redeemable Convertible Preferred Stock or the 1996 Notes or the exercise of certain options or warrants (including the 1996 Warrants), under the terms of agreements among the Company and such persons and entities. For a description of such rights, see "Shares Eligible for Future Sale."

  For a description of the employment arrangement between the Company and its Chief Executive Officer, see "Management--Executive Compensation." For a description of stock options granted to certain directors of the Company, see "Management--Compensation of Directors." For a description of the relationship between certain directors of the Company and certain of the Affiliates, see "Management--Executive Officers and Directors."

  The Company believes that the securities issued in the transactions described above were sold at their then fair market value and that the terms of the transactions described above were no less favorable than the Company could have obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 31, 1996 (assuming the conversion of all outstanding shares of Redeemable Convertible Preferred Stock into an aggregate of 5,525,860 shares of Common Stock and the conversion of the outstanding principal amount of and accrued interest on the 1996 Notes into an aggregate of 333,989 shares of Common Stock (assuming an initial public offering price of $12.00 per share and a closing date of July 1,
1996)), by (i) each person or entity known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers as a group.

                                                           PERCENTAGE
                                                       BENEFICIALLY OWNED
                                                 ------------------------------
   NAME AND ADDRESS OF       NUMBER OF SHARES
   BENEFICIAL OWNER(1)     BENEFICIALLY OWNED(2) BEFORE OFFERING AFTER OFFERING
   -------------------     --------------------- --------------- --------------
5% Stockholders
Allstate Insurance Com-
 pany Entities...........          948,946(3)         15.1%           10.2%
 3075 Sanders Rd., Suite
 G4B
 Northbrook, IL 60062-
 7127
American Healthcare Fund
 II, L.P.................          420,675(4)          6.7             4.5
 c/o Capital Health
 Venture Partners
 20 N. Wacker Drive,
 Suite 2200
 Chicago, IL 60606
BancBoston Ventures,
 Inc.....................          362,762(5)          5.8             3.9
 100 Federal St.
 Boston, MA 02110
Domain Partners II,
 L.P.....................          604,649(6)          9.6             6.5
 One Palmer Square, Suite
 515
 Princeton, NJ 08542
Edison Venture Funds.....          313,871(7)          5.0             3.4
 997 Lenox Drive, No. 3
 Lawrenceville, NJ 08648
Highland Capital Partners
 Limited Partnership.....          711,699(8)         11.3             7.7
 Two International Place
 Boston, MA 02110
Medical Science Partners
 Group...................        1,069,922(9)         17.1            11.5
 20 William Street, Suite
 250
 Wellesley, MA 02181
Menlo Ventures Group.....          760,915(10)        12.1             8.2
 3000 Sand Hill Road
 Menlo Park, CA 94025
Directors
E. James Hutchens........          313,531(11)         4.9             3.3
Brian H. Dovey...........          604,649(12)         9.6             6.5
Robert F. Higgins........          711,699(13)        11.3             7.7
Joseph F. Lovett.........        1,069,922(14)        17.1            11.5
Daniel J. Mitchell.......          420,675(15)         6.7             4.5

                                                           PERCENTAGE
                                                       BENEFICIALLY OWNED
                                                 ------------------------------
   NAME AND ADDRESS OF       NUMBER OF SHARES
   BENEFICIAL OWNER(1)     BENEFICIALLY OWNED(2) BEFORE OFFERING AFTER OFFERING
   -------------------     --------------------- --------------- --------------
Other Named Executive Of-
 ficers
Kathleen A. Barry........               --               *               *
John T. Kilcoyne.........           16,905(11)           *               *
William Barrett..........           33,005(11)           *               *
All Directors and
 executive officers as a
 group (11 persons)......        3,222,711(16)        48.8%           33.6%

- --------
 *  Represents less than 1% of the outstanding Common Stock.
 (1) The address for each director and officer of the Company is c/o Microsurge, Inc., 150 A Street, Needham, Massachusetts 02194.
 (2) Each stockholder has sole voting and investment power with respect to the shares listed, except as otherwise noted. Shares of Common Stock which an individual or group has a right to acquire within the 60-day period following March 31, 1996 pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The number of shares of Common Stock issuable upon exercise of the 1996 Warrants assumes an initial public offering price of $12.00 per share.
 (3) Includes 632,648 shares held by Allstate Insurance Company (including 11,665 shares issuable upon the exercise of the 1996 Warrants) and 316,298 shares held by Allstate Life Insurance Company (including 5,826 shares issuable upon the exercise of the 1996 Warrants). These entities are affiliates that are under common control.
 (4) Includes 7,750 shares issuable upon the exercise of the 1996 Warrants.
 (5) Includes 6,682 shares issuable upon the exercise of the 1996 Warrants.
 (6) Includes 11,148 shares issuable upon the exercise of the 1996 Warrants.
 (7) Includes 263,248 shares held by Edison Venture Fund II, L.P. and 50,623 shares held by Edison Venture Fund II-PA, L.P. Edison Partners II, L.P. exercises sole investment and voting power over both of these entities.
 (8) Includes 13,116 shares issuable upon the exercise of the 1996 Warrants.
 (9) Includes 634,760 shares held by MSP, 401,928 shares held by Medical Science Partners II, L.P. (including 19,710 shares issuable upon the exercise of the 1996 Warrants) and 33,234 shares held by Medical Science II Co-Investment, L.P., all of which are affiliates that are under common control.
(10) Includes 749,692 shares held by Menlo Ventures VI, L.P. (including 13,825 shares issuable upon the exercise of the 1996 Warrants) and 11,223 shares held by Menlo Entrepreneurs Fund VI, L.P. (including 202 shares issuable upon the exercise of the 1996 Warrants). MV Management VI, L.P. is the general partner of Menlo Ventures VI, L.P. and Menlo Entrepreneurs Fund VI, L.P., and as such exercises voting and investment power over the shares held by each of them.
(11) Includes the following shares which may be acquired by the stockholder upon the exercise of options within 60 days of March 31, 1995: Mr.
     Hutchens: 179,133, Mr. Barrett: 33,005, Mr. Kilcoyne: 16,905.
(12) Includes 604,649 shares held by Domain Partners II, L.P. (including 11,148 shares issuable upon the exercise of the 1996 Warrants). Mr. Dovey is a general partner of One Palmer Square Associates II, L.P., the general partner of Domain Partners II, L.P. Mr. Dovey has indirect beneficial ownership of these shares. Excludes 302,300 shares owned by Biotechnology Investments Limited (including 5,568 shares issuable upon the exercise of the 1996 Warrants), a Channel Islands investor for which Domain Associates, a partnership of which Mr. Dovey is a general partner, is the United States venture capital advisor. Domain Associates has neither voting nor investment power over these shares. Mr. Dovey and Domain Associates disclaim beneficial ownership of these shares.

(13) Includes 711,699 shares held by Highland Capital Partners Limited Partnership, (including 13,116 shares issuable upon the exercise of the 1996 Warrants). Mr. Higgins is a general partner of Highland Management Partners Limited Partnership, the general partner of Highland Capital Partners, L.P., which has sole voting and investment power over these shares. Mr. Higgins disclaims beneficial ownership of these shares.
(14) Includes 1,069,922 shares held by MSP and its affiliates (including 19,710 shares issuable upon the exercise of 1996 Warrants), as to which Mr. Lovett disclaims beneficial ownership. Mr. Lovett is a general partner of Medical Science Ventures II, L.P., the general partner of Medical Science Partners II, L.P., a general partner of Medical Science Ventures, L.P., the general partner of MSP, and the general partner of Medical Science II Co-Investment Ventures, L.P., the general partner of Medical Science II Co-Investment, L.P. See Note (9) above. Mr. Lovett disclaims beneficial ownership of these shares.
(15) Includes 420,675 shares held by American Healthcare Fund II, L.P. (including 7,750 shares issuable upon the exercise of 1996 Warrants). Mr. Mitchell is a general partner of Capital Health Venture Partners, the general partner of American Healthcare Fund II, L.P., and, as such, exercises voting and investment power over these shares. Mr. Mitchell disclaims beneficial ownership of these shares.
(16) Includes 51,724 shares issuable upon the exercise of 1996 Warrants and 281,368 shares issuable upon the exercise of options within the 60-day period following March 31, 1996.

                         DESCRIPTION OF CAPITAL STOCK

  Assuming conversion of all of the Company's Convertible Preferred Stock and the 1996 Notes, as of March 31, 1996, there were 6,265,323 shares of Common Stock outstanding, held of record by 53 stockholders.

COMMON STOCK

  Prior to the effectiveness of the Registration Statement of which this Prospectus is a part, the Company's Restated Certificate of Incorporation will authorize the issuance of up to 50,000,000 shares of Common Stock, $.001 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

WARRANTS AND CERTAIN STOCK OPTIONS

  As of March 31, 1996, a total of 892,450 shares of Common Stock were issuable upon exercise of outstanding warrants (other than the 1996 Warrants) and options (consisting of options to purchase 686,345 shares of Common Stock pursuant to the Company's 1992 Stock Option Plan (other than the May 1996 Options) and options to purchase 133,275 shares of Common Stock granted outside the Company's 1992 Stock Option Plan) at exercise prices ranging from $0.47 to $5.05 per share. In addition, a total of 105,035 shares of Common Stock were issuable upon exercise of the 1996 Warrants (assuming an initial public offering price of $12.00 per share) and a total of 274,694 shares of Common Stock were issuable upon exercise of the May 1996 Options. All of such warrants and options, unless exercised after March 31, 1996, will remain outstanding after the closing of this offering.

PREFERRED STOCK

  Upon the closing of this offering, the Company's Restated Certificate of Incorporation will authorize the issuance of up to 5,000,000 shares of Preferred Stock, $.001 par value per share. Under the terms of the Restated Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

  The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is (i) a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or (ii) is an affiliate or associate of the Company and was the owner, together with affiliates and associates of 15% or more of the outstanding voting stock of the Company at any time within the 3-year period prior to the date for determining whether such person is "interested".

  The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, the Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under the Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

  The Restated Certification of Incorporation also provides that after the closing of this offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Restated Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the President of the Company or by the Board of Directors. Under the Company's By-Laws, as amended (the "By-Laws"), in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

  The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Restated Certificate of Incorporation or By-Laws, unless a corporation's Restated Certificate of Incorporation or By-Laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation and the By-Laws require the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

  The Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Boston Equiserve Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, based upon the number of shares outstanding at March 31, 1996 there will be 9,265,323 shares of Common Stock of the Company outstanding. There were also 997,485 shares covered by vested options and warrants (including the 1996 Warrants and assuming an initial public offering price of $12.00 per share) outstanding at March 31, 1996, which are not considered to be outstanding shares. Of the outstanding shares and without taking into account the agreements described in the following paragraph, 4,047,969 shares, including the 3,000,000 shares of Common Stock sold in this offering, will be immediately eligible for resale in the public market without restriction under the Securities Act, except that any shares purchased in this offering by "affiliates" of the Company ("Affiliates"), as that term is defined in Rule 144 under the Securities Act ("Rule 144"), may generally only be resold in compliance with applicable provisions of Rule 144. Beginning approximately 90 days after the date of this Prospectus and without taking into account the agreements described in the following paragraph, approximately 4,331,363 additional shares of Common Stock (including approximately 421,666 shares covered by options exercisable within the 90-day period following the date of this Prospectus) will become eligible for immediate resale in the public market, subject to compliance as to certain of such shares with applicable provisions of Rules 144 and 701.

  The Company, the executive officers and directors of the Company, and certain securityholders, who in the aggregate hold approximately 6,652,969 shares of Common Stock (including 471,676 shares of Common Stock that may be acquired pursuant to the exercise of vested options or warrants held by them at March 31, 1996) have agreed pursuant to certain agreements that they will not, without the prior written consent of the Representatives and, in certain cases, the Company, offer, sell or otherwise dispose of the shares of Common Stock beneficially owned by them for a period of 180 days from the date of the Underwriting Agreement. The shares subject to the lock-up agreements include approximately 1,034,928 of the shares of Common Stock that would otherwise have become immediately eligible for resale in the public market upon completion of this offering and approximately 4,205,348 of the shares of Common Stock (including approximately 366,641 shares of Common Stock covered by options exercisable within the 90-day period following the date of the Underwriting Agreement) that would otherwise have become eligible for resale in the public market beginning approximately 90 days after the date of the Underwriting Agreement, subject to compliance as to certain of such shares with the applicable provisions of Rules 144 and 701.

  In general, under Rule 144 as currently in effect, beginning approximately 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 92,653 immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144. The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k).

  Securities issued in reliance on Rule 701 (such as shares of Common Stock that may be acquired pursuant to the exercise of certain options granted under the 1992 Option Plan) are also restricted securities and, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, may be sold by stockholders other than an Affiliate of the Company subject only to the manner of sale provisions of Rule 144 and by an Affiliate under Rule 144 without compliance with its two-year holding period requirement.

  At the completion of this offering, certain persons and entities (the "Rightholders"), will be entitled to certain rights with respect to the registration under the Securities Act of a total of approximately 6,691,807 shares of Common Stock (the "Registrable Shares"), including 105,035 shares of Common Stock that may be acquired pursuant to the exercise of outstanding warrants (assuming an initial public offering price of $12.00 per share), under the terms of an agreement among the Company and the Rightholders (the "Registration Agreement"). The Registration Agreement generally provides that in the event the Company proposes to register any of its securities under the Securities Act at any time, with certain exceptions, the Rightholders shall be entitled to include Registrable Shares in such registration, subject to the right of the managing underwriter of any underwritten offering to exclude from such registration for marketing reasons some or all of such Registrable Shares. Certain Rightholders have the additional right under the Registration Agreement to require the Company to prepare and file registration statements under the Securities Act with respect to a total of approximately 6,476,909 Registrable Shares, including shares of Common Stock that may be acquired upon the exercise of outstanding warrants (assuming an initial public offering price of $12.00 per share), if such Rightholders holding specified percentages of such Registrable Shares so request, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Under the Registration Agreement, the Company is not required to file a registration statement within six months of the effective date of the Registration Statement of which this Prospectus is a part. The Company is generally required to bear the expense of all such registrations.

  Prior to this offering, there has been no public market for the Common Stock. No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market could adversely affect the market price of the Company's Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement among the Company and the Underwriters (the "Underwriting Agreement"), the Company has agreed to sell to each of the underwriters named below (the "Underwriters") for whom Salomon Brothers Inc, Raymond James & Associates, Inc. and Vector Securities International, Inc. are acting as representatives (the "Representatives"), and each such Underwriter has severally agreed to purchase from the Company, the aggregate number of shares of Common Stock set forth opposite its name below:

                                                                       NUMBER
   UNDERWRITERS                                                       OF SHARES
   ------------                                                       ---------
   Salomon Brothers Inc .............................................
   Raymond James & Associates, Inc. .................................
   Vector Securities International, Inc. ............................
                                                                         ---
     Total...........................................................
                                                                         ===

  In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the shares of Common Stock offered hereby (other than those subject to the over-allotment option described below) if any such shares are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has been advised by the Representatives that the several Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price, less a concession
not in excess of $   per share. The Underwriters may allow, and such dealers
may reallow, a concession not in excess of $   per share to certain other
dealers. After the public offering, the public offering price and such concessions may be changed.

  The Company has granted to the Underwriters an option to purchase up to 450,000 additional shares of Common Stock from the Company at the initial public offering price less the underwriting discount, solely to cover over-allotments. The option may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

  The Company and the directors, executive officers and major shareholders of the Company (the "Directors, Officers and Major Shareholders") have agreed, pursuant to "lock-up" agreements, not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of any shares of Common Stock beneficially owned by them or any securities convertible into, or exchangeable or exercisable for, shares of Common Stock for a period of 180 days following the date of execution of the Underwriting Agreement without the prior written consent of the Representatives, except for (a) in the case of the Company, (i) the Common Stock offered hereby, (ii) issuances of Common Stock and grants of options pursuant to any stock option plan, stock ownership plan, stock purchase plan and dividend reinvestment plan of the Company described herein,
(iii) issuances of Common Stock upon the conversion of securities or the exercise of options or warrants outstanding on the date the Underwriting Agreement is executed or granted pursuant to a certain agreement previously entered into by the Company, (iv) issuances and sales of Common Stock or other securities convertible into or exchangeable for Common Stock or warrants or other rights to purchase Common Stock in connection with the execution and delivery of any research and development, licensing, distribution or other similar arrangement and (v) pursuant to an acquisition by the Company; and (b) in the case of the Directors, Officers and Major Shareholders, shares of Common Stock disposed of or acquired (i) as bona fide gifts, (ii) pursuant to the laws of testamentary or intestate descent, (iii) pursuant to a final and nonappealable order of a court or other body of competent jurisdiction, (iv) as payment of the exercise of options under any stock option plan of the Company and (v) shares acquired on the open market.

  The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

  The foregoing is a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement which is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

  The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Certain of the Representatives have provided from time to time, and may provide in the future, investment banking or commercial banking services to the Company for which they have received or expect to receive customary fees and commissions. In 1994, the Company paid Vector Securities International, Inc. ("Vector") $25,000 for financial advisory services provided to the Company. In 1995, the Company engaged Vector to serve as a financial advisor in identifying potential acquisitions. In 1996, this engagement was terminated by the Company. However, the Company has agreed to pay Vector certain compensation if within two years after the date of termination the Company consummates an acquisition with any entity identified to the Company by Vector or as to which Vector rendered any service on behalf of the Company during the engagement.

  Prior to this offering there has been no public trading market for the Company's securities. Accordingly, the public offering price of the shares of Common Stock will be determined by negotiations among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing economic conditions, the sales, earnings and certain other financial and operating information of the Company in recent periods, the present state of the Company's business operations, the future prospects of the Company and its industry in general, financial and operating information of companies engaged in activities similar to those of the Company, an assessment of the Company's management and the market prices of securities for comparable companies, the general condition of the securities market at the time of the offering and other relevant factors. There can be no assurance that the prices at which the Common Stock will sell in the public market after the offering will not be lower than the price at which the Common Stock was sold by the Underwriters.

  Following this offering, the Representatives intend to serve as market makers for the Company's Common Stock.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered by the Company hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts. Certain legal matters have been passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

  The balance sheets as of December 31, 1994 and 1995 and the statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The statements in this Prospectus set forth under the captions "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights; License Obligations" and "Business--Patents, Trade Secrets and Proprietary Rights" (other than the statements set forth in the second, fifth and sixth paragraphs of "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights; License Obligations" and the last sentence of the second paragraph and the sixth paragraph of "Business--Patents, Trade Secrets and Proprietary Rights") have been reviewed and approved by Hamilton, Brook, Smith & Reynolds, P.C., patent counsel for the Company, as experts on such matters, and are included herein in reliance upon such review and approval.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

  In late 1995, the Company engaged Coopers & Lybrand L.L.P., as its independent accountants, in replacement of its former independent accountants. The decision was made by the Company's Board of Directors, upon the recommendation of management, and was not due to any disagreement with the former accountants. This decision was subsequently ratified by the Company's stockholders. During the fiscal years ended December 31, 1993 and 1994 and the subsequent interim period immediately preceding the date of this change, the Company had no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement if not resolved to the satisfaction of the former accountants would have caused them to make reference thereto in their report on the Company's financial statements; and the reports of the former accountants on the Company's financial statements for 1993 and 1994 did not contain any adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

  The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                                MICROSURGE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Accountants.........................................  F-2
Balance Sheets as of December 31, 1994, 1995 and March 31, 1996
 (unaudited)..............................................................  F-3
Statements of Operations for the years ended December 31, 1993, 1994 and
 1995 and for the three months ended March 31, 1995 and 1996 (unaudited)..  F-4
Statements of Stockholders' Equity (Deficit)  for the years ended December
 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996
 (unaudited)..............................................................  F-5
Statements of Cash Flows for the years ended December 31, 1993, 1994 and
 1995 and for the three months ended March 31, 1995 and 1996 (unaudited)..  F-6
Notes to Financial Statements.............................................  F-7

  THIS IS THE FORM OF THE REPORT WHICH WILL BE ISSUED UPON EFFECTIVENESS OF THE STOCK SPLIT DESCRIBED IN NOTE 14 TO THE FINANCIAL STATEMENTS.

Boston, Massachusetts                                  Coopers & Lybrand L.L.P.

May 28, 1996


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Microsurge, Inc.:

  We have audited the accompanying balance sheets of Microsurge, Inc. as of December 31, 1994 and 1995 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Microsurge, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


Boston, Massachusetts                                  Coopers & Lybrand L.L.P.
April 19, 1996, except as to the information
in Note 14, for which the date is     , 1996

                                MICROSURGE, INC.

                                 BALANCE SHEETS

                                DECEMBER 31,
                          --------------------------
                                                                     PRO FORMA
                                                       MARCH 31,     MARCH 31,
                              1994          1995          1996          1996
                          ------------  ------------  ------------  ------------
ASSETS                                                       (UNAUDITED)
Current assets:
  Cash and cash
   equivalents..........  $    525,898  $    264,889  $  2,159,769  $  2,159,769
  Marketable
   securities...........     3,530,368     1,540,700       243,407       243,407
  Accounts receivable,
   net of allowance for
   doubtful accounts of
   $28,000 in 1994,
   $80,000 in 1995 and
   $100,000 at March 31,
   1996.................       554,693       711,691       736,932       736,932
  Inventories...........       779,525       984,755       997,283       997,283
  Other current assets..         3,873        44,358        30,292        30,292
                          ------------  ------------  ------------  ------------
      Total current
       assets...........     5,394,357     3,546,393     4,167,683     4,167,683
Property and equipment,
 net....................       863,496       936,940       951,645       951,645
Restricted cash.........        96,000        96,000        96,000        96,000
Purchased technology....           --        290,000       265,833       265,833
Other assets............        43,818        38,835        38,835        38,835
                          ------------  ------------  ------------  ------------
      Total assets......  $  6,397,671  $  4,908,168  $  5,519,996  $  5,519,996
                          ============  ============  ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and
   accrued expenses.....  $    696,890  $  1,238,974  $  1,085,729  $  1,085,729
  Note payable..........           --        150,000       150,000       150,000
  Current portion of
   capital lease
   obligation...........       259,760       291,145       260,086       260,086
                          ------------  ------------  ------------  ------------
      Total current
       liabilities......       956,650     1,680,119     1,495,815     1,495,815
Capital lease
 obligation.............       243,837       197,090       135,630       135,630
Convertible subordinated
 notes, net of
 discount...............           --            --      2,275,903           --
Commitments (Notes 8 and
 9)
Redeemable convertible
 preferred stock, $.001
 par value; 12,000,000
 shares authorized;
 7,068,652 shares issued
 and outstanding at
 December 31, 1994 and
 8,580,587 shares issued
 and outstanding at
 December 31, 1995 and
 March 31, 1996;
 (liquidation preference
 of $25,365,874 and
 $25,888,402 at December
 31, 1995 and March 31,
 1996, respectively). No
 shares issued and
 outstanding
 (pro forma)............    19,230,207    25,300,934    25,875,033           --
Stockholders' equity
 (deficit):
  Common stock, $.001
   par value; 9,016,000
   shares authorized;
   372,647, 405,330,
   405,474 and 6,257,655
   shares issued and
   outstanding at
   December 31, 1994,
   1995, March 31, 1996
   and on a pro forma
   basis, respectively..           372           405           405         6,257
  Additional paid-in
   capital..............           --            --            --     28,145,084
  Accumulated deficit...   (14,033,395)  (22,270,380)  (24,262,790)  (24,262,790)
                          ------------  ------------  ------------  ------------
      Total
       stockholders'
       equity
       (deficit)........   (14,033,023)  (22,269,975)  (24,262,385)    3,888,551
                          ------------  ------------  ------------  ------------
      Total liabilities
       and stockholders'
       equity
       (deficit)........  $  6,397,671  $  4,908,168  $  5,519,996  $  5,519,996
                          ============  ============  ============  ============

    The accompanying notes are an integral part of the financial statements.

                                MICROSURGE, INC.

                            STATEMENTS OF OPERATIONS


                                                                  THREE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,                 MARCH 31,
                         -------------------------------------  ------------------------
                            1993         1994         1995         1995         1996
                         -----------  -----------  -----------  -----------  -----------
                                                                      (UNAUDITED)
Product sales........... $   101,300  $ 1,547,545  $ 3,796,645  $   686,880  $ 1,172,519
Cost of goods sold......      53,180    1,041,498    2,369,825      428,009      723,936
                         -----------  -----------  -----------  -----------  -----------
                              48,120      506,047    1,426,820      258,871      448,583
                         -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Research and
   development..........   1,939,448    2,010,427    1,913,006      399,453      496,222
  Selling, general and
   administrative.......   1,758,479    3,311,777    5,911,955    1,186,920    1,436,922
                         -----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........   3,697,927    5,322,204    7,824,961    1,586,373    1,933,144
                         -----------  -----------  -----------  -----------  -----------
Other (income) expense:
  Interest income.......    (196,305)    (172,660)    (131,212)     (47,888)     (20,153)
  Interest expense......       2,789       33,394       63,912       28,189       31,977
                         -----------  -----------  -----------  -----------  -----------
    Net loss............ $(3,456,291) $(4,676,891) $(6,330,841) $(1,307,803) $(1,496,385)
                         ===========  ===========  ===========  ===========  ===========
Net loss per common and
 common equivalent
 share--historical basis
 (Note 2)
Pro forma net loss per
 common and common
 equivalent share.......                           $     (1.02)              $     (0.24)
                                                   ===========               ===========
Pro forma weighted
 average common and
 common equivalent
 shares outstanding.....                             6,193,974                 6,213,121
                                                   ===========               ===========


    The accompanying notes are an integral part of the financial statements.

                                MICROSURGE, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                            COMMON STOCK
                          ---------------- ADDITIONAL                     TOTAL
                          NUMBER OF         PAID-IN    ACCUMULATED    STOCKHOLDERS'
                           SHARES   AMOUNT  CAPITAL      DEFICIT     EQUITY (DEFICIT)
                          --------- ------ ----------  ------------  ----------------
Balance, December 31,
 1992...................   217,796   $218  $     --    $ (3,831,074)   $ (3,830,856)
Issuance of common stock
 under license
 agreement..............     5,796      6      2,694            --            2,700
Issuance of common stock
 upon exercise of stock
 options................    16,905     17      7,858            --            7,875
Accretion of redeemable
 convertible
 preferred stock........       --     --     (10,552)    (1,086,869)     (1,097,421)
Net loss................       --     --         --      (3,456,291)     (3,456,291)
                           -------   ----  ---------   ------------    ------------
Balance, December 31,
 1993...................   240,497    241        --      (8,374,234)     (8,373,993)
Issuance of common stock
 under license
 agreements.............    23,184     23     12,577            --           12,600
Issuance of common stock
 upon exercise of stock
 options and warrants...   108,966    108    456,043            --          456,151
Accretion of redeemable
 convertible
 preferred stock........       --     --    (468,620)      (982,270)     (1,450,890)
Net loss................       --     --         --      (4,676,891)     (4,676,891)
                           -------   ----  ---------   ------------    ------------
Balance, December 31,
 1994...................   372,647    372        --     (14,033,395)    (14,033,023)
Issuance of common stock
 upon exercise of stock
 options................    32,683     33     15,192            --           15,225
Accretion of redeemable
 convertible
 preferred stock........       --     --     (15,192)    (1,906,144)     (1,921,336)
Net loss................       --     --         --      (6,330,841)     (6,330,841)
                           -------   ----  ---------   ------------    ------------
Balance, December 31,
 1995...................   405,330    405        --     (22,270,380)    (22,269,975)
Issuance of common stock
 upon exercise of stock
 options................       144    --          74            --               74
Issuance of warrants....       --     --      78,000            --           78,000
Accretion of redeemable
 convertible preferred
 stock..................       --     --     (78,074)      (496,025)       (574,099)
Net loss................       --     --         --      (1,496,385)     (1,496,385)
                           -------   ----  ---------   ------------    ------------
Balance, March 31, 1996
 (unaudited)............   405,474   $405  $     --    $(24,262,790)   $(24,262,385)
                           =======   ====  =========   ============    ============

    The accompanying notes are an integral part of the financial statements.

                                MICROSURGE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                        THREE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                 MARCH 31,
                              --------------------------------------  ------------------------
                                 1993         1994          1995         1995         1996
                              -----------  -----------  ------------  -----------  -----------
                                                                            (UNAUDITED)
Cash flows from operating
 activities:
  Net loss..................  $(3,456,291) $(4,676,891) $(6,330,841)  $(1,307,803) $(1,496,385)
  Adjustments to reconcile
   net loss to net cash used
   in operating activities:
    Depreciation and
     amortization...........       82,620      272,388       366,934       97,324      127,044
    Provision for doubtful
     accounts...............          --        28,000        80,000       20,000       20,000
    Loss on disposal of
     property and
     equipment..............          --           --         35,261          --           --
    Issuance of common stock
     under
     license agreements.....        2,700       12,600           --           --           --
    Changes in operating
     assets and liabilities:
      Accounts receivable...      (55,725)    (526,968)     (236,998)      48,277      (45,241)
      Inventories...........     (142,840)    (636,685)     (205,230)    (240,986)     (12,528)
      Other current assets..       (8,751)       7,032       (40,485)     (20,648)      14,066
      Accounts payable and
       accrued
       expenses.............      187,041      244,715       542,084        1,443     (153,245)
      Accrued interest on
       convertible
       subordinated notes...          --           --            --           --        15,156
                              -----------  -----------  ------------  -----------  -----------
      Net cash used in
       operating
       activities...........   (3,391,246)  (5,275,809)   (5,789,275)  (1,402,393)  (1,531,133)
                              -----------  -----------  ------------  -----------  -----------
Cash flows from investing
 activities:
  Purchase of marketable
   securities...............   (4,107,982)  (5,477,482)   (2,082,639)    (590,794)         --
  Proceeds from sale or
   maturity of
   marketable securities....      997,129    5,057,967     4,072,307    3,525,216    1,297,293
  Purchase of property and
   equipment................     (132,421)    (230,211)     (226,341)     (92,125)    (113,249)
  Purchase of technology....          --           --       (290,000)         --           --
  Decrease (increase) in
   other assets.............      (23,521)     (13,883)           83       (6,972)         --
                              -----------  -----------  ------------  -----------  -----------
     Net cash provided by
      (used in)
      investing activities..   (3,266,795)    (663,609)    1,473,410    2,835,325    1,184,044
                              -----------  -----------  ------------  -----------  -----------
Cash flows from financing
 activities:
  Payments on capital lease
   obligations..............      (16,285)    (163,544)     (259,760)     (63,490)     (92,519)
  Proceeds from exercise of
   stock options and sale of
   common stock.............        7,875        1,151        15,225        4,875           74
  Proceeds from exercise of
   warrants.................          --       455,000           --           --           --
  Proceeds from note
   payable..................          --           --        150,000          --           --
  Additions to restricted
   cash.....................      (48,000)     (48,000)          --           --           --
  Proceeds from convertible
   subordinated notes and
   related warrants.........          --           --            --           --     2,334,414
  Proceeds from redeemable
   convertible preferred
   stock, net...............          --     5,970,350     4,149,391          --           --
                              -----------  -----------  ------------  -----------  -----------
     Net cash provided by
      (used in)
      financing activities..      (56,410)   6,214,957     4,054,856      (58,615)   2,241,969
                              -----------  -----------  ------------  -----------  -----------
Net increase (decrease) in
 cash and cash equivalents..   (6,714,451)     275,539      (261,009)   1,374,317    1,894,880
Cash and cash equivalents,
 beginning of period........    6,964,810      250,359       525,898      525,898      264,889
                              -----------  -----------  ------------  -----------  -----------
Cash and cash equivalents,
 end of period..............  $   250,359  $   525,898  $    264,889  $ 1,900,215  $ 2,159,769
                              ===========  ===========  ============  ===========  ===========

    The accompanying notes are an integral part of the financial statements.

                               MICROSURGE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

  Microsurge, Inc. (the "Company") was incorporated in Delaware on February 27, 1991. The Company designs, develops, manufactures and markets surgical instrumentation for use in minimally invasive surgery.

  The Company has a limited operating history and has had limited sales to date. Since inception in 1991, the Company has engaged primarily in researching, developing, testing, obtaining regulatory clearances and developing manufacturing capabilities for its products. The Company first began marketing and selling products in the second half of 1993. The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, competition from substitute products and larger companies, customers' reliance on third party reimbursement, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on international distributors, third party manufacturers and key suppliers, product liability, and dependence on key individuals. In addition a significant portion of the Company's sales relate to one product line.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Unaudited Interim Financial Statements

 In the opinion of the Company's management, the March 31, 1995 and 1996 unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year or for any future period.

  Cash and Cash Equivalents

  Cash and cash equivalents are stated at cost, which approximates market. The Company considers highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. At December 31, 1995 and March 31, 1996 approximately 60% and 72%, respectively, of cash and cash equivalents were held in a money market account that was readily convertible to cash.

 Marketable Securities

  The Company has classified its marketable securities as "available for sale". Marketable securities are reported at fair value, which was not materially different from cost plus accrued interest. All marketable securities held by the Company mature in less than a year. The effect of realized gains and losses on the financial statements for the years 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 were immaterial.

  Marketable securities consist of the following:

                                                                      MARCH 31,
                                                  1994       1995       1996
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
   Corporate debt securities.................. $2,552,645 $1,540,700  $243,407
   Commercial paper...........................    977,723        --        --
                                               ---------- ----------  --------
                                               $3,530,368 $1,540,700  $243,407
                                               ========== ==========  ========

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

                               MICROSURGE, INC.

 Property and Equipment

  Property and equipment are recorded at cost. Costs of major additions and betterments are capitalized; maintenance and repairs which do not improve or extend the life of the respective assets are charged to operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, typically for three to five years, or, in the case of leasehold improvements over the lesser of the useful life or the lease term. Equipment under capital lease is amortized over the life of the lease.

  Upon retirement or sale, the cost of the assets disposed of and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss.

 Purchased Technology

  Purchased technology is amortized on a straight line basis over three years, the estimated useful life.

  The Company evaluates the possible impairment in the value of intangible assets by assessing the carrying value of the asset against the anticipated future cash flows from related operating activities. Factors considered in performing this assessment include current operating results, trends and prospects, and, in addition, demand, competition, and other economic factors.

 Revenue Recognition

  The Company recognizes revenue upon the later of shipment of the product or, if applicable, acceptance by the customer.

 Research and Development Expenses

  Research and development costs are expensed as incurred.

 Income Taxes

  The Company accounts for income taxes under the liability method. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is required to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

 Industry Segments

  The Company's operations are located solely within the United States and relate to one industry segment. Operations consist of designing, manufacturing and marketing medical instruments for use in minimally invasive surgery.

  Export sales in 1993, 1994 and 1995 were $24,000, $505,000 and $1,160,000 respectively. For the three months ended March 31, 1995 and 1996, export sales were $163,000 and $261,000, respectively.

 Concentration of Credit Risk

  The Company sells its products principally through a direct sales force domestically and through distributors outside of the United States to hospitals and other healthcare institutions. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company provides reserves for customer receivable balances which are considered potentially uncollectible. The provision charged to the statement of operations was $0, $28,000, $80,000, $20,000

                               MICROSURGE, INC.

and $20,000 in 1993, 1994, and 1995 and for the three months ended March 31, 1995 and 1996, respectively. Write-offs against the allowances were $28,000 in 1995. There were no write-offs against the allowance in 1993, 1994 or in the three months ended March 31, 1995 and 1996. One customer accounted for approximately 13% and 10% of 1993 and 1994 product sales respectively. For the three months ended March 31, 1995 one customer accounted for 13% of product sales. No customer accounted for more than 10% of product sales in 1995 or in the three months ended March 31, 1996.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 Pro Forma Presentation (unaudited)

  All outstanding shares of redeemable convertible preferred stock and the outstanding principal (including accrued interest through March 31, 1996) on the convertible subordinated notes will convert into common stock upon the consummation of a registered public offering of the Company's common stock. The unaudited pro forma balance sheet as of March 31, 1996 has been prepared assuming the conversion of all the outstanding shares of the redeemable convertible preferred stock into 5,525,860 shares of common stock (see Note
10) and the conversion of the outstanding principal and accrued interest on the convertible subordinated notes, as of March 31, 1996, into 326,321 shares of common stock (assuming an initial public offering price of $12.00 per share) (See Note 8).

 Net Loss Per Share

  Net loss per common share is computed based upon the weighted average number of common shares and common equivalent shares outstanding. Common equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive. In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), all common and common equivalent shares issued during the twelve month period prior to the initial filing date in April 1996 of the Registration Statement relating to the Company's initial public offering have been included in the calculation as if they were outstanding for all periods presented. The common equivalent shares were determined using the treasury stock method at an assumed initial public offering price of $12.00 per share.

                               MICROSURGE, INC.

  Net loss per common share on a historical basis is as follows:

                                                                     THREE MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,                 MARCH 31,
                            -------------------------------------  ------------------------
                               1993         1994         1995         1995         1996
                            -----------  -----------  -----------  -----------  -----------
                                                                         (UNAUDITED)
   Net loss................ $(3,456,291) $(4,676,891) $(6,330,841) $(1,307,803) $(1,496,385)
   Accretion of redeemable
    convertible preferred
    stock..................  (1,097,421)  (1,450,890)  (1,796,620)    (449,072)    (449,072)
                            -----------  -----------  -----------  -----------  -----------
   Net loss applicable to
    common shareholders.... $(4,553,712) $(6,127,781) $(8,127,461) $(1,756,875) $(1,945,457)
   Net loss per common and
    common
    equivalent share.......      $(3.07)      $(4.05)      $(4.95)      $(1.07)      $(1.17)
   Weighted average common
    and common equivalent
    shares outstanding.....   1,484,115    1,512,482    1,641,784    1,634,868    1,660,931

  Net loss per common share on a pro forma basis is computed in the same manner as net loss per common share on a historical basis except all outstanding shares of preferred stock are included in the computation as if they had been converted into shares of common stock even if anti-dilutive.

  Fully diluted net loss per common share is the same as primary net loss per common share.

 New Accounting Pronouncement

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which is effective for fiscal year 1996. The Company has determined that it will elect the disclosure-only alternative. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair value based method beginning in fiscal 1996 with comparable disclosures for fiscal 1995. The Company has not determined the impact of these pro forma adjustments.

3. INVENTORIES

  Inventories consist of the following:

                                                                      MARCH 31,
                                                     1994     1995      1996
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
   Purchased parts and subassemblies.............. $288,203 $388,384  $377,246
   Work in process................................   71,397   63,558    75,692
   Finished goods.................................  419,925  532,813   544,345
                                                   -------- --------  --------
                                                   $779,525 $984,755  $997,283
                                                   ======== ========  ========

                               MICROSURGE, INC.

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                    MARCH 31,
                                                1994       1995       1996
                                             ---------- ---------- -----------
                                                                   (UNAUDITED)
   Machinery and equipment.................. $  408,808 $  570,131 $  683,380
   Leasehold improvements...................     55,799     73,226     73,226
   Furnitures and fixtures..................     14,672     14,672     14,672
   Equipment under capital leases...........    753,443    900,151    900,151
                                             ---------- ---------- ----------
                                              1,232,722  1,558,180  1,671,429
   Less accumulated depreciation and
    amortization............................    369,226    621,240    719,784
                                             ---------- ---------- ----------
                                             $  863,496 $  936,940 $  951,645
                                             ========== ========== ==========

  Accumulated depreciation and amortization amounted to $180,562, $444,226 and $514,664 on equipment under capital leases at December 31, 1994 and 1995 and March 31, 1996, respectively.

5. PURCHASED TECHNOLOGY

  In August 1995, the Company entered into an agreement to purchase the technology used in one of the Company's current products. The Company licensed back to the seller a non-exclusive, non-transferable, right to manufacture the products covered by the patent solely for the Company.

  In connection with the agreement, the Company agreed to pay $290,000 for the acquired technology, purchase a minimum of $100,000 in products by the end of February 1996, and pay royalties on related product sales for five years. The $290,000 cost of technology has been capitalized. Accumulated amortization amounted to $24,167 as of March 31, 1996. Amortization commenced in 1996 when sales began.

6. INCOME TAXES

  No provision for income taxes was recorded in 1993, 1994, 1995 and the three-month period ended March 31, 1996 as the Company incurred net losses.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income taxes were as follows:

                                                            1994        1995
                                                         ----------  ----------
   Gross deferred tax assets:
     Net operating losses............................... $3,887,000  $6,463,000
     Research and development credits...................    140,000     174,000
     Start-up costs.....................................    777,000     555,000
     Other..............................................      5,000     184,000
                                                         ----------  ----------
       Total............................................  4,809,000   7,376,000
   Gross deferred tax liabilities:
     Depreciation.......................................          0     (19,000)
     Other..............................................     (2,000)     (5,000)
                                                         ----------  ----------
       Total............................................     (2,000)    (24,000)
     Valuation allowance................................ (4,807,000) (7,352,000)
                                                         ----------  ----------
     Net deferred tax asset/(liability)................. $      --   $      --
                                                         ==========  ==========

                               MICROSURGE, INC.

  A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset due to the uncertainty of realization.

  At December 31, 1995, the Company had approximately $16,155,000 of net operating loss carryforwards and $174,000 of federal tax credit carryforwards available for income tax purposes. These net operating loss and credit carryforwards will expire in the years 2006 through 2010. During 1992, in conjunction with the Series C redeemable convertible preferred stock offering a change in ownership, as defined in the Internal Revenue Code, occurred. As a result of this change in ownership, the use of approximately $1,638,000 of the net operating loss carryforward is limited to approximately $187,000 per year beginning in 1992. The issuance of stock subsequent to the 1992 change in ownership has not constituted an additional change in ownership. However, ownership changes in future periods, which may be triggered by events such as the initial public offering for which these financial statements are prepared, may further limit the Company's ability to utilize net operating loss and tax credit carryforwards.

7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

  Accounts payable and accrued liabilities consist of the following:

                                                                      MARCH 31,
                                                   1994      1995       1996
                                                 -------- ---------- -----------
                                                                     (UNAUDITED)
   Trade accounts payable....................... $441,005 $  834,686 $  759,287
   Payroll and payroll related items............  118,088    190,840     88,041
   Deferred rent................................   51,387     87,711     94,951
   Other........................................   86,410    125,737    143,450
                                                 -------- ---------- ----------
                                                 $696,890 $1,238,974 $1,085,729
                                                 ======== ========== ==========

8. DEBT

 Capital Lease Obligation

  Pursuant to a capital lease agreement entered into during 1993 and as amended in 1994, the Company maintains $96,000 in restricted cash at December 31, 1995 and 1994 to collateralize a $96,000 standby letter of credit. Additionally, the Company issued to the lessor in 1993 and 1994 certain warrants for the purchase of preferred stock (see Note 11).

  Future minimum lease payments under these capital lease obligations as of December 31, 1995 are as follows:

   YEAR                                                                 AMOUNT
   -----                                                               --------
   1996............................................................... $322,242
   1997...............................................................  159,561
   1998...............................................................   51,490
                                                                       --------
   Total minimum lease payments.......................................  533,293
   Less--amount representing interest.................................   45,058
                                                                       --------
   Capital lease obligation...........................................  488,235
   Less--current portion..............................................  291,145
                                                                       --------
                                                                       $197,090
                                                                       ========

                               MICROSURGE, INC.

 Line of Credit

  The Company entered into a line of credit agreement with a bank in 1994, which was amended in 1995, to allow for borrowings not to exceed the lesser of $1,000,000 or a specified percentage of eligible accounts receivable. Borrowings under the line of credit are collateralized by substantially all assets of the Company and bear interest at the bank's prime rate (8.5% at December 31, 1995) plus 2%. At December 31, 1995 and March 31, 1996 there was $150,000 outstanding under the line of credit. No amounts were outstanding at December 31, 1994. The line of credit agreement provides for the Company to maintain certain covenants, including defined levels of tangible net worth and debt to equity, limitations on losses and minimum working capital ratios. In addition, the agreement prohibits the payment of cash dividends and repurchases of stock by the Company and the incurrence of additional indebtedness. In April 1996, the line of credit agreement was amended (see
Note 14) and will now expire in May 1997.

 Convertible Subordinated Notes

  On February 28, 1996 the Company entered into a credit agreement with a group of lenders ("Purchasers") who agreed to purchase a series of convertible subordinated notes ("the Notes") up to $3,268,180 upon the request of the Company. The Company received an initial advance of $2,334,414 in February and March 1996. The Notes bear interest at 9.25%, and mature on August 28, 1997. The Company may prepay amounts outstanding on the Notes without penalty at any time after the Investor Sale (as defined below) and prior to maturity date.

  Upon the closing, or series of closings, in which the Company sells capital stock of the Company for gross proceeds of $10,000,000 or more (the "Investor Sale"), the Notes will be convertible, at the option of the Purchasers, into the same type and class of stock issued in connection with the Investor Sale. Any outstanding principal amount of the Notes plus accrued interest may convert at a conversion price equal to 60% of the price per share paid by the purchasers of capital stock in connection with the Investor Sale (the "Investor Sale Price").

  Warrants for the purchase of common stock in the Company will be issued under two circumstances in accordance with the credit agreement. All warrants issued pursuant to the credit agreement will be exercisable at any time after the Investor Sale and prior to February 28, 1999 for a purchase price equal to the Investor Sale Price.

  The first set of warrants were issued to the Purchasers upon the execution of the credit agreement. Each Purchaser received a warrant, subject to the terms above, for the purchase of a number of shares of common stock determined by dividing (i) the maximum principal amount of the Notes that could be purchased by such purchaser under the credit agreement, by (ii) the Investor Sale Price, and then multiplying such number by 10%.

  The second set of warrants are issuable to the Purchasers upon each advance. At such time each Purchaser will receive a warrant, subject to the terms above, for the purchase of a number of shares of common stock determined by dividing (i) the principal amount of the Note purchased on such date by such Purchaser, by (ii) the Investor Sale Price, and then multiplying such number by 40%. The Company issued warrants in connection with the initial advance in February and March 1996.

  These warrants are valued at $78,000 and the Notes are carried net of original issue debt discount of $78,000 resulting in an effective annual interest rate of 11.5%. Amortization of the discount, which is recorded as interest expense, totaled $4,333 for the three month period ended March 31, 1996.

                               MICROSURGE, INC.

9. COMMITMENTS

 Operating Leases

  The Company leases its facility and certain equipment under operating leases. Rent expense for the leased facility and equipment was approximately $75,000, $155,000 and $308,000 during the years ended December 31, 1993, 1994 and 1995, respectively, and $78,000 and $67,000 for the three month periods ended March 31, 1995 and 1996, respectively. As of December 31, 1995, the minimum future rental payments under these lease agreements are as follows:

   YEAR                                                                 AMOUNT
   -----                                                              ----------
   1996.............................................................. $  229,897
   1997..............................................................    258,402
   1998..............................................................    309,677
   1999..............................................................    239,510
                                                                      ----------
                                                                      $1,037,486
                                                                      ==========

 License Agreements

  The Company has entered into agreements with certain organizations and individuals under which the Company has been granted exclusive license and distribution rights for the products, technologies and procedures being developed by the organizations and individuals. Under the agreements, the Company is obligated to make royalty payments based on eventual net product sales of licensed products. No sales or royalty amounts have been recorded to date.

  In connection with one agreement, the Company issued 11,592 shares of its common stock over a three year period commencing in 1992. The Company recorded expense for the fair value of the stock on the dates of grant.

  In connection with another agreement, the Company issued 20,286 shares of its common stock in 1994 and recorded a related charge to expense for the fair value of the stock on the date of grant. The Company also issued nonqualified options to purchase 117,852 shares of its common stock for $5.05 per share which vest upon attainment of certain performance criteria (see Note 11). The fair value of the options will be recorded as expense as the performance criteria are attained.

                               MICROSURGE, INC.

10. REDEEMABLE CONVERTIBLE PREFERRED STOCK

  The Company has authorized the issuance of up to 12,000,000 shares of redeemable convertible preferred stock, $.001 par value (collectively, the Preferred Stock). The Preferred Stock consisted of the following:

                                                                    MARCH 31,
                                              1994        1995        1996
                                           ----------- ----------- -----------
                                                                   (UNAUDITED)
  Series A--
   Authorized--750,000 shares
   Issued and outstanding--750,000 shares
    at December 31, 1994 and 1995 and
    March 31, 1996 (liquidation
    preference of $1,050,000 at December
    31, 1995 and $1,068,750 at March 31,
    1996)................................  $   975,000 $ 1,050,000 $ 1,068,750
  Series B--
   Authorized--300,000 shares
   Issued and outstanding--300,000 shares
    at December 31, 1994 and 1995 and
    March 31, 1996 (liquidation
    preference of $1,260,000 at December
    31, 1995 and $1,282,500 at March 31,
    1996)................................    1,170,000   1,260,000   1,282,500
  Series C--
   Authorized--3,920,659 shares
   Issued and outstanding--3,836,834
    shares at December 31, 1994 and 1995
    and March 31, 1996 (liquidation
    preference of $11,890,082 at December
    31, 1995 and $12,117,415 at March 31,
    1996)................................   10,761,388  11,693,809  11,926,913
  Series D--
   Authorized--2,213,613 shares
   Issued and outstanding--2,181,818
    shares at December 31, 1994 and 1995
    and March 31, 1996 (liquidation
    preference of $6,904,025 at December
    31, 1995 and $7,054,025 at March 31,
    1996)................................    6,323,819   7,022,706   7,197,424
  Series E--
   Authorized--1,511,935 shares
   Issued and outstanding--1,511,935
    shares at December 31, 1995 and March
    31, 1996 (liquidation preference of
    $4,261,767 at December 31, 1995 and
    $4,365,712 at March 31, 1996)........           --   4,274,419   4,399,446
                                           ----------- ----------- -----------
                                           $19,230,207 $25,300,934 $25,875,033
                                           =========== =========== ===========

  In connection with the issuance of Series C and Series D redeemable convertible preferred stock the Company also issued warrants to purchase preferred stock (see Note 11).

  The rights and preferences of the Preferred Stock are described below.

 Conversion

  Preferred Stock is convertible, at the option of the holder, into shares of common stock, at a rate of 0.644 shares for each share of preferred stock subject to adjustment based on certain defined events.

  All outstanding shares of the Preferred Stock shall automatically convert into shares of the Company's common stock upon the closing of a public offering of the Company's common stock if certain criteria are met.

                               MICROSURGE, INC.

 Voting

  The Preferred Stock has voting rights equal to the number of shares of common stock into which the Preferred Stock is convertible.

 Dividends

  Holders of the Preferred Stock are entitled to receive dividends if and when declared by the Company's Board of Directors. The preferred stockholders' rights to dividends are preferential to those of common stockholders. In addition to the declared dividends rights, the Series C, Series D and Series E preferred stockholders are entitled to cumulative dividends in preference to all other classes of stock. These cumulative dividends accrue at an annual rate of $0.237, $0.275 and $0.275 per share, respectively, subject to change, as defined, commencing on the date of issuance. At December 31, 1995, cumulative dividends of $2,796,786, $904,026 and $103,946 had accrued on the Series C, Series D and Series E redeemable convertible preferred stock, respectively. Following conversion, unpaid accrued dividends on the redeemable convertible preferred stock will not be payable.

 Liquidation

  Upon liquidation or dissolution of the Company, the holders of the Preferred Stock shall each be entitled to receive a preference in liquidation. The holders of the Series E and Series D redeemable convertible preferred stock are entitled to a preference, collectively prior to all other stockholders, of $2.75 per share plus any accrued dividends ($103,946 and $904,026 at December 31, 1995, respectively). The holders of the Series C redeemable convertible preferred stock are entitled to a preference of $2.37 per share plus any accrued dividends ($2,796,786 at December 31, 1995). The holders of the Series A and Series B redeemable convertible preferred stock are entitled to a preference of $1.00 and $3.00 per share, plus an additional $0.10 and $0.30 per share upon each anniversary of the issuance date, respectively, plus any accrued dividends. After distribution of any preferential payments to the preferred stockholders, the Series C, Series D and Series E preferred stockholders and the common stockholders shall share equally in the remaining assets based on a pro rata basis. If, after distribution to the Series E and Series D preferred stockholders there are insufficient funds to pay the Series A, Series B and Series C preferred stockholders their full preferential amount, the three classes will share ratably the remaining assets in proportion to what would have been due to them in full.

 Redemption

  The holders of the Preferred Stock have a redemption right that requires the Company to repurchase outstanding shares of the Preferred Stock. The Series C, Series D and Series E preferred stockholders may require the Company to repurchase up to 25% of the shares outstanding, per year, for each of four consecutive years beginning on June 29, 1999. The redemption value of the Series E and Series D redeemable convertible preferred stock is 110% of $2.75 ($3.025) per share plus accrued dividends and the redemption value of the Series C senior redeemable convertible preferred stock is $2.37 per share plus accrued dividends. The Series A and Series B preferred stockholders may require the Company to repurchase up to 25% of the shares outstanding, per year, for each of four consecutive years beginning on June 29 of the year that is the later of the first year in which no shares of Series C, Series D and Series E redeemable convertible stock are outstanding or 1999. The redemption value per share for the Series A and Series B redeemable convertible preferred stock is $1.00 and $3.00 per share, plus $0.10 and $0.30 per share for every year outstanding since issuance, respectively, plus accrued dividends. To the extent that the repurchase right on any of the Preferred Stock is not exercised in one year, the cumulative right may be exercised in future years, through the end of the four- year redemption period.

                               MICROSURGE, INC.

11. STOCKHOLDERS' EQUITY

 Common Stock

  The Company has authorized 9,016,000 shares of common stock, $.001 par value. The Company has reserved 6,632,404 shares of common stock for issuance upon the conversion of Preferred Stock and exercise of warrants and options at December 31, 1995.

 Stock Option Plan

  In 1994, the Company's Board of Directors and stockholders approved an amendment to its 1992 Stock Option Plan (the "Plan"). The Plan allows the Board of Directors to grant either incentive stock options or nonstatutory stock options to employees, directors and consultants. The Company has authorized the granting of options to purchase 913,010 shares of common stock under the Plan, as amended. As of December 31, 1995, 182,603 options are available for future grants under the Plan. Options issued under the Plan to employees are generally incentive stock options that vest in equal annual increments over a four-year period beginning on the effective date of issuance and expire no later than 10 years from the date of grant, and are granted at not less than fair value of the common stock at the date of grant. Options have been issued outside of the Plan to certain directors and consultants. These options vest according to varying terms (see Note 9). No options were granted outside of the plan in 1993, 1995 or the three months ended March 31, 1996.

  Stock option activity for 1993, 1994 and 1995 and for the three months ended March 31, 1996 is as follows:

                                          INCENTIVE          NONSTATUTORY
                                        STOCK OPTIONS        STOCK OPTIONS
                                     -------------------- --------------------
                                     NUMBER      PRICE    NUMBER      PRICE
                                     -------  ----------- -------  -----------
   Outstanding, December 31, 1992... 236,845  $      0.47  36,706  $      0.47
     Granted........................  99,498         0.47     --           --
     Exercised...................... (14,490)        0.47  (2,415)        0.47
     Canceled.......................  (9,660)        0.47     --           --
                                     -------  ----------- -------  -----------
   Outstanding, December 31, 1993... 312,193         0.47  34,291         0.47
     Granted........................ 265,006   0.47- 0.54 137,429   0.47- 5.05
     Exercised......................     --           --   (2,415)        0.47
     Canceled....................... (16,100)        0.47     --           --
                                     -------  ----------- -------  -----------
   Outstanding, December 31, 1994... 561,099   0.47- 0.54 169,305   0.47- 5.05
     Granted........................ 169,744         0.54   1,288         4.27
     Exercised...................... (10,948)        0.47 (21,735)        0.47
     Canceled....................... (32,328)  0.47- 0.54  (4,635)        0.47
                                     -------  ----------- -------  -----------
   Outstanding, December 31, 1995... 687,567   0.47- 0.54 144,223   0.47- 5.05
     Granted........................     --           --      --           --
     Exercised......................    (144)  0.47- 0.54     --           --
     Canceled....................... (12,026)  0.47- 0.54     --           --
                                     -------  ----------- -------  -----------
   Outstanding, March 31, 1996
    (unaudited)..................... 675,397  $0.47-$0.54 144,223  $0.47-$5.05
                                     =======              =======
   Exercisable, December 31, 1995... 250,728               19,851
                                     =======              =======

                               MICROSURGE, INC.

 Common Stock Warrants

  During 1994, the Company received $455,026 from the sale of common stock and the exercise of warrants for 106,551 shares of common stock. During 1994, the Company also entered into a consulting agreement in which the Company committed to issue a maximum of 19,320 shares of common stock to a consultant upon achievement of certain performance criteria. As of December 31, 1995 and March 31, 1996 no shares had been granted and the Company has reserved 19,320 shares of common stock for issuance upon the consultant's achievement of performance criteria. This agreement expires in July 1996.

 Preferred Stock Warrants

  In connection with the Series C redeemable convertible preferred stock offering in 1992, the Company issued a warrant to purchase 52,320 shares of Series C redeemable convertible preferred stock. The warrant is exercisable at $2.37 per share and expires August 3, 1997. The Company has reserved 52,320 shares of Series C redeemable convertible preferred stock for issuance upon exercise of this warrant.

  In connection with the Series D redeemable convertible preferred stock offering in 1994, the Company issued a warrant to purchase 17,250 shares of Series D senior redeemable convertible preferred stock. The warrant is exercisable at $2.75 per share and expires June 29, 1999. The Company has reserved 17,250 shares of Series D redeemable convertible preferred stock for issuance upon exercise of this warrant.

  In connection with equipment lease financing transactions (see Note 8), the Company issued warrants for the purchase of 28,977 shares of Series C redeemable convertible preferred stock at an exercise price of $2.37 per share, and 14,545 shares of Series D redeemable convertible preferred stock at an exercise price of $2.75 per share. The warrant to purchase Series C redeemable convertible preferred stock, and the warrant to purchase Series D redeemable convertible preferred stock, expire on June 17, 2000 and September 12, 2001, respectively, or on the second anniversary of the closing of an initial public offering of the Company's common stock, whichever is earlier. The Company has reserved 28,977 shares of Series C redeemable convertible preferred stock and 14,545 shares of Series D redeemable convertible preferred stock for issuance upon exercise of the warrants.

  Upon the closing of an initial public offering of the Company's common stock, all preferred stock warrants convert into common stock warrants at the applicable conversion rate for preferred stock then in effect (see Note 10).

12. EMPLOYEE BENEFIT PLAN

  On January 1, 1993, the Company adopted an employee benefit plan under
Section 401(k) of the Internal Revenue Code. The plan allows all employees to make contributions up to a specified percentage of their compensation. Under the plan, the Company may, but is not obligated to, match a portion of the employees' contribution up to a defined maximum. The Company did not make a matching contribution in 1993, 1994, 1995 or for the three months ended March 31, 1996.

13. SUPPLEMENTAL CASH FLOW INFORMATION

  The Company incurred capital lease obligations to obtain certain equipment in amounts of $397,055, $286,371 and $244,398 in 1993, 1994 and 1995,
respectively. No capital leases were entered into during the three months ended March 31, 1995 and 1996, respectively.

  Cash paid for interest was $2,789, $33,394 and $63,912 in 1993, 1994 and 1995, respectively, and $28,189 and $12,489 for the three months ended March 31, 1995 and 1996, respectively.

                               MICROSURGE, INC.

14. SUBSEQUENT EVENTS

  In April 1996, subsequent to the balance sheet date, the Company announced a
0.644 for 1 reverse stock split of the Company's common stock to be effected
on   , 1996 prior to the effectiveness of the Company's registration statement on Form S-1. All share, per share, pro forma and pro forma per share data in these financial statements have been retroactively restated to give effect to the stock split.

  In April 1996, the Board of Directors of the Company approved the following resolutions, subject to shareholder approval, where required: (i) adoption of the 1996 stock option plan pursuant to which options for the purchase of 2,000,000 shares of common stock may be granted to employees, directors and consultants of the Company; (ii) amendment of its 1992 stock option plan (see
Note 11) to provide that no additional options would be granted under such plan; (iii) adoption of its 1996 director stock option plan to authorize for issuance up to a total of 350,000 shares of common stock; (iv) adoption of the 1996 employee stock purchase plan which becomes effective upon the closing of an initial public offering of the Company's common stock, and authorized the issuance of up to a total of 500,000 shares of common stock to participating employees, (v) authorization of the issuance of up to 50,000,000 shares of common stock and (vi) authorization of the issuance of up to 5,000,000 shares of preferred stock, effective upon the closing of an initial public offering of the Company's common stock.

  In April 1996, the Company's line of credit agreement (see Note 8) was amended to change certain terms and covenants. The line expires in May 1997 and provides that the interest rate be reduced to the bank's prime rate upon successful completion of an initial public offering of the Company's common stock. Under the line of credit agreement, the Company can borrow up to an additional $500,000 for the purchase of equipment at the bank's prime rate plus 2% until October 1996.

  In April 1996, the Company entered into a license agreement with a company to license exclusive worldwide rights to certain technology for a 10 year term, expiring in April 2006. In connection with the agreement, the Company agreed to pay $1,000,000 in upfront license payments, as well as royalties based on future net sales, subject to minimum royalties which are creditable against actual royalties.

[A PICTURE UNDER THE CAPTION "THORACOTOMY" ILLUSTRATING OPEN THORACIC SURGERY (THORACOTOMY) AND A PICTURE UNDER THE CAPTION "THORACOSCOPY" ILLUSTRATING THE USE OF THORACOSCOPIC INSTRUMENTATION (INCLUDING TROCARS, INSTRUMENTS, A THORACOSCOPE AND CAMERA) IN MINIMALLY INVASIVE THORACIC SURGERY (THORACOSCOPY) VIEWED FROM OUTSIDE THE BODY APPEAR HERE]



  Traditional open thoracic surgery (thoracotomy) requires a six to eight inch incision and spreading the ribcage or removing ribs. In contrast, minimally invasive thoracic surgery (thoracoscopy) is performed through small puncture openings between the ribs with the aid of a thoracoscope attached to a camera and video monitor. Microsurge is developing a family of surgical instrumentation for use in thoracoscopy and expects to release eight thoracoscopic products by the end of 1996. Microsurge believes that the availability of surgical instrumentation and training programs specifically designed for thoracoscopic surgery may significantly increase the use of thoracoscopy.


  The above pictures are for illustrative purposes only and are not drawn to scale.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIV-ERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                --------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  23
Management...............................................................  44
Certain Transactions.....................................................  52
Principal Stockholders...................................................  54
Description of Capital Stock.............................................  57
Shares Eligible for Future Sale..........................................  59
Underwriting.............................................................  61
Legal Matters............................................................  63
Experts..................................................................  63
Change in Independent Accountants........................................  63
Additional Information...................................................  63
Index to Financial Statements............................................ F-1

                                --------------

UNTIL    , 1996 (25 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIRE-MENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

3,000,000 SHARES

(MICROSURGE LOGO)


COMMON STOCK
($.001 PAR VALUE)


SALOMON BROTHERS INC

RAYMOND JAMES & ASSOCIATES, INC.

VECTOR SECURITIES INTERNATIONAL, INC.

PROSPECTUS

DATED     , 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts. All amounts shown are estimates except for the Securities and Exchange Commission ("SEC") registration fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee.

   SEC Registration Fee............................................... $ 18,559
   NASD Filing Fee....................................................    5,882
   Nasdaq Listing Fee.................................................   40,000
   Blue Sky Fees and Expenses.........................................    4,125
   Transfer Agent and Registrar Fees..................................    3,500
   Accounting Fees and Expenses.......................................  200,000
   Legal Fees and Expenses............................................  250,000
   Printing, Engraving and Mailing Expenses...........................  150,000
   Miscellaneous......................................................  127,934
                                                                       --------
     Total............................................................ $800,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article EIGHTH of the Registrant's Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

  Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

  Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

  Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the full extent permitted by such law as so amended.

  Article NINTH also permits the Company to purchase and maintain insurance, at the Company's expense, to protect any director against any expense, liability or loss incurred by such director in such capacity or arising out of his status as such.

  Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

 (a) Issuances of Capital Stock, Notes and Warrants

  Since March 31, 1993, the Registrant has sold the following securities that were not registered under the Securities Act:

    1. On April 3, 1993, April 4, 1994 and April 1, 1995, the Company issued and sold an aggregate of 7,245 shares of Common Stock for an aggregate purchase price of $3,375 to a consultant to the Company upon the exercise of stock options (outside of the Company's 1992 Stock Option Plan) by such individual pursuant to Rule 701 promulgated under the Securities Act ("Rule 701").

    2. On June 17, 1993, the Registrant issued a seven-year warrant to purchase 28,977 shares of Series C Senior Convertible Preferred Stock at an exercise price of $2.37 per share to an equipment leasing company in connection with an equipment lease with such entity pursuant to Section 4(2) of the Securities Act ("Section 4(2)").

    3. On January 19, 1994, January 20, 1994, February 23, 1994 and February 24, 1994, the Registrant issued and sold an aggregate of 90,159 shares of Common Stock for an aggregate purchase price of $455,000 to four financial investors upon the exercise of warrants by such financial investors pursuant to Section 4(2).

    4. On February 1, 1994, the Registrant issued 2,898 shares of Common Stock to a company pursuant to the terms of a license agreement between the Registrant and such company pursuant to Section 4(2).

    5. On June 29, 1994, the Registrant issued and sold an aggregate of 2,181,818 shares of Series D Senior Convertible Preferred Stock to two individuals and 15 entities for an aggregate purchase price of $6,000,000 pursuant to Regulation D promulgated under the Securities Act ("Regulation D") and Section 4(2).

    6. On June 29, 1994, the Registrant issued a five-year warrant to purchase 17,250 shares of Series D Senior Convertible Preferred stock at an exercise price of $2.75 per share to a placement agent in connection with services provided by such placement agent to the Registrant pursuant to
  Section 4(2).

    7. On July 1, 1994, the Registrant issued stock options (outside of its 1992 Stock Option Plan) to purchase an aggregate of 9,917 shares of Common Stock for an aggregate exercise price of $50,050 to a consultant in connection with the provision of services to the Registrant by such consultant pursuant to Rule 701.

    8. On August 1, 1994, the Registrant issued and sold an aggregate of 16,392 shares of Common Stock for an aggregate purchase price of approximately $26 to four financial investors pursuant to Section 4(2).

    9. On August 3, 1994, the Registrant issued an aggregate of 20,286 shares of Common Stock to two companies in connection with the execution of two license agreements with such companies pursuant to Section 4(2).

    10. On August 4, 1994, the Registrant issued stock options (outside of its 1992 Stock Option Plan) to purchase an aggregate of 117,852 shares of Common Stock for an aggregate exercise price of $595,000 to two companies in connection with the execution of two license agreements with such companies pursuant to Section 4(2).

    11. On September 12, 1994, the Registrant issued a seven-year warrant to purchase 14,545 shares of Series D Convertible Preferred Stock at an exercise price of $2.75 per share to an equipment leasing company in connection with an equipment lease with such company pursuant to Section 4(2).

    12. On September 18, 1995, the Registrant issued and sold an aggregate of 1,511,935 shares of Series E Convertible Preferred Stock to three individuals and 16 entities for an aggregate purchase price of $4,157,821 pursuant to Regulation D and Section 4(2).

    13. On February 28, 1996 and March 29, 1996, the Registrant issued and sold a series of convertible subordinated notes in the aggregate original principal amount of $2,334,414 and accompanying three-year warrants to purchase shares of Common Stock to one individual and 14 entities pursuant to Regulation S promulgated under the Securities Act ("Regulation S"), Regulation D and Section 4(2). The principal amount of these Notes together with all accrued interest thereon will be converted into shares of Common Stock upon the closing of the offering.

 (b) Grants and Exercises of Stock Options

  The Registrant's 1992 Stock Option Plan was adopted by the stockholders of the Company in November, 1992. As of March 31, 1996, options to purchase 32,022 shares of Common Stock had been exercised for an aggregate consideration of $15,000 and options to purchase 686,345 shares of Common Stock were outstanding under such plan. In May 1996, the Company granted options to purchase 274,694 shares of Common Stock under such plan.

  The Registrant's 1996 Stock Option Plan, 1996 Director Option Plan and 1996 Employee Stock Purchase Plan were adopted by the Company in April 1996. These plans will become effective upon the closing of this offering and, as of March 31, 1996, no shares have been issued under these plans.

  As described above, the shares of capital stock and securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act or Regulation D, Regulation S or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering or made outside of the United States or other exemption from registration.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
    1.1*   Form of Underwriting Agreement.
    3.1*   Restated Certificate of Incorporation, as amended, of the
           Registrant, including form of Certificate of Amendment to be filed prior to the effectiveness of this Registration Statement.
    3.2*   Form of Amended and Restated Certificate of Incorporation of the
           Registrant to be filed upon the closing of the public offering.
    3.3*   Amended and Restated By-Laws of the Registrant.
    4.1    Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant.
    5.1    Form of opinion of Hale and Dorr with respect to the validity of the securities being offered.
   10.1*   1992 Stock Option Plan.
   10.2*   1996 Stock Option Plan.
   10.3*   1996 Director Stock Option Plan.
   10.4*   Registration Agreement, dated June 29, 1994, among the Registrant and the Investors listed therein, as amended.
   10.5*   Employment Agreement, dated March 4, 1991, between the Registrant and E. James Hutchens, as amended.
   10.6*   Lease, dated July 19, 1991, between the Registrant and Trustees of
           New England Industrial Center Trust, as amended.
   10.7+*  Patent License Agreement, dated August 3, 1994, among the
           Registrant, Sugar Surgical Technologies, Inc., Dr. David J.
           Sugarbaker and Brigham & Women's Hospital, as amended.
   10.8+*  License Agreement, dated August 3, 1994, among the Registrant, Sugar
           Surgical Technologies, Inc. and Dr. David Sugarbaker, as amended.
   10.9*   Consulting Agreement, dated August 3, 1994, between the Registrant and Dr. David Sugarbaker, as amended.
   10.10+* Non-Statutory Stock Option Agreement dated August 3, 1994, between the Registrant and Sugar Surgical Technologies, Inc., as amended.
   10.11+* License Agreement, dated April 9, 1996, between the Registrant and
           Endoscopic Concepts, Inc.
   10.12+* Design, Development and Manufacturing Agreement, dated March 13,
           1996 between the Registrant and Design Standards Corporation.
   10.13*  Loan Agreement, dated October 13, 1994, between the Registrant and
           Silicon Valley Bank, as amended.
   10.14*  Form of 1996 Common Stock Purchase Warrant of the Registrant.
   10.15   Amendment dated May 23, 1996 to 1992 Stock Option Plan.
   11*     Statement regarding computation of per share earnings.
   16*     Letter regarding change in certifying accountant.
   23.1    Consent of Hale and Dorr (included on page II-6).
   23.2    Consent of Coopers & Lybrand L.L.P. (included on page II-7).
   23.3    Consent of Hamilton, Brook, Smith & Reynolds, P.C. (included on page
           II-8).
   24*     Powers of Attorney.
   27*     Financial data schedule.

- --------
 *Previously filed.

 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

 (b) Financial Statement Schedules

  All other schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 [HALE AND DORR LETTERHEAD APPEARS HERE]


                               May 29, 1996

Microsurge, Inc.

150 A Street

Needham, MA 02194

  Re:Microsurge, Inc. Registration Statement on Form S-1

Dear Sirs:

  We hereby consent to the reference to our firm under the caption "Legal Matters" in Microsurge, Inc.'s Registration Statement on Form S-1.

                                          Very truly yours,

                                          HALE AND DORR

  THIS IS THE FORM OF THE CONSENT WHICH WILL BE ISSUED UPON EFFECTIVENESS OF THE STOCK SPLIT DESCRIBED IN NOTE 14 TO THE FINANCIAL STATEMENTS.

Boston, Massachusetts                     Coopers & Lybrand L.L.P.

May 28, 1996


                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in Amendment No. 3 to the registration statement on Form S-1 (File No. 333-4112) of our report dated April 19, 1996, except as
to the information in Note 14, for which the date is      , 1996, on our
audits of the financial statements of Microsurge, Inc. We also consent to the references to our firm under the captions "Experts" and "Selected Financial Data."

Boston, Massachusetts                     Coopers & Lybrand L.L.P.

May 28, 1996

         [HAMILTON, BROOK, SMITH & REYNOLDS LETTERHEAD APPEARS HERE]


                                                               May 29, 1996

Microsurge, Inc.
150 A Street
Needham, MA

  Re:Microsurge, Inc.
  Registration Statement on Form S-1

Dear Sirs:

  We hereby consent to the reference to our firm under the caption "Experts" in Microsurge, Inc.'s Registration Statement on Form S-1.

                                          Very truly yours,

                                          Hamilton, Brook, Smith & Reynolds,
                                          P.C.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Needham, Commonwealth of Massachusetts, on this 28th day of May, 1996.

                                          Microsurge, Inc.

                                                   /s/ Kathleen A. Barry
                                          By: _________________________________
                                             KATHLEEN A. BARRY CHIEF FINANCIAL
                                                   OFFICER AND TREASURER

  Pursuant to the requirements of the Securities Act, this Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE

         E. James Hutchens*            President, Chief
- -------------------------------------  Executive Officer         May 28, 1996
          E. JAMES HUTCHENS            and Director
                                       (Principal Executive
                                       Officer)

        /s/ Kathleen A. Barry          Chief Financial
- -------------------------------------  Officer                   May 28, 1996
          KATHLEEN A. BARRY            and Treasurer
                                       (Principal Financial
                                       and Accounting
                                       Officer)

          Joseph F. Lovett*            Director
- -------------------------------------                            May 28, 1996
          JOSEPH F. LOVETT

           Brian H. Dovey*             Director
- -------------------------------------                            May 28, 1996
           BRIAN H. DOVEY

         Robert F. Higgins*            Director
- -------------------------------------                            May 28, 1996
          ROBERT F. HIGGINS

         Daniel J. Mitchell*           Director
- -------------------------------------                            May 28, 1996
         DANIEL J. MITCHELL

         /s/ Kathleen A. Barry
*By: ________________________________
           KATHLEEN A. BARRY
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
  1.1*   Form of Underwriting Agreement.................................
  3.1*   Restated Certificate of Incorporation, as amended, of the
         Registrant, including form of Certificate of Amendment to be filed prior to the effectiveness of this Registration
         Statement......................................................
  3.2*   Form of Amended and Restated Certificate of Incorporation of
         the Registrant to be filed upon the closing of the public
         offering.......................................................
  3.3*   Amended and Restated By-Laws of the Registrant.................
  4.1    Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant.......................................
  5.1    Form of Opinion of Hale and Dorr with respect to the validity of the securities being offered................................
 10.1*   1992 Stock Option Plan.........................................
 10.2*   1996 Stock Option Plan.........................................
 10.3*   1996 Director Stock Option Plan................................
 10.4*   Registration Agreement, dated June 29, 1994, among the
         Registrant and the Investors listed therein, as amended........
 10.5*   Employment Agreement, dated March 4, 1991, between the
         Registrant and E. James Hutchens, as amended...................
 10.6*   Lease, dated July 19, 1991, between the Registrant and Trustees of New England Industrial Center Trust, as amended.............
 10.7+*  Patent License Agreement, dated August 3, 1994, among the
         Registrant, Sugar Surgical Technologies, Inc., Dr. David J.
         Sugarbaker and Brigham & Women's Hospital, as amended..........
 10.8+*  License Agreement, dated August 3, 1994, among the Registrant,
         Sugar Surgical Technologies, Inc., and Dr. David Sugarbaker, as
         amended........................................................
 10.9*   Consulting Agreement, dated August 3, 1994, between the
         Registrant and Dr. David Sugarbaker, as amended................
 10.10+* Non-Statutory Stock Option Agreement dated August 3, 1994, between the Registrant and Sugar Surgical Technologies, Inc.,
         as amended.....................................................
 10.11+* License Agreement, dated April 9, 1996, between the Registrant and Endoscopic Concepts, Inc. .................................
 10.12+* Design, Development and Manufacturing Agreement, dated March
         13, 1996 between the Registrant and Design Standards
         Corporation....................................................
 10.13*  Loan Agreement, dated October 13, 1994, between the Registrant and Silicon Valley Bank, as amended............................
 10.14*  Form of 1996 Common Stock Purchase Warrant of the Registrant...
 10.15   Amendment dated May 23, 1996 to 1992 Stock Option Plan.........
 11*     Statement regarding computation of per share earnings..........
 16*     Letter regarding change in certifying accountant...............
 23.1    Consent of Hale and Dorr (included on page II-6)...............
 23.2    Consent of Coopers & Lybrand L.L.P. (include on page II-7).....
 23.3    Consent of Hamilton, Brook, Smith & Reynolds, P.C. (included on page II-8).....................................................
 24*     Powers of Attorney.............................................
 27*     Financial data schedule .......................................

- --------
 *Previously filed.

 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.